UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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New York Community Bancorp, Inc.
(Name of Registrant as specified in its Charter)

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New York Community Bancorp, Inc.

2022

PROXY STATEMENT & NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS

10:00 a.m., Wednesday, June 1, 2022

April 22, 2022
Dear Fellow Shareholders:
You are cordially invited to attend the Annual Meeting of Shareholders of New York Community Bancorp, Inc., the holding company for New York Community Bank. The meeting will be held in a “virtual” format through a live webcast on Wednesday, June 1, 2022, at 10:00 a.m. Eastern Daylight Time. You will be able to attend the Annual Meeting, vote, and submit questions by visiting www.virtualshareholdermeeting.com/NYCB2022.
The attached Notice and Proxy Statement describes the formal business to be transacted at the Annual Meeting, including with respect to the Company’s corporate governance, executive compensation, and other matters arising during a most extraordinary year.
Last year was an exciting one for our Company in many ways. Financially, net income available to common stockholders increased 18% to $563 million, making it the best we have ever reported in 27 years as a public company, while our diluted earnings per share was the highest level since 2005. On a year-over-year basis, our loans grew 7%, which was above our mid-single digit target, core deposits increased 20%, and our net interest margin expanded 23 basis points, while our asset quality remained strong and continues to rank among the best in the industry.
In addition to these very strong financial results – achieved during a period of continuing operational and economic challenges for all of us due to the lingering COVID pandemic – during the past year we took several important steps to build a foundation for growth as well as stability, moving away from a model that has been narrowly focused on multi-family lending supported by CDs and wholesale borrowings.
We are most grateful for the overwhelming support that our shareholders have given in voting to approve our planned merger with Flagstar and are hopeful that with regulatory approvals we will soon be able to get started with the promising business of putting the two companies together (which we have been planning for since announcing the transaction last year). We believe the merger offers many opportunities for the combined companies to strengthen our balance sheets, unite talented leaders, and expand our businesses.
The Flagstar transaction promises to be transformative in many ways, including through the $28 billion commitment we have made under our five-year Community Benefits Agreement developed with the National Community Reinvestment Coalition and its affiliate institutions. We believe that, upon the merger closing, this important and substantial agreement will provide greater economic opportunities for low-to-moderate income communities and communities of color and help bridge the racial wealth gap throughout our combined service areas.
New York Community Bank for many years has been recognized as a strong supporter of community investment through our multi-family lending in the New York metropolitan area. We expanded these efforts by joining with the newly formed Minority Depository Institution Innovation Committee, which will serve as a vital pathway to modernizing the technology capabilities at minority depository institutions, many of which are underinvested in technology. We look forward to working with other members of the Committee, including the National Black Bank Foundation, to ensure that communities of color can access capital and build wealth through a robust Black banking sector.
As we look to create more shareholder value in the years ahead, we expanded our core competencies with initiatives that will drive lower-cost deposit growth and revenue. I have made it a priority for the Company to leverage our deep lending relationships to ask borrowers to expand their deposit accounts with us. In addition, we have begun a Banking as a Service (“BaaS”) initiative to drive low cost deposits (now at $1.0 billion in balances at year-end). In addition to BaaS, the digital arena offers promising new opportunities. Last year we entered into a strategic partnership and made an investment in Figure Technologies, Inc., a leading FinTech provider. We believe that the use of blockchain technology has the potential to transform the financial services industry and change the payment system. Last year, we were also the first bank to successfully complete groundbreaking tests of a digital payment process through the creation of a blockchain-based tokenized deposit.
We are also excited to launch our Cities for Financial Empowerment Fund, “Bank On” account and our new Spanish language version of the New York Community Bank direct bank website (www.myNYCB.com) and on-line bank website (www.MyBankingDirect.com), further demonstrating our expanding commitment to the communities we serve through promotion of financial inclusion for underbanked and unbanked consumers.

Our recent achievements and the success of our plans for growth are being made possible through the incredibly hard work of the Company’s many talented employees. I thank all of our employees for their tireless dedication. In recognition of their hard work, New York Community Bank recently was named as the top retail bank in the New York tristate region based on overall customer satisfaction in the J.D. Power 2022 U.S. Retail Banking Satisfaction StudySM. This honor is even more satisfying given that the recognition comes from our customers and underscores our customer first philosophy. We also are proud of our recognition as the Top Bank in the Country for Best Overall Customer Experience based on a survey conducted by American Banker.
The Board of Directors and I plan to continue cultivating our service-focused culture as a basis for the trust upon which our customer base has placed with us, including as we transition to a more modern and diverse banking platform capable of delivering innovative, differentiated experiences that meet the changing demands and expectations of consumers.
Finally, our future will depend upon all of us doing our part to advance the environmental, social, and governance goals that our culture, and the world at large, has embraced. We intend to do our part and have begun the process of building governance and operational programs that will allow us to more accurately identify and measure climate impacts within our business, examine ways for us to better serve the diverse communities where our business is conducted, and steward our Company in a manner befitting the highest governance standards. Like many others, we are working hard now to address legacy problems like climate change and racial inequality. We have formed management working groups that already are addressing my charge to lead, not follow in these important areas, and I am proud to be associated with the Directors and many employees who recognize this as one of our highest priorities.
As we come together again as investors in New York Community Bancorp, Inc., I encourage you to cast your vote by signing, dating, and returning the proxy card promptly, or by voting online or by telephone as instructed on the proxy card. As the holders of a majority of the common stock entitled to vote must be represented, either in person or by proxy, to constitute a quorum at the meeting, we would appreciate your timely response.
Directors and officers of New York Community Bancorp, Inc., as well as representatives of KPMG LLP, the Company’s independent registered public accounting firm, will be present at the meeting and will be pleased to respond to any questions you may have.
On behalf of the Board of Directors, officers, and employees of New York Community Bancorp, Inc., we thank you for your continued interest and support.
Sincerely,

Thomas R. Cangemi Chairman of the Board President and Chief Executive Officer

April 22, 2022
Fellow Shareholders:
On behalf of New York Community Bancorp, Inc.’s Board of Directors, I am pleased to comment on some of the many positive developments in the Company’s strategic directions and governance since my letter to you last year.
Under the leadership of our new Chairman, President and Chief Executive Officer Thomas Cangemi, the Company is progressing rapidly towards several significant new strategic frontiers, expanding from our historical thrift model – which focused on New York City multifamily loans funded by higher cost deposits and wholesale borrowings – to important new pinnacles for lending, funding, and fee income generation. From the start of his term last year, Tom has articulated a strong vision for our future and provided confident leadership to accomplish our new strategic priorities, including in areas such as deposit gathering, digital banking, our pending merger with Flagstar Bancorp, Inc., and our ESG initiatives.
We continue to look forward to receiving regulatory approval for our transformative merger with Flagstar and are proceeding with detailed planning for that across the entire organization. The receipt of regulatory approvals and the completion of the merger will allow us to begin fulfilling the promises made in our Community Benefits Agreement with the National Community Reinvestment Coalition to accelerate our transformation to a full-fledged commercial bank. With these changes, and Tom’s fresh perspective, we expect to be able to further enhance shareholder value and provide many important benefits for the communities served by both New York Community Bank and Flagstar Bank.
The Board is committed to supporting our new strategic goals by adding highly qualified new members. We are pleased to have found such a member in Marshall Lux, a prominent financial services industry professional who joined the Boards of Directors of the Company and New York Community Bank on February 23, 2022, following the passing of John M. Tsimbinos. John was a respected and well-regarded member of the Board and a friend to all of those who worked with him. He put his expertise and experience at the service of the Company for almost two decades and he will be truly missed.
As noted in the accompanying proxy statement, the Board neither supports nor opposes the proposal to eliminate the Company’s classified Board structure, but recognizes that such change would require modification to foundational provisions of the Company’s charter, originally designed to maintain the organization’s strength and stability (including the requirement for a “supermajority vote” to amend the charter). The Board members and I nevertheless believe that the significant changes in our membership – with the addition of Marshall Lux and the expected addition of several new members from Flagstar – will allow us to achieve a high level of dynamism and refreshment through the near term.
Finally, all of us on the Board share a common vision to support important ESG objectives emerging in our changing world and we have directed management to prioritize compliance with evolving new environmental, social, and governance standards for operating the Company as a a protector of employees, customers, the environment, and the communities where we operate, and as a model of strong and diverse leadership. While we, like many others, are just beginning to understand the new and evolving paradigms in these areas, I firmly believe that by next year the Company will be able to report on significant progress in addressing the ESG goals of greatest concern to our shareholders and the broader communities that we serve.
In the accompanying proxy statement, we share information about the Board’s role in shaping our values, governance, and strategy. We hope you will take the time to read it. Whether or not you can attend the annual meeting, we welcome your participation with the New York Community Bancorp, Inc. Board and management team and thank you for your continued interest and support.
Sincerely,

Hanif “Wally” Dahya Presiding Director

MEETING NOTICE

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS
OF NEW YORK COMMUNITY BANCORP, INC.
DATE AND TIME:	Wednesday, June 1, 2022 at 10:00 a.m., Eastern Daylight Time.

PLACE:
The 2022 Annual Meeting of Shareholders of New York Community Bancorp, Inc. (the “Company”) will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/NYCB2022.

ITEMS OF BUSINESS:	1)	The election of three directors to three-year terms;
	2)	The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022;
	3)	Approval, on a non-binding advisory basis, of New York Community Bancorp, Inc.’s Named Executive Officer compensation;
	4)	A proposal to amend the Amended and Restated Certificate of Incorporation of the Company in order to provide for shareholder action by written consent;
	5)	To consider a shareholder proposal requesting Board action to eliminate the classified Board by approving amendments to the Amended and Restated Certificate of Incorporation of the Company; and
	6)	Such other matters as may properly come before the meeting or any adjournments thereof, including whether or not to adjourn the meeting.

WHO CAN VOTE:	You are entitled to vote if you were a shareholder of record at the close of business on Tuesday, April 5, 2022.

VOTING:
We urge you to participate in the meeting, either by attending and voting in person or by voting as promptly as possible by telephone, through the Internet, or by mailing your completed proxy card (or voting instruction form, if you hold your shares through a broker, bank, or other nominee). Each share is entitled to one vote on each matter to be voted upon at the annual meeting. Your vote is important and we urge you to exercise your right to cast it.

MEETING ADMISSION:
To be admitted to the meeting at www.virtualshareholdermeeting.com/NYCB2022, you must enter the control number found on the proxy card, voting instruction form, or notice you received. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.

2021 ANNUAL REPORT:	A copy of our 2021 Annual Report to Shareholders, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, accompanies this Notice and Proxy Statement.

DATE OF DISTRIBUTION:	This Notice, the Proxy Statement, and the proxy card are first being made available or mailed to shareholders on or about April 22, 2022.
By Order of the Board of Directors,

R. Patrick Quinn
Senior Executive Vice President,
General Counsel and Corporate Secretary
Hicksville, New York
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 1, 2022
The Company’s Notice of Annual Meeting, Proxy Statement, and 2021 Annual Report to Shareholders
are available, free of charge, at www.proxyvote.com.

Proxy Statement Summary	1
Shareholder Outreach and Recent Initiatives	6

Environmental, Social and Governance (ESG)	8
Corporate Governance	12
Director Independence	12
Board Leadership Structure	13
Board’s Role in Risk Oversight	14
Other Governance Practices	16
Board Committees	18
Director Attendance at Annual Meetings	22
Communication With The Board of Directors	22
Procedures For Shareholders To Recommend Directors	23
Information with Respect to Nominees, Continuing Directors, and Executive Officers	24

Executive Compensation and Related Information	25
I. Compensation Discussion and Analysis	25
A. Introduction	25
B. Governance Framework for Our Compensation Decisions	28
C. Our Executive Compensation Decision Making Process	29
D. Elements of Compensation	31
E. Other Considerations	39
II. Compensation Committee Report	41
III. Executive Compensation Tables	42

Proposal 1: Election of Directors	50
Director Qualifications and Business Experience	52
Business Experience of Named Executive Officers Who are Not Directors	61
Director Succession	62
Directors’ Compensation	62
Transactions with Certain Related Persons	65
Section 16(a) Beneficial Ownership Reporting Compliance	66
Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm	67
Audit Committee Report to Shareholders	67
Audit and Non-Audit Fees	68
Proposal 3: Advisory Vote on Approval of Compensation of the Company’s Named Executive Officers	69
Proposal 4: Proposal to Eliminate the Restrictions of Shareholder Action By Written Consent by approving amendments to the Amended and Restated Certificate of Incorporation.	70
Proposal 5: Shareholder Proposal Requesting Board Action To Eliminate the Classified Board by Approving Amendments to the Amended and Restated Certificate Of Incorporation.	73

Information About Our Annual Meeting and Solicitation of Proxies	75
Benefit Plan Voting	79
Security Ownership of Certain Beneficial Owners	80
Additional Information	81
APPENDIX A	A-1
APPENDIX B	B-1

PROXY SUMMARY

PROXY STATEMENT SUMMARY
This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting. For more complete information regarding our 2021 performance, please review our 2021 Annual Report on Form 10-K, which accompanies this document.
VOTING MATTERS:
Voting Matters:		Recommendation of the Board:
Proposal 1	The election of three directors to three-year terms.	FOR ALL
Proposal 2	Ratification of the appointment of KPMG, LLP as our independent registered public accounting firm for 2022.	FOR
Proposal 3	Approval, on a non-binding advisory basis, of New York Community Bancorp, Inc.’s Named Executive Officer compensation.	FOR
Proposal 4	A proposal to amend the Amended and Restated Certificate of Incorporation of the Company in order to provide for shareholder action by written consent.	FOR
Proposal 5
A shareholder proposal requesting Board action to amend the Amended and Restated Certificate of Incorporation of the Company in order to phase out the classification of the Board of Director and provide instead for the annual election of directors.
NEUTRAL
HIGHLIGHTS:
Company Profile:
New York Community Bancorp, Inc. is the largest savings bank holding company in the nation and New York Community Bank is one of the leading depositories in most of the markets it serves. Our roots go back to 1859, when we were chartered by the State of New York in Queens, a borough of New York City. Since then, we have grown from a single branch in Flushing to 237 branch offices in five states.

Based in Hicksville, NY, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank. At December 31, 2021, the Company reported assets of $59.5 billion, loans of $46 billion, deposits of $35.1 billion, and shareholders’ equity of $7.0 billion.

•
We compete for depositors in these diverse markets by emphasizing service and convenience, with a comprehensive menu of traditional and non-traditional products and services, and access to multiple service.

•	We underwrite our loans in accordance with conservative credit standards in order to maintain a high level of asset quality.
•
We originate asset-based loans, dealer floor-plan loans, and equipment loans and leases to large corporate obligators in stable industries nationwide through the Community Bank’s specialty finance subsidiary, NYCB Specialty Finance LLC.

PROXY SUMMARY

Performance Highlights[1]:
In 2021, our Company reported net income available to common shareholders of $563 million, or diluted earnings per common share of $1.20. This represents a return on average tangible assets of 1.12% and a return on average tangible common equity of 14.61%.

1	Return on average tangible assets and return on tangible common equity are non-GAAP financial measures. Please see Appendix A for a reconciliation of these non-GAAP measures.

PROXY SUMMARY

Performance Highlights (cont’d)
•
We paid our shareholders an annual dividend of $0.68 per common share, which translates into total cash dividends of $315.9 million for our common shareholders. As of the record date for the Annual Meeting, this reflected a 6.5% dividend yield on our stock.

•	Reflecting our profitability – and our capital position – we have distributed $6.7 billion of quarterly cash dividends over the past 108 quarters and repurchased $1.2 billion of our shares.
•	Over the course of our public life, we have produced multi-family loans totaling $107.2 billion, including $8.3 billion in 2021.
•	Likewise, we have produced commercial real estate loans totaling $23.4 billion, including $892.9 million in 2021 alone.
•
From 1993 through the end of 2021, we recorded a mere 107 basis points of losses (cumulative charge-offs as a percent of average loans), in contrast to an industry average of 2,454 basis points during the same time.

•	From 1993 through 2021, our average efficiency ratio was 39.9%, in contrast to the 60.74% industry average (as reported by S&P Global Market Intelligence).
•	Over the course of our public life, we have expanded our balance sheet by $35.3 billion through 10 mergers and acquisitions, involving seven in-market competitors and two out-of-market banks.
Executive Compensation Highlights:
The following provides an overview of 2021 executive compensation:
•
The Compensation Committee revised our annual cash incentive plan for senior management to incorporate budget-based, weighted targets for operating earnings and ROAA. The Committee also added a strategic/qualitative scorecard to provide a more holistic assessment of the Company’s performance. The Company recorded results under the new plan design at the stretch level.

•
The Committee made grants under the 2021 long-term equity incentive plan which had two components: (i) an award of time-based vested restricted stock with three-year vesting and (ii) a three-year (2021-2023) performance-based equity award with payouts based on the Company’s performance with respect to two metrics (earnings per share growth and return on average tangible common equity) relative to an industry index group. Awards were made at the target level.

•
The Committee authorized base salary adjustments for our CEO and CFO when they assumed their present positions. The adjustments reflected consideration of market data and their positioning relative to other senior executives. In addition, the Committee made one-time promotional grants of restricted stock to each executive with five-year vesting.

• For a detailed discussion of our 2021 executive compensation program, see Compensation Discussion and Analysis in this Proxy Statement.

PROXY SUMMARY

Governance Highlights:
We are committed to maintaining the highest standards of corporate governance. Strong corporate governance practices help us achieve our performance goals and maintain the trust and confidence of our shareholders and other constituents. Highlights of our governance standards and policies include:

•	Our Board of Directors is comprised of individuals possessing a well-rounded variety of skills, knowledge, experience and perspectives and who have unique experience and perspectives on our business.
•
70% of our Board members satisfy New York Stock Exchange independence standards, and each of the Compensation, Audit, and Nominating and Corporate Governance Committees are comprised wholly of independent directors.

•	Our Presiding Director is the lead independent director with significant governance responsibilities.
•	Our Board recently welcomed a new member, Marshall J. Lux, who has significant qualifications and experience and appointed him to the Audit and Risk Assessment Committees of the Board.
•
Recognizing that diversity and inclusion benefits companies by providing a broad range of perspectives and insights, and continuing the Board’s focus on diversity and refreshment, the Board’s Board Development Subcommittee of the Nominating and Corporate Governance Committee has assisted with identifying candidates with a diversity of ethnicities and gender for potential Board service.

•	Our Bylaws provide for “proxy access,” allowing eligible shareholders to include their own nominees for director in the Company’s proxy materials.
•	Our Board recently approved amendments to the Company’s Bylaws lowering the retirement age requirement from 80 to 75 which will become effective upon regulatory approval.
•	Our Board and Board Committees perform annual self-evaluations and adopt action plans to implement changes when deemed necessary or appropriate.
•
Our Board Risk Assessment Committee, which meets the requirements for U.S. Bank Holding Companies under the Dodd-Frank Act’s Enhanced Prudential Standards, meets at least on a quarterly basis and oversees a robust and exacting enterprise risk management program.

•	Our Board has submitted a proposal to shareholders to provide for shareholder action by written consent by amending the Company’s Amended and Restated Certificate of Incorporation.
Community Support:
Service to our customers and the community is an important part of the New York Community Bank culture. We support the communities we serve through lending, investments, services, and charitable giving, including through New York Community Bank Foundation and Richmond County Savings Foundation, with the following notable highlights:

•	Annually, the Bank and the Foundations contribute over $3.7 million through grants, employee giving, sponsorships, pro bono, and in-kind donations.
•	New York Community Bank employees in 2021, despite the continuing impact of the coronavirus pandemic, volunteered approximately 1,700 hours for community organizations.
•	Almost 200 Bank employees have leadership roles within community organizations.
•	Employees participated in more than 135 community events and many were conducted virtually because of the continuing coronavirus pandemic.
•
The Foundations have awarded more than $97 million in grants to more than 6,200 community organizations since 2000, including $17 million for health and human services, $13.2 million for education, $16.8 million for civic and community organizations, and $16 million for arts and culture.

•	The Community Bank’s corporate philanthropy program contributes nearly $1.0 million annually to community organizations.

PROXY SUMMARY

Community Support (cont’d):
The Community Bank is a leading multifamily mortgage portfolio lender. While a significant share of multifamily mortgage loans are originated in New York and New Jersey, where rent-regulated apartment buildings are a predominant housing type, the Bank is also a leading multifamily mortgage portfolio lender in Ohio, Florida, and Arizona. The Community Bank originated multifamily loans that were primarily secured by non-luxury residential apartment buildings that feature rent-regulated units and below-market rents.

Many of the neighborhoods in which the Community Bank originated multifamily loans can be considered areas of naturally occurring affordable housing. In the last 10 years, the Community Bank’s multi-family lending in neighborhoods of naturally occurring affordable housing, primarily in low- and moderate-income areas, represented 65% of total originated loans and 53% of total originated loan amount. In New York City where the Community Bank originates a significant share of multi-family loans, 71% of the number of loans and 65% of total loan amount were originated in neighborhoods containing naturally occurring affordable housing more often found in low- and moderate-income areas.

Additionally, we continue to support communities impacted by disasters through corporate donations to relief organizations. We also provide our employees with paid time off to volunteer with community organizations and encourage our employees to lead philanthropic initiatives that matter to them. In response to the COVID-19 pandemic, the health, safety, and financial well-being of our customers and employees remained a top priority. Some of the actions we have taken to address these evolving needs include:

•
establishing a senior management working group, led by the Chief Operating Officer, that has met regularly throughout the pandemic to address and continually monitor developing health, safety, operational issues;

•	slowly transitioning employees back to the office in phases based upon essential need while continuing to maintain an effective work-from-home program for all of our employees;
•	ensuring customer access to our services, including through enhanced online and mobile banking platforms, while modifying physical access to our branch and other locations;
•
establishing a 24-hour help line for employees and their family members to speak with qualified clinicians and distribution of daily communications to ensure that employees were able to have ongoing access critical information about the pandemic and our responsive operations;

•	offering extensive loan modifications to our borrowers who required temporary assistance under a carefully structured and phased loan relief program;
•	providing customers with access to certain Small Business Administration pandemic related lending programs, including U.S. Small Business Administration’s the Paycheck Protection Program;
•	providing grants and donations to community organizations to address coronavirus concerns, including for PPE, surgical equipment, and to address food insecurity; and
•	targeting investments to select New York City not-for-profit companies that address small business lending needs.

SHAREHOLDER OUTREACH AND RECENT INITIATIVES

SHAREHOLDER OUTREACH AND RECENT INITIATIVES
Our management and Board value direct and transparent engagement with our shareholders and regularly seek opportunities to obtain feedback in connection with our governance, management compensation, and strategies. We embrace engagement as an important tenet of good governance and we value the views of our shareholders and other stakeholders. We believe that positive dialogue builds informed relationships that promote transparency and accountability, allowing us to respond more fully to the interests of our shareholders as they adjust to evolving governance and compensation norms in our competitive industry.
Our shareholder outreach program consists of regular management dialogue with the investor community (the “Management Outreach Program”) and formal outreach by our independent Board members to institutional shareholders (the “Board Outreach Program”).
As part of our Management Outreach Program, senior members of our management team conduct regular investor communications, including conferences, non-deal road shows (NDR) and individual and group conference calls with portfolio managers and industry analysts. Each quarter’s earnings press release is thoroughly reviewed in open investor conference calls with broad participation and significant Q&A by the analyst community. Our senior management regularly makes themselves available for such communications across the United States, focusing on elements of our strategic plans, consolidated business results and capital structure, and other topics of interest to shareholders. We believe that management can strengthen its ability to lead the Company by constructively discussing our business and strategy in such settings.
As part of the Management Outreach Program for 2021, Mr. Cangemi and John J. Pinto, our Chief Financial Officer, met with shareholders or prospective shareholders from 105 different institutions that consisted of 13 industry conferences and four NDR investment meetings.
In shareholder meetings held after the public release of our 2021 annual proxy statement last spring, we received further confirmation that shareholders acknowledge and appreciate the evolution of our executive pay program to a structure that improves the alignment of pay and performance. Shareholders encouraged the Company to continue to monitor peer programs and industry best practices and adjust the program as necessary to ensure consistency with these benchmarks. Our 2021 executive pay program reflected our efforts to improve our alignment with peer and industry practices.
Additionally, as part of the Board Outreach Program, our Presiding Director, the chair of the Board’s Compensation Committee, and the chair of the Board’s Nominating and Corporate Governance Committee participate in meetings with shareholders. For several years, the Company has conducted formal shareholder outreach in this manner in order to allow our Board members to hear directly from investors regarding their perspectives on our business. During such calls the Board members solicit feedback from institutional investors that is taken into account by the Board in making strategic and other corporate governance and compensation decisions.
The Board encourages participation from our shareholders in its outreach program. Participation levels vary from year-to-year. For this year’s Board Outreach Program, which began in early 2022, we contacted our 25 largest shareholders, who represented approximately 44% of our then-outstanding shares. Of those contacted, investors representing over 22% of the then-outstanding shares responded, and we were pleased that this group of shareholders expressed a very positive view of the Company and our executive pay program and did not feel that individual meetings were necessary.

SHAREHOLDER OUTREACH AND RECENT INITIATIVES

The following lists certain corporate governance themes addressed in our outreach discussions during the 2020 and 2021 annual shareholder meeting cycles:

What we heard	Our Response
Shareholders emphasized concerns regarding the ways the Company can help protect the environment and also further social goals, including diversity in our board and our workforce	✔
The Company is examining additional ways to improve its energy use and carbon emissions in our operations and also ways we can help our borrowers do the same. Among other things, management has established an ESG working group to evaluate and assess the many ways that we are impacted by these concerns.

Some shareholders favor declassification of the Board of Directors, while others favor a Board whose members are elected in multiple classes over three years	✔
In 2021, the Board proffered a proposal to phase out the classification of the board of directors by amending the Amended and Restated Certificate of Incorporation of the Company. The proposal did not receive the affirmative support of the percentage of the Company’s outstanding shares required for the proposal to pass. Our Board, consistent with its fiduciary duties, continues to regularly reexamine its position with respect to our classified board structure.

The Board of Directors should seek to refresh its members from time to time so that its composition reflects an appropriate mix of individuals by tenure, skills, expertise, experience, age, and gender in connection with current and future Company business needs
✔
The Board maintains a policy to consider a mix of individuals by tenure, skills, expertise, experience, age, gender, race, and ethnicity in connection with current and future Company business needs. In 2021, the Board formed a Board Development Subcommittee of the Nominating and Corporate Governance Committee to identify, assess, and make recommendations regarding new prospective candidates for membership on the Company and New York Community Bank Boards with a focus on finding qualified candidates who can fulfill the Board’s commitment to pursuing diversity as represented by age, gender, ethnicity, professional background and other considerations at every level of the Company and Community Bank.

Additional disclosure regarding the relationship between our NEO compensation programs and long-term value creation appears on page 25 of this proxy statement. Stockholders are urged to read the Compensation Discussion & Analysis section and other information in this Proxy Statement to better understand how the Company’s executive compensation program engages and aligns with the Company’s performance.
Results of Election of Directors at 2021 Annual Meeting – At our 2021 annual meeting of shareholders, Thomas R. Cangemi, Hanif “Wally” Dahya, and James J. O’Donovan were re-elected to the term of the Board that expires at the 2024 annual meeting of shareholders. Each received an affirmative vote of more than 80% of the votes cast for their re-election with the combined average percentage being 93% of the votes cast.
We value shareholder input and we encourage you to share your opinions with us. You can do so by writing to us at the address on page 83 of this proxy statement. You can also provide feedback on our executive compensation program by contacting us through our Investor Relations Department (please visit our website www.myNYCB.com) or through the other contacts identified on page 23 of this proxy statement.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG)

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG)
As a responsible steward of financial services, the Company integrates environmental, social, and governance considerations into its strategies through: corporate governance, human capital, responsible investments, risk management, ethics and integrity, and the environment. Additionally, like other public companies, we have begun the process of exploring new and more precise measurements of the environmental impacts of our business and ways to better address changing social and governance interests of our culture.
➣ ESG Progress and Opportunities

Recent Progress	Opportunities in Progress and on the Horizon
Environmental

Roadmap. Began the process to establish a roadmap and framework to achieve sustainability goals.

Resources. Working with climate experts to advise on environmental matters.

Accomplishments. Implemented several measures to reduce the Company’s environmental impact (see Environmental section below).

Carbon footprint. Calculate our own greenhouse gas emissions and set baseline so that we are positioned to set reduction targets.

Environmental initiatives. Work with environmental task force, facilities personnel and procurement to identify measures to improve the resource efficiency of our footprint and activities.

Portfolio Analysis. Initialize portfolio analysis on climate risk exposure.

Social

Diversity, Equity, and Inclusion (DEI).
• Provide learning opportunities that allow employees to deepen their understanding of diverse skills, opinions and knowledge.

• Identify, participate in and sponsor recruitment events focused on diversity, including those for individuals with disabilities, LGBTQ+, veterans and more.

• The Community Bank’s “My Community SimplyOne Checking” account was certified by the Cities for Financial Empowerment Fund as meeting the Bank On National Account Standards for 2021 – 2022. Bank On-certified accounts promote financial inclusion for the underbanked and unbanked consumers through standard account features that are low-cost, with robust transaction capabilities.

• A Spanish language version of the Community Bank website (www.myNYCB.com) and its direct banking website (www.MyBankingDirect.com) meeting the rising needs of our Spanish-speaking customer base.

• The Community Bank’s sponsored Foundations since their founding have awarded more than $97 million in grants to more than 6,200 community organizations since 2000, including $17 million for health and human services (e.g., Person Centered Care Services, On Your Mark), $13.2 million for education (e.g., SUNY Empire State College-Black Male Initiative, Girls Inc. of Long Island, CSJ Learning Connection, The Grace Foundation), $16.8 million for civic and community organizations (e.g., Urban League of Long Island, Urban League of Greater Phoenix, Habitat for Humanity, Legal Service for NYC), and $16 million for arts and culture (e.g., Hofstra University National Center for Suburban Studies, Women’s Diversity Network).

• In 2021, the corporate philanthropy program contributed
nearly $1.0 million to community organizations.

Culture. Continue to work toward infusing DEI into our programs and activities, internally and externally.

Talent. Focus on increasing talent from underrepresented communities in key business units and leadership roles.

CRA. Continue to expand access to housing for low-and-moderate income (LMI) individuals, support economic development and community revitalization in LMI communities, and improve financial capability and stability in LMI communities.

Community Benefits Agreement (CBA). Entered into a CBA with the National Community Reinvestment Coalition pursuant to which the Company will commit $28 billion in loans, investments, and other financial support to communities and people of color, LMI families and communities and small businesses over five years. The CBA was developed with NCRC and its members in conjunction with the Company’s pending merger with Flagstar Bancorp, Inc. and is subject to the closing of the merger.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG)

Recent Progress	Opportunities in Progress and on the Horizon

Community Reinvestment Act (CRA).
• Community Bank originated multifamily loans in the five footprint states – New York, New Jersey, Ohio, Florida, Arizona – that were primarily secured by non-luxury residential apartment buildings that feature rent-regulated units and below-market rents.

• Community Bank’s multi-family lending in neighborhoods of naturally occurring affordable housing, primarily in low- and moderate-income areas, represented 65% of total originated loans and 53% of total originated loan amount in 2021.

• In New York City where the Community Bank originates a significant share of multi-family loans 71% of the number of loans and 65% of total loan amounts were originated in neighborhoods containing naturally occurring affordable housing more often found in low- and moderate-income areas in 2021.

Wellness & Benefits. Continue to provide tools, resources and support to promote employees’ financial, emotional and physical well-being.

Governance and Disclosure

Strategy. Adopted initial ESG strategy and pillars.

Responsibility.
• Board assigned the Nominating & Corporate Governance Committee with ESG oversight; regular updates at Committee meetings scheduled.

• At the direction of the Board, the Chief Risk Officer established a management level ESG Working Group, whose members include senior leadership from key areas within the Company, which is charged with responsibility to address ESG issues including, among other things, climate risks, diversity, equity and inclusion, and disclosure.

• Scheduled regular updates on climate-related risks and opportunities for management.

• Incorporated climate risk into risk appetite policy.

• Established subject matter ESG sub-working groups to address environmental, social, and governance initiatives and report to the management level ESG Working Group.

Measurement. Establish qualitative and quantitative measurements to monitor ESG progress.

Implementation. Move forward with engagement of ESG advisors. Engage with advisors, working group, and task forces to operationalize solutions.

Risk management. Incorporate climate risk where possible within our existing risk management processes and policies.

Disclosure Standards. Begin the process of aligning ESG reporting with applicable SEC, accounting, regulatory, and industry standards.

Shareholder Outreach. Conduct first proactive ESG outreach effort in 2022; continue that outreach in 2023.

➣ Environmental
Our Company and employees are committed to making a positive impact every day, and we know that being a good steward of the Earth’s natural resources is an essential part of being a good corporate citizen and improving the future of those we serve. To this end, we have taken measures to reduce our environmental impact, including the following:
✔
Partnered with New York City’s energy company, Consolidated Edison, in its LED light replacement and exchange program and replaced old fixtures with LED light fixtures at several Community Bank branches;

✔	Upgraded Heating, Ventilation, and Air Conditioner (HVAC) systems to more energy efficient systems at several Community Bank branches and at the Company’s corporate headquarters;

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG)

✔	Replaced bottled water with water filtration systems at all corporate and branch locations;
✔
Ensured paper is recycled through vendor shredding program (resulting in approximately 2,858 trees, 804 cubic yards of landfill, 101,804 gallons of oil, 1,875,353 gallons of water, and 1,071,630 kilowatts of energy saved in 2021);

✔	Originated 40.7% of the Company’s toner cartridge usage from re-manufactured toner cartridges;
✔
Switched to paperless services in all branches; arranged new waste recycling / streaming program with waste management vendor; and implemented digital business strategies to reduce paper usage, postage and other support functions that impact the environment;

✔	Implemented utility use with energy saving smart technology at the Company’s corporate headquarters and throughout the Community Bank’s branch network;
✔	Replaced and upgraded insulation at corporate headquarters;
✔	Ensured that all offsite records storage vendors are recycling all Company records to be destroyed; and
✔	Developed and deployed virtual collaboration tools to reduce employee travel and commutes.
➣ Human Capital
At December 31, 2021, our workforce included 2,815 employees, including 1,493 retail employees and 1,322 back office employees.
We believe our employees are among our most significant resources and that our employees are critical to our continued success. We focus significant attention on attracting and retaining talented and experienced individuals to manage and support our operations. We pay our employees competitively and offer a broad range of benefits, both of which we believe are competitive with our industry peers and with other firms in the locations in which we do business. Our employees receive salaries that are subject to annual review and periodic benchmarking. Our benefits program includes a 401(k) Plan with an employer matching contribution, healthcare and other insurance benefits, flexible spending accounts and paid time off. Many of our employees are also eligible to participate in the Company’s equity award program.
We are proud to maintain a diverse and inclusive workforce that reflects the demographics of the communities in which we do business. Our company recognizes that the talents of a diverse workforce are a key competitive advantage. To increase diversity within our talent pool, we work with key stakeholders in our business locations to deepen our understanding of the local labor market and better position the organization to recruit and retain talent within under-represented communities. Additionally, we work with community and professional associations, colleges and universities and non-profits to deepen our understanding and better position our organization to recruit and retain talent within the Asian, Black, Latino, LGBTQ+, people with disabilities, neuro-diverse individuals and talent from other under-represented communities.
We strive to create and foster a supportive environment for all of our employees, and we are proud to share our business success with individuals whose cultural and personal differences support an innovative and productive workplace. Our workforce is 33% male and 67% female and women represent 47% of the Company’s leadership (defined to include employees at the level of vice president and above). In addition, for those employees identifying as such, approximately 49% of our workforce have diverse ethnic backgrounds. Our policies and practices reflect our commitment to diversity and inclusion in the workplace.
None of our employees are represented by a collective bargaining agreement. We believe our employee relations to be good.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG)

The following tables illustrate the ethnic and gender diversity of the Company’s executives, managers and employees as of December 31, 2021:

Gender, race and ethnic identity of our Executives and Managers, as otherwise known or provided voluntarily[1]
Year	Female	Male	Hispanic/Latino	White	Black or African American	Native Hawaiian or Pacific Islander	Asian	American Indian or Alaskan Native	Two or More Races
2021	496	292	112	490	102	2	71	2	9
2020	519	297	109	514	107	2	74	2	8
2019	527	287	109	517	107	3	69	2	7
2018	530	301	102	549	107	3	61	2	7

Gender, race and ethnic identity of our Employees, as otherwise known or provided voluntarily[1]
Year	Female	Male	Hispanic/Latino	White	Black or African American	Native Hawaiian or Pacific Islander	Asian	American Indian or Alaskan Native	Two or More Races
2021	1886	929	477	1433	448	9	393	12	43
2020	1980	968	497	1572	444	8	413	10	49
2019	2025	952	499	1560	465	8	389	10	46
2018	2057	1032	493	1683	462	10	375	10	33
1	Data aggregated above is provided voluntarily by our employees and included annually in the Company’s Equal Opportunity Employment Employer Information Report EEO-1. (2018-2021).
Our management teams and all of our employees are expected to exhibit and promote honest, ethical and respectful conduct in the workplace. All of our employees must adhere to a code of conduct that sets standards for appropriate behavior and all employees are required to complete annual training that focuses on preventing, identifying, reporting and stopping any type of unlawful discrimination.
The health and safety of our employees is also of critical importance. Throughout the COVID-19 pandemic, we maintained a remote work model, while implementing additional safety protocols for employees who, due to the nature of their positions, continue to work on-site. We maintain strict compliance with federal, state and local requirements that enhance workplace safety, such as masking and social distancing, and we provide employees who either contract or are exposed to COVID-19 with appropriate leave.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE
Our Board, as stewards of shareholder interests, is committed to maximizing long-term shareholder value creation and to maintaining sound corporate governance principles consistent with current rules and practices. Under the leadership of the Nominating and Corporate Governance Committee, we have concentrated significant efforts and resources on ensuring that our overall corporate governance practices serve the best interests of the Company and its various constituencies, focusing on the changing needs for financial institutions in the current regulatory environment and have taken into consideration the governance policies and practices of our peers.
The Board of Directors maintains a Risk Assessment Committee comprised of independent directors to assist the Board in overseeing and reviewing information regarding our enterprise risk management program, risk exposure, and risk governance policies and practices. See page 21 for a description of the committee.
Certain governance policies and practices in effect during 2021 are listed as follows:
✔	Majority of Independent Directors;
✔	Majority Voting for Directors;
✔	Proxy Access for Shareholders;
✔	Independent Presiding Director;
✔	Code of Business Conduct and Ethics;
✔	Annual Board & Committee Evaluations;
✔	Risk Assessment Committee;
✔	Executive Compensation;
✔	Claw Back Provision;
✔	Board Member and Executive Ownership of Shares;
✔	Anti-Pledging and Hedging;
✔	No Poison Pill;
✔	Chief Diversity Officer;
✔	Diversity Policy;
✔	Codes of Professional Conduct for Directors, Officers, and Employees;
✔	Anti-Harassment and Anti-Retaliation Policies; and
✔	Statement of Vendor Principles.
The Board-adopted Corporate Governance Guidelines are available on the corporate governance pages of the Investor Relations portion of our Company’s website, www.myNYCB.com, and also are available in print to any shareholder who requests a copy. These guidelines address, among other matters, the qualifications and responsibilities of directors; functions of the Board and Board committees; director compensation, training, and performance evaluations; and management performance evaluations and succession.
DIRECTOR INDEPENDENCE
The Board has determined that seven of our ten directors are “independent” within the meaning of the rules of the New York Stock Exchange including: Dominick Ciampa, Hanif “Wally” Dahya, Leslie D. Dunn, Marshall J. Lux, Lawrence Rosano, Jr., Ronald A. Rosenfeld, and Lawrence J. Savarese. Additionally, the Board has determined that each of the members of the Audit, Nominating and Corporate Governance, and Compensation Committees are independent in accordance with the listing standards of the NYSE and, in the case of the members of the Audit Committee, the rules of the SEC. In determining the independence of its members, the Board broadly considers all facts and circumstances it deems to be relevant and does not limit such review to a specific set of categorical independence standards. Such determinations are made not merely from the standpoint of the director, but also from that of persons or organizations

CORPORATE GOVERNANCE

with whom or which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others.
In arriving at its conclusions with respect to the directors named above, the Board determined that the directors had no material relationships (as such term is defined under the listing standards of the NYSE) with the Company either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company. Director Rosano is a principal in, or has ownership interests in, organizations that maintain a lending relationship with the Community Bank. Mr. Rosano has fully disclosed such relationships to the Board, and the Board has determined that the subject loan does not involve more than normal risk of collectability or present other unfavorable features, and was made on substantially the same terms (including interest rates and collateral requirements) as those prevailing at the same time for comparable transactions with unaffiliated persons. Mr. Rosano’s loan is fully performing in accordance with its terms. Accordingly, the lending relationship maintained by the Community Bank with him would not be inconsistent with a determination that he is an independent director of the Company. Further, Director Rosano possesses significant knowledge of, and is a principal in companies that actively participate in, the New York metropolitan area real estate market, where the Community Bank currently conducts significant portions of its lending business.
BOARD LEADERSHIP STRUCTURE
The Company currently relies on an efficient and balanced leadership structure, with Mr. Dahya serving as the independent Presiding Director and Mr. Cangemi serving as Chairman, President and Chief Executive Officer. Generally, the structure is intended to be a synergistic one, with Mr. Dahya and Mr. Cangemi working closely together on governance and other Board-level issues.
In the position of Presiding Director, Mr. Dahya functions as a Lead Independent Director, identifying strategic priorities to be discussed by the Board, overseeing the Board’s functioning, and helping to ensure that the Board fulfills its stewardship role. The Board prefers the term Presiding Director to emphasize that all directors share equally in their responsibilities as members of the Board. The Presiding Director presides at all Board meetings at which the Chairman is not present, presides over periodic executive sessions of the Board in which management directors and other members of management do not participate, and is responsible for coordinating the annual self-evaluations of the members of the Board. Additionally, the Presiding Director is available for consultation and communication with shareholders as part of the Board’s shareholder outreach program. As a result, the Presiding Director provides a source of Board leadership complementary to, collaborative with, and independent of the leadership of the Chairman, President and Chief Executive Officer, which promotes best practices and high standards of corporate governance.
The Board has determined that it currently is in the best interests of the Company that the positions of Chairman, President, and Chief Executive Officer be held by one individual. The Board believes that this change provides for an efficient leadership structure that effectively preserves Board independence, enabling the Chairman to share knowledge and responsibilities with the independent Presiding Director and to support other important governance principles. The Company does not have a formal policy with respect to the separation or combination of the offices of Chairman of the Board and CEO. Rather, the Board reassesses the separation of these roles and has the discretion to combine or separate them as it deems appropriate from time to time, which provides the Board with the necessary flexibility to adjust to changed circumstances, including in the context of a merger, as reflected in our merger agreement with Flagstar Bancorp, in which the Board has agreed to assign the role of Chairman to Flagstar’s current President and Chief Executive Officer Alessandro DiNello, upon consummation of the merger.
As Chairman, President and Chief Executive Officer, Mr. Cangemi plays a central role in establishing and communicating the Company’s goals and strategies while also carrying out many critical leadership functions in our day-to-day operations. Mr. Cangemi frequently meets and confers with Mr. Dahya and other members of the Board of Directors, whose expertise and counsel provide for a sound and effective governance framework. As Chairman of the Board, Mr. Cangemi presides at all Board meetings, having no greater nor lesser vote on matters considered by the Board than any other director and sharing the fiduciary obligations of all our directors to serve the best interests of our shareholders.

CORPORATE GOVERNANCE

Some of the respective duties and responsibilities of the Chairman and Presiding Director include:
Chairman of the Board:	✔	Calls Board and shareholder meetings
	✔	Presides at Board and shareholder meetings
	✔	Approves Board meeting schedules, agendas, materials, subject to the approval of the Presiding Director
Presiding Director:	✔	Presides at Board meetings in the Chairman’s absence or when otherwise appropriate
	✔	Acts as a liaison between independent directors and the Chairman/CEO
	✔	Presides over executive sessions of independent directors
	✔	Engages and consults with major shareholders and other constituencies, where appropriate
	✔	Provides advice and guidance to the CEO on executing long-term strategy
	✔	Guides the annual performance review of the Chairman/CEO
	✔	Advises the CEO of the Board’s information needs
	✔	Guides the annual independent director consideration of Chairman/CEO compensation
	✔	Meets one-on-one with the Chairman/CEO following executive sessions of the independent directors
	✔	Has the authority to call for a Board meeting or a meeting of independent directors
	✔	Guides the self-assessment of the Board
	✔	Approves agendas and adds agenda items for Board meetings and meetings of independent directors
Committee Chairs – All of the Company’s Board Committee chairpersons are independent and are appointed annually by the Board. They approve agendas and materials for their respective committee meetings and serve as the liaisons between committee members and the Board and between committee members and senior management.
BOARD’S ROLE IN RISK OVERSIGHT
Management of risk is important to the success of our operations and business strategies and our Board devotes significant attention to the oversight of risks inherent in our banking business, including, but not limited to, information security risk, credit risk, model risk, interest rate risk, liquidity risk, operational risk, strategic risk, compliance risk and reputational risk.
The Board reviews the key risks associated with the Company’s strategic plan annually and regularly throughout the year as part of its consideration of the strategic direction of the Company as well as reviewing the output of the Company’s risk management processes each year and reviewing risks associated with specific business units and corporate functions.
While the Board of Directors as a whole is responsible for risk management oversight, management is responsible for the day-to-day management of the risks faced by the Company. As part of our risk oversight processes, our Chief Risk Officer reports to the Risk Assessment Committee; the Chairman of the Board’s Risk Assessment Committee meets regularly with management to discuss the risks facing the Company and strategies to address these risks; and senior members of management attend Board meetings and are available to address questions or concerns raised by the Board on risk management and other matters.
In carrying out its responsibilities in this area, the Board has delegated important duties to its committees. The Risk Assessment Committee has responsibility to oversee the functioning of the Company’s enterprise risk management program and to ensure that risk is appropriately identified, measured, mitigated, monitored, and reported within approved governance structures. Among its duties, the Risk Assessment Committee reviews with management Company policies regarding risk assessment and management of risks that may be material to the Company, the Company’s system of disclosure controls and system of internal controls over financial reporting, the Company’s governance structure and processes, related person transactions, certain compliance issues and Board and committee structures, and the Company’s

CORPORATE GOVERNANCE

compliance with legal and regulatory requirements. The Chairman of the Risk Assessment Committee is independent and the Nominating and Corporate Governance Committee of the Board has determined that he has the requisite risk experience for such position as required under the Dodd Frank Act’s Enhanced Prudential Standards for large banks.
Our management devotes significant time and attention to protecting the information we maintain, including our customer’s sensitive information, and the Board of Directors requires regular reporting regarding our information security controls. Information security breaches and other cybersecurity events can lead to significant financial losses and reputational harm to a breached company, and information security, including cybersecurity, is a high priority for our Company. The Board’s Risk Assessment Committee is actively involved in oversight of the Company’s cybersecurity risks, remaining actively engaged in overseeing the Company’s processes for identifying, assessing, monitoring, and managing cybersecurity risk. Accordingly, we continue to develop policies and utilize technology to protect our information and that of our customers from cyberattacks or other corruption or loss. Our Chief Information Security Officer is responsible for developing, implementing, and maintaining an effective information security program, which includes a multitude of techniques to secure our operations and proprietary information, such as the performance of risk assessments for the purpose of identifying and documenting risks and mitigating controls, network monitoring, access controls, and utilization of dedicated security personnel and consultation with third-party experts when necessary. The Chief Information Security Officer provides regular and, when appropriate, operational reports to the Risk Assessment Committee and information security training to all Board members.
The information security program is subject to independent testing and relies upon the Federal Financial Institutions Examination Council’s Cybersecurity Assessment framework to gauge the program’s maturity level, New York State Department of Financial Services information security regulations, and other evolving standards. The Board, directly and through the Risk Assessment Committee, actively oversees management’s efforts to maintain and enhance our cybersecurity practices, reviewing and approving information security policies and programs, including those relating to cybersecurity, security risk assessment, security strategies, disaster recovery, business continuity, and incident response plans. The Chief Information Security Officer conducts training and awareness programs for the Board to ensure that the Board remains aware and informed of information security incidents and response plans.
The Audit Committee is responsible for overseeing the Internal Audit Department’s testing of the design and operational effectiveness of our cybersecurity controls and for monitoring our cybersecurity program under the Audit Committee’s risk oversight responsibilities as it relates to financial controls. Regular reporting on cybersecurity is provided to both the Risk Assessment and Audit Committees as well as the Board.
The Audit Committee serves a key role in managing our risk through oversight of the external and internal audit functions, which test the adequacy of internal controls and the financial reporting process. The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, other financial matters, certain compliance issues, and accounting and legal matters.
Finally, the Compensation Committee has responsibility for overseeing certain risks in the Company’s incentive compensation practices and has authority to conduct annual reviews of such compensation arrangements and practices to ensure that they do not encourage inappropriate risk-taking. The Compensation Committee also oversees succession planning for possible successors to the positions of Chief Executive Officer and Chief Operating Officer and planning for other key senior management positions. The Compensation Committee receives regular reports concerning the Company’s incentive compensation programs and has concluded that the Company’s current compensation arrangements do not encourage inappropriate risks.
In performing these risk oversight functions, the Risk Assessment, Audit, and Compensation Committees of the Board each have full access to management in the Enterprise Risk Management and Internal Audit areas and in other first and second line functions within the Company, as well as the ability to engage advisors. Each committee reports to the full Board and works with all members of the Board to fulfill risk oversight objectives.
During 2021, the Board continued to ensure effective oversight of the Company’s management of the COVID-19 crisis and its resulting risks encompassing all aspects of the Company’s operations and stakeholders. In responding to the continuing crisis, the Board’s oversight included management of risk associated with the health and safety of our customers and employees, provision of financial support to our customers and communities, the administration of the U.S. government’s Paycheck Protection and Small Business Administration programs, management of human capital, supply chain, fraud, cyber and technology, and capital allocation and management. Throughout this crisis, management has continued to conduct regular COVID Resiliency Team meetings to address operational risks and weekly COVID Lending Team meetings at which lending department personnel and other members of senior management reviewed and addressed the pandemic’s impacts to our borrowers. The Chief Risk Officer is a member of both teams.

CORPORATE GOVERNANCE

Additionally, key members of management maintained regular dialogue with members of our Board and regular reporting to the Risk and Audit Committees, as well as the whole Board, regarding various operational, lending, other issues and actions related to the pandemic and the Company’s response. We continue to maintain enhanced risk monitoring and reporting relating to the ongoing COVID pandemic.
The entire Board reviews and approves, on an annual basis, all significant policies that address risk within our consolidated organization, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk, and reputational risk. The Board monitors risk through, among other things, reports received on a monthly or more frequent basis from management.
OTHER GOVERNANCE PRACTICES
Majority Voting in Director Elections – Our Certificate of Incorporation requires that nominees for Director in uncontested elections receive a majority of the votes cast in respect of their election as directors. If an election is uncontested, each of our director nominees has agreed to tender his or her irrevocable contingent resignation if he or she is not elected by a majority of votes cast by shareholders. The Board’s Nominating and Corporate Governance Committee will promptly consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. Our Board will act on the Nominating and Corporate Governance Committee’s recommendation within ninety days of the applicable shareholder meeting and will then publicly disclose its decision.
Shareholder Rights Plan – We do not have a shareholder rights plan and are not currently considering adopting one.
Corporate Governance Guidelines – Our Corporate Governance Guidelines formalize certain of the Company’s and the Board of Directors’ existing governance policies and practices with respect to board membership; leadership; roles, procedures and practices; committees; and executive officer evaluations, compensation and succession and also address the new governance policies discussed below. These Corporate Governance Guidelines are available on the Company’s website (www.myNYCB.com) under Investor Relations.
Board Self-Evaluations – The Board of Directors annually assesses its effectiveness and the effectiveness of its committees. The independent Presiding Director coordinates the evaluation of the Board as a whole and its committees.
Proxy Access – Our amended and restated Bylaws permit a shareholder, or a group of up to 20 shareholders, that owns three percent or more of the Company’s common stock continuously for at least three years, to nominate and include in the Company’s proxy materials candidates for election as directors. Such shareholder(s) or group(s) of shareholders may nominate up to the greater of two individuals or 20% of the Board, provided that the shareholder(s) and the nominee(s) satisfy the eligibility, notice, and other requirements specified in the Bylaws.
Code of Business Conduct and Ethics – The Company maintains a Code of Professional Conduct, applicable to all Company and Community Bank employees, which sets forth requirements relating to ethical conduct, conflicts of interest, and compliance with the law. The Code of Professional Conduct requires that the Community Bank’s employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company’s and the Community Bank’s best interests. The CEO, Chief Operating Officer, and Chief Financial Officer are bound by the Code of Professional Conduct as well as our Code of Business Conduct and Ethics for the CEO, Chief Operating Officer, and Chief Financial Officer. Copies of both Codes, which also apply to the directors of the Company, are available, free of charge, on the corporate governance pages of the Investor Relations portion of our website, www.myNYCB.com, and are available in print to any shareholder who requests a copy.
Stock Ownership Policy – The Company maintains a Stock Ownership Policy which is intended to align the interests of senior executives and non-executive directors of the Company with the interests of the Company’s shareholders, and to support sound risk management by requiring each of them to attain and maintain a target level of stock ownership. The target level of stock ownership in the Company that each must attain and maintain shall differ depending on the applicable officer’s or director’s category and is expressed, for the year being measured, as a multiple of annual base salary for executives and as a multiple of annual retainer for non-executive directors. For the CEO, the multiple is six times base salary, for senior executives (including the NEOs), the multiple is four times base salary, and for the non-executive directors, the multiple is five times the annual retainer exclusive of any compensation for committee fees, meeting fees, and leadership roles.
Executive Sessions of the Board – In 2021, the Board met 15 times in executive session with the CEO and COO present and, in keeping with the Company’s Corporate Governance Guidelines, met four times in executive session with no members of management present.

CORPORATE GOVERNANCE

Board Diversity and Tenure – The Nominating and Corporate Governance Committee has a commitment to diversity, and is guided by the Company’s diversity philosophy in its review and consideration of potential director nominees. In this regard, the Board and the Committee view diversity holistically. As required under the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee has adopted criteria to be used in evaluating candidates for Board membership, under which the Board and the Committee consider:
➣ Whether the individual meets the requirements for independence;
➣	The individual’s general understanding of the various disciplines relevant to the success of a large publicly-traded company in today’s global business environment;
➣	The individual’s understanding of the Company’s business and markets;
➣	The individual’s professional expertise and experience;
➣	The individual’s educational and professional background; and
➣	Other characteristics of the individual that promote diversity of views and experiences, including diversity with respect to gender, age, race and ethnicity.
The Board of Directors has directed that the Nominating and Corporate Governance Committee seek to add qualified members who represent diverse backgrounds, including women and candidates who, among other things, are from racial minority communities. The Board expects that, as changes occur in its membership – including as part of the planned Flagstar Bancorp merger – the Nominating and Corporate Governance Committee will bring forward nominees representing such diverse backgrounds. In accordance with the Flagstar Bancorp merger agreement, the Company has agreed to add four of Flagstar’s Board members to the Board following consummation of the merger. Such additions may result in greater diversity on our Board and, in any event, the Nominating and Corporate Governance Committee will make it a priority to seek out candidates who can help the Company achieve this goal going forward.
Under the Flagstar Bancorp merger agreement, we have agreed to amend our Bylaws, effective as of the effective time of the merger, to fix the size of the Company’s Board of Directors at 12 directors, of which (i) 8 directors will be directors of the Company immediately prior to the effective time, which will include the Chief Executive Officer of the Company immediately prior to the effective time, Robert Wann, Hanif Dahya, who will serve as the Presiding Director, and such other directors as determined by the Company and (ii) 4 directors will be directors of Flagstar immediately prior to the effective time, which will include the Chief Executive Officer of Flagstar immediately prior to the effective time, who shall serve as the non-Executive Chairman of the Board of Directors, David Treadwell, who will serve as the Risk Assessment Committee Chairman, and such other Flagstar directors as mutually agreed to by Flagstar and the Company, who shall be independent of the Company in accordance with applicable stock exchange standards.
Board Development Subcommittee – In 2021, the Nominating and Corporate Governance Committee of the Board established a subcommittee, chaired by Nominating and Corporate Governance Committee Chairwoman Leslie Dunn, to identify, assess, and make recommendations regarding new prospective candidates for membership on the Company and New York Community Bank Boards. The subcommittee engaged and continues to work with a leading search firm to identify eligible candidates having characteristics and skillsets essential for prospective Board members, with a focus on finding qualified candidates who can fulfill the Board’s commitment to pursuing diversity as represented by age, gender, ethnicity, professional background and other considerations at every level of the Company and New York Community Bank, including at the Board level. In the 12 months since its formation, the subcommittee’s efforts have yielded positive results with the Board electing Marshall J. Lux as its newest member and appointing Mr. Lux to the Audit and Risk Assessment Committees of the Board.
The Board has not established any specific minimum qualification standards for nominees to the Board and evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors who will best enhance the Company’s success and represent shareholder interests through the exercise of sound judgment and the application of its diversity of experience. In determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at meetings and participation in, and contributions, to the activities of the Board. In addition, the Committee considers whether the Board has specific needs for certain skills or attributes at a given time (for example, financial or chief executive officer experience). Other criteria for Board membership are set forth in the Company’s Corporate Governance Guidelines and Nominating and Corporate Governance Committee Charter, copies of which are available, free of charge, on the corporate governance pages of the Investor Relations portion of our website, www.myNYCB.com, and are available in print to any shareholder who requests a copy.

CORPORATE GOVERNANCE

Our Board believes that director tenure, like other governance policies and structures, should be tailored to the Company’s unique governance needs and challenges. Long-tenured directors can offer significant benefits in the governance of the Company due to the deep knowledge of our business and functioning they acquire through years of service. They provide continuity and stability at the highest governance level, as well as historical perspectives that are indispensable in determining the Company’s strategic vision. Long-tenured directors maintain significant institutional knowledge and offer stability. In addition, due to their historical knowledge of the Company, long-tenured directors can be particularly well suited to exercise Board-level influence and to provide an effective challenge mechanism when required. Over the course of time, in addition to their stature, long-tenured directors develop important working relationships with other Board members and management, resulting in effective collaboration in carrying out the Company’s objectives and management oversight.
Our Bylaws provide that, unless otherwise determined by a majority of the disinterested members of the Board, no person may be elected, appointed, or nominated as a director after December 31 of the year in which such person attains the age of 80. Based upon, among other things, the significant experience, knowledge, and value they offer the Board, the Board has previously and unanimously determined to exempt certain members from this retirement age requirement.
BOARD COMMITTEES
The Board conducts its business through periodic meetings and through the activities of its committees. In 2021, the Board held 12 regular monthly meetings, three special meetings, and the various standing committees of the Board met another 34 times, for an aggregate of 49 meetings. All incumbent directors of the Company attended at least 75% of the aggregate number of meetings of the Board and committees on which such directors served during fiscal year 2021. Board members are expected to make reasonable efforts to attend all Board meetings and all meetings of the Board committees on which they serve. Absences are excused only for good cause.

The Board has four standing committees as follows: (i) Audit Committee, (ii) Compensation Committee, (iii) Nominating and Corporate Governance Committee, and (iv) Risk Assessment Committee. Each committee has a written charter adopted by the committee and ratified by the Board, which contain detailed lists of the respective Committees duties and responsibilities. Charters for the Audit, Compensation, and Nominating and Corporate Governance Committees can be found on the Investor Relations portion of the Company’s website at www.myNYCB.com, and are available in hardcopy to any shareholder who requests them. Each member of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee has been determined by the Board to be independent for purposes of the NYSE corporate governance listing standards and within the meaning of regulations of the SEC.

CORPORATE GOVERNANCE

The following table presents the membership of our Board members on the various Board committees as of April 5, 2022:

Director	Audit	Compensation	Nominating & Corporate Governance	Risk Assessment	Credit Committee[1]
Dominick Ciampa	●		●	●	●
Hanif "Wally" Dahya@ #	●	C	●	●	●
Leslie D. Dunn	●	●	C	●	
Marshall J. Lux	●			●	
James J. O'Donovan					C
Lawrence Rosano, Jr.		●	●	C	●
Ronald A. Rosenfeld	●		●	●	
Lawrence J. Savarese*#	C	●	●	●	●
Thomas R. Cangemi†					●
Robert Wann					
Meetings Held in 2021	11	7	4	12	5(2)

(1)
All Company Board Committees are replicated at the Community Bank level. Additionally, the Community Bank Board maintains a Credit Committee which is a new committee formed from the merger of the former Mortgage and Real Estate Committee and Commercial Credit Committee of the Community Bank’s Board on July 27, 2021. The membership of the new Credit Committee consists of the members of the two former committees.

(2)	Prior to the establishment of the Credit Committee on July 27, 2021, the Mortgage and Real Estate Committee held 29 meetings and the Commercial Credit Committee held 30 meetings during 2021.
Chairman of the Committee	Member of the Committee
†	Chairman of the Board of Directors
*	Designated as Audit Committee Financial Expert
@	Designated independent Presiding Director
#	Designated as Risk Committee Expert
The Board and Board Committees met numerous times throughout 2021:

15 Board Meetings Communication between meetings as appropriate	4 Executive sessions of independent directors Led by Presiding Director	34 Meetings of Principal Standing Committees	64 Meetings of Specific Purpose Committees

CORPORATE GOVERNANCE

A description of the nature and purpose of each of the Board committees follows.
Audit Committee
Members:
Lawrence J. Savarese (Chair)
Dominick Ciampa
Hanif “Wally” Dahya
Leslie D. Dunn
Marshall J. Lux
Ronald A. Rosenfeld
The Board of Directors has determined that Mr. Savarese is an “audit committee financial expert” under the rules of the SEC.
Meetings held in 2021: 11

The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities, including with respect to review and, as applicable, approval of (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with applicable legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; (4) the performance of the Company’s internal audit function and independent auditors; (5) the system of internal controls relating to financial reporting, accounting, legal compliance, and ethics established by management and the Board; and (6) the Company’s internal and external auditing processes.
This Committee meets with the Company’s and the Community Bank’s internal auditors to review the performance of the internal audit function.
A detailed list of the Committee’s functions is included in its written charter adopted by the Board of Directors, a copy of which is available free of charge on the corporate governance pages within the Investor Relations portion of our website at www.myNYCB.com, and is available in print to any shareholder who requests a copy.

Compensation Committee
Members: Hanif “Wally” Dahya (Chair) Leslie D. Dunn Lawrence Rosano, Jr. Lawrence J. Savarese Meetings held in 2021: 7
This committee meets to establish compensation for the executive officers and to review the Company’s incentive compensation programs when necessary. (See Compensation Discussion and Analysis beginning on page 25 for further information on the Company’s processes and procedures for the consideration and determination of executive and director compensation.)
Consistent with SEC disclosure requirements, the Compensation Committee has assessed the Company’s compensation programs and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
At the Committee’s direction, management of the Company maintains an Incentive Compensation and Performance Management Committee responsible for overseeing and monitoring non-executive incentive compensation objectives, performance management, and incentive compensation plans. The Committee, which consists of various senior officers, including the Chief Operating Officer and the Chief Risk Officer, has assessed the Company’s non-executive incentive compensation plans to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. This risk assessment process includes a review of plan policies and practices; an analysis to identify risks and risk controls related to the plans; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk controls, and the consistency of the programs and their risks with regard to the Company’s strategies. Compensation agreements are subject to risk reviews by first and second lines of defense: an attorney designed by the Chief Operating Officer performs a first line review, which is followed by the Chief Risk Officer’s second line review. Reporting by the Incentive Compensation and Performance Management Committee to the Compensation Committee occurs at least annually.
Although the Compensation Committee reviews all compensation programs, it focuses on the programs with variability of payout, the ability of a participant to directly affect payout, and the controls on participant action and payout.
Based on the foregoing, we believe that our executive compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk management practices; and are supported by the oversight and administration of the Compensation Committee.

CORPORATE GOVERNANCE

Nominating and Corporate Governance Committee
Members: Leslie D. Dunn (Chair) Dominick Ciampa Hanif “Wally” Dahya Lawrence Rosano, Jr. Ronald A. Rosenfeld Lawrence J. Savarese Meetings held in 2021: 4
The Committee considers and recommends the nominees for director to stand for election at the Company’s Annual Meeting of Shareholders.
The Nominating and Governance Committee is responsible for recommending to the Board the qualifications for Board membership, identifying, assessing, and recommending qualified director candidates for the Board’s consideration, assisting the Board in organizing itself to discharge its duties and responsibilities, and providing oversight of the Company’s corporate governance practices and policies, including an effective process for shareholders to communicate with the Board. The Committee is composed entirely of independent directors as defined by the NYSE Corporate Governance Standards and operates under a written charter. The Nominating and Corporate Governance Committee’s charter is available on the corporate governance pages within the Investor Relations portion of the Company’s website at www.myNYCB.com and is available in print upon request.
The Committee’s role in, and process for, identifying and evaluating prospective director nominees is described herein and above in Board Diversity and Tenure. See also Procedures for Shareholders to Recommend Directors. In addition, the Committee makes recommendations to the Board concerning director independence, Board committee assignments, committee chairman positions, Audit Committee “financial experts,” the financial literacy of Audit Committee members, and Risk Assessment Committee “risk management experts.”

Risk Assessment Committee
Members:
Lawrence Rosano, Jr. (Chair)
Dominick Ciampa
Hanif “Wally” Dahya
Leslie D. Dunn
Marshall J. Lux
Ronald A. Rosenfeld
Lawrence J. Savarese
The Board of Directors has determined that Messrs. Dahya and Savarese are “risk management experts” under the enhanced prudential standards of the Dodd-Frank Act.
Meetings held in 2021: 12

The Risk Assessment Committee has been appointed by the Company’s Board of Directors to assist the Board in fulfilling its responsibilities with respect to oversight of the Company’s risk management program, including as it relates to the risk appetite of the Company and the policies and procedures used to manage various risks, including credit, market, interest rate, liquidity, legal/compliance, regulatory, strategic, operational, reputational, and certain other risks. The Risk Assessment Committee enhances the Board’s oversight of risk management activities at the Company through active and frequent engagement.
The Risk Assessment Committee’s role is one of oversight, recognizing that management is responsible for designing, implementing, and maintaining an effective risk management program. The Company’s departmental managers are the first line of defense for managing risk in the areas for which they are responsible. As a second line of defense, the Company’s Chief Risk Officer provides overall leadership for several important independent risk management functions, including: information security and cyber security, bank secrecy act and anti-money laundering, as well as Company-wide enterprise risk, operational risk, compliance risk and model risk management frameworks, that are focused on risk identification, risk measurement, risk monitoring, risk mitigation, risk reporting and escalation.
At each regularly scheduled meeting of the Risk Assessment Committee, the Committee receives a monthly report from the Chief Risk Officer with respect to the Company’s approach to the management of risks, including the implementation of various risk management frameworks and highlights of the Company’s risk mitigation efforts. The Chief Risk Officer is responsible for supervising an integrated effort to identify, assess, and monitor risks (including through risk measurement, risk monitoring, risk mitigation, and risk reporting) that may affect the Company’s ability to execute on its corporate strategy, onboard risk within approved risks limits and warning levels, and fulfill its business objectives.
On a quarterly basis, the Risk Assessment Committee receives detailed risk reports from the Chief Information Security Officer, the Compliance, Privacy, and Fair Lending Officer, as well as the BSA and OFAC Officer, each of whom report directly into the Chief Risk Officer and also maintain separate reporting lines to the Risk Assessment Committee.
The Risk Assessment Committee responsibilities also include oversight of the Company’s capital and stress testing program as required under the applicable rules and regulations of the Dodd-Frank Act and, more recently, to oversee the Company’s climate risks and other ESG initiatives.

CORPORATE GOVERNANCE

In addition to the above described committees of the Company Board, the Community Bank Board maintains a committee with important oversight responsibilities for the Community Bank’s lending functions: the Credit Committee of the Community Bank Board (formerly the Mortgage and Real Estate Committee and the Commercial Credit Committees) serves important governance functions in the lending businesses of the Company. The multi-family, commercial real estate, commercial and industrial, and other non-residential loans we originate all are made in accordance with loan underwriting policies and procedures approved by the Committee, which maintain active oversight of management’s loan origination, servicing, and collections processes. Committee members, who have significant experience in real estate businesses as well as real estate and other lending, apply their knowledge and expertise in key policy and risk-management decisions relating to these core business areas.
The Credit Committee of the Community Bank Board was formed in July 2021 after the Community Bank Board approved the merging of the former Mortgage and Real and Commercial Credit Committees. The authority of the Committee includes, among other things, oversight regarding the administration and implementation of loan policies, credit management policies and procedures, lending activities of the Bank’s specialty finance company subsidiary which originates asset-based loans, dealer floor-plan loans, and equipment loans and leases, oversight regarding the administration and implementation of commercial and industrial loan policies, review of the risks associated with loans approved by management, and the delegation of credit authority. Each member has expertise in relevant areas of commercial and residential real estate lending, commercial and industrial lending, lending risk, and the business of financial institutions.
The members of the Credit Committee are Messrs. O’Donovan (Chair), Cangemi, Ciampa, Dahya, Rosano, and Savarese. The Credit Committee met 5 times in 2021. Prior to the consolidation of the former Mortgage and Real Estate and Commercial Credit Committees, the Mortgage and Real Estate Committee met 29 times in 2021 and the Commercial Credit Committee met 30 times in 2021.
DIRECTOR ATTENDANCE AT ANNUAL MEETINGS
The Board of Directors expects all directors to attend the Annual Meeting of Shareholders. All of the then-serving Board members attended the Annual Meeting of Shareholders held on May 26, 2021. Because the meeting was held in a virtual format, all Board members attended telephonically.
COMMUNICATION WITH THE BOARD OF DIRECTORS
Shareholders and other parties interested in communicating directly with the Company by directing correspondence to any of the individuals listed on the following page. Letters addressed to the Presiding Director will be opened by the Company’s Corporate Secretary, who will review them and forward a summary of such correspondence to the Presiding Director and, if applicable, the Board. If the Corporate Secretary determines that an item of correspondence relates to the functions of the Board or its committees, or otherwise requires their attention, he will direct the item itself to the Presiding Director or other Board members. Directors may at any time review a log of all correspondence received by the Company that is addressed to the Presiding Director as provided above, and request copies of any correspondence.

CORPORATE GOVERNANCE

How to contact us:
General Counsel & Corporate Secretary	New York Community Bancorp, Inc. 102 Duffy Avenue, Hicksville, NY 11801 Attention: General Counsel & Corporate Secretary
Investor Relations	New York Community Bancorp, Inc. 102 Duffy Avenue, Hicksville, NY 11801 Attention: Investor Relations IR@myNYCB.com
Board of Directors	New York Community Bancorp, Inc. c/o Office of the Corporate Secretary 102 Duffy Avenue, Hicksville, NY 11801
Presiding Director	New York Community Bancorp, Inc. c/o Office of the Corporate Secretary 102 Duffy Avenue, Hicksville, NY 11801 Attention: Hanif “Wally” Dahya, Presiding Director
Audit Committee of the Board of Directors	New York Community Bancorp, Inc. c/o Office of the Corporate Secretary 102 Duffy Avenue, Hicksville, NY 11801 Attention: Lawrence J. Savarese, Audit Committee Chairman
PROCEDURES FOR SHAREHOLDERS TO RECOMMEND DIRECTORS
It is the policy of the Nominating and Corporate Governance Committee to consider director candidates who appear to be qualified to serve on the Board and who are recommended by shareholders. The Nominating and Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and if the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the Board. To avoid the unnecessary use of its resources, the Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below. To submit a recommendation of a director candidate to the Nominating and Corporate Governance Committee, a shareholder should submit the following information in writing, addressed to the Chairman of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, at the main office of the Company:
a.	the name of the person recommended as a director candidate;
b.
all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

c.	the written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;
d.
the name and address of the shareholder making the recommendation, as they appear on the Company’s books; provided, however, that if the shareholder is not a registered holder of Common Stock, the shareholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Common Stock;

e.	a statement disclosing whether such shareholder is acting with, or on behalf of, any other person and, if applicable, the identity of such person; and
f.	such other information as the Company may require in accordance with its established nomination procedures then in effect.
In order for a director candidate to be considered for nomination at the Company’s Annual Meeting of Shareholders, the recommendation must be received at the principal executive office of the Company not less than 90 days prior to the date of the meeting; provided, however, that in the event that less than 100 days’ notice or prior disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.
Under the proxy access provisions of our Bylaws, eligible shareholders and/or shareholder groups were permitted to include shareholder-nominated director candidates in our proxy materials for the 2022 annual meeting of shareholders. No such proposals were received. For details about the process to include shareholder-nominated director candidates in our proxy materials, please see Additional Information – Proxy Access Nominations and refer to Article I, Sections 6, 7, and 8 of our Amended and Restated Bylaws. A copy of the Amended and Restated Bylaws of the Company are available, free of charge, in print to any shareholder who requests a copy.

BENEFICIAL OWNERSHIP

INFORMATION WITH RESPECT TO NOMINEES, CONTINUING DIRECTORS, AND EXECUTIVE OFFICERS
The following table sets forth, as of April 5, 2022, the names of the nominees, continuing directors, and executive officers of the Company, their ages and, as applicable, the year in which he or she became a director and the year in which his or her term (or in the case of the nominees, their proposed terms) as director of the Company expire. The table also sets forth the amount and percentage of Common Stock beneficially owned by each director, by each named executive officer (as defined on page 25), and by all directors and executive officers as a group as of April 5, 2022.

Name	Age	Director Since	Shares of Common Stock Beneficially Owned(1)(2)	Percent of Class
Nominees (Whose Terms Would Expire in 2025):
Marshall J. Lux	62	2022	8,297(3)	0.002%
Ronald A. Rosenfeld	83	2012	168,916(3,4)	0.036%
Lawrence J. Savarese	65	2013	146,030(3,4)	0.031%
Directors Whose Terms Expire in 2023
Dominick Ciampa	88	1995	511,467(3,4)	0.110%
Leslie D. Dunn	77	2015	43,250(3,4)	0.009%
Lawrence Rosano, Jr.	69	2014	48,750(3,4)	0.010%
Robert Wann	67	2008	2,452,390(3,5)	0.525%
Directors Whose Terms Expire in 2024
Thomas R. Cangemi	53	2020	1,510,104(3,4,5,6)	0.323%
Hanif “Wally” Dahya	66	2007	209,848(3,4)	0.045%
James J. O’Donovan	79	2003	1,408,216(3,4,5)	0.302%
Named Executive Officers Who Are Not Directors:
John T. Adams	59	—	140,077(3,4)	0.030%
John J. Pinto	51	—	616,751(3,5)	0.132%
R. Patrick Quinn	60	—	111,464(3,5,6)	0.024%
All directors and executive officers as a group (13 persons)			7,375,560	1.579%
(1)
Includes the following shares of common stock held directly: Mr. Cangemi: 1,038,125; Mr. Ciampa: 52,305; Mr. O’Donovan: 753,661; Mr. Rosano: 32,853; Mr. Savarese: 103,190; Mr. Wann: 1,530,802; Mr. Pinto: 436,859; Mr. Adams: 69,641; and Mr. Quinn: 43,943.

(2)
Each person effectively exercises sole (or shares with spouse or other immediate family member) voting or dispositive power as to shares reported herein (except as noted). Figures include all of the shares held directly and indirectly by directors and the Company’s executive officers, as well as the shares underlying stock awards that have been granted to, and are currently exercisable or exercisable within 60 days by, such directors and executive officers under the Company’s various stock-based benefit plans.

(3)
Includes the following shares of unvested restricted stock awards: Mr. Cangemi – 278,501; Mr. Ciampa – 25,583; Mr. Dahya – 19,340; Ms. Dunn – 13,397; Mr. O’Donovan – 19,340; Mr. Rosano – 13,397; Mr. Rosenfeld – 13,397; Mr. Savarese – 19,340; Mr. Wann – 52,031; Mr. Pinto – 99,534; Mr. Adams: 30,307; and Mr. Quinn: 30,681.

(4)
Includes the following shares that are owned by spouses of the named nominees, continuing directors, and executive officers or are held in individual retirement accounts, trust accounts, custodian accounts, or foundation accounts for which the directors and the executive officers are deemed beneficial owners: Mr. Cangemi – 60,335; Mr. Ciampa – 433,579; Mr. Dahya – 190,508; Ms. Dunn – 29,853; Mr. Rosano – 2,500; Mr. Rosenfeld – 155,519; and Mr. Savarese – 23,500.

(5)
Includes the following shares held by the trustee of the New York Community Bancorp, Inc. Employee Savings Plan (“401(k)”): Mr. Cangemi – 133,143; Mr. O’Donovan – 241,140; Mr. Wann – 537,441; Mr. Pinto – 80,358; Mr. Adams – 40,129; and Mr. Quinn – 36,840 which include shares acquired in Messrs. Cangemi’s and Pinto’s accounts pursuant to dividend reinvestment. Also includes 332,116 and 394,075 shares allocated under the Community Bank’s Supplemental Benefits Plan (and acquired for their Supplemental Employee Retirement Plan (the “SERP”) accounts pursuant to dividend reinvestment) to the accounts of Messrs. O’Donovan and Wann, respectively. The Community Bank Supplemental Benefit Plan, SERP, and Employee Savings Plan are more particularly described in the Compensation Discussion and Analysis section of this proxy statement beginning on page 25.

(6)
Mr. Cangemi has pledged 515,729 shares of Common Stock pursuant to margin account arrangements, and Mr. Quinn has pledged 43,943 shares. The margin balances outstanding, if any, pursuant to such arrangements may vary from time to time. All pledge obligations entered into before the adoption of the policy on pledging stock are grandfathered for the duration of the pledge commitment. See page 40 for a summary of our policy on hedging and pledging of Common Stock.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION AND RELATED INFORMATION
I. COMPENSATION DISCUSSION AND ANALYSIS
A. INTRODUCTION
We are pleased to provide our shareholders with an overview and analysis of the compensation programs in which the following executive officers (our “named executive officers” or “NEOs”) participated in during 2021 and the process we use to make specific compensation decisions for our NEOs:
✔	Thomas R. Cangemi, President and Chief Executive Officer
✔	Robert Wann, Senior Executive Vice President and Chief Operating Officer
✔	John J. Pinto, Senior Executive Vice President and Chief Financial Officer
✔	John T. Adams, Senior Executive Vice President and Chief Lending Officer
✔	R. Patrick Quinn, Senior Executive Vice President, General Counsel and Corporate Secretary
➣ Scope of the Compensation Discussion and Analysis
The Compensation Discussion and Analysis provides shareholders with important information regarding our executive compensation program, including the following:
✔	an overview of our compensation philosophy;
✔	a discussion of our 2020 say-on-pay advisory vote and our shareholder engagement process during 2021 and early 2022;
✔	an overview of the Company’s business environment in 2021;
✔	a discussion of the governance environment in which executive compensation decisions are made;
✔	a description of each element of our executive compensation program and the purpose it serves;
✔	a review of the process by which the Compensation Committee makes compensation decisions, including an overview of the timeline, the parties involved, risk considerations and tax considerations; and
✔	a discussion of the Compensation Committee’s 2021 incentive compensation decisions and the key factors that influenced those decisions.
➣ 2021 Executive Compensation Highlights
➣ Impact of the Ongoing COVID-19 Pandemic
We did not alter the structure of any of our 2021 performance-based executive incentive compensation program in response to the continuing COVID-19 pandemic. The Compensation Committee concluded that the short- and long-term plan design remained relevant and that the financial metrics used in the plans appropriately captured the challenges management continued to face in dealing with the impact of the continuing pandemic on the Company’s business operations.
➣ 2021 Executive Pay Highlights
➣ Salary Review
As disclosed in our 2021 annual meeting proxy statement, in connection with the 2021 appointment of Mr. Cangemi as President and Chief Executive Officer and Mr. Pinto as Chief Financial Officer, the Compensation Committee adjusted the base salary for each executive to $1,150,000 and $700,000, respectively. The adjustments were based on market data presented to the Committee by the Committee’s independent compensation consultant and the Committee’s consideration of the appropriate positioning of each executive relative to the compensation of other members of the Company’s senior management team. The Committee also considered the effect of base salary adjustments on incentive plan opportunities for each executive.

EXECUTIVE COMPENSATION

➣ Annual Incentive Compensation
Reflecting the Committee’s continuing oversight of our executive pay programs, the 2021 Short-Term Incentive Plan (“STIP”) was subject to significant revisions in 2021. Most notably, the Committee determined that, for an annual incentive plan, evaluating the Company’s annual performance on a percentile basis relative to a peer group did not provide a consistent measure of performance. Accordingly, the Company placed the STIP financial metrics on an absolute basis relative to the Company’s board-approved annual budget projections. The 2021 STIP carried over the budget operating earnings metric from the 2020 STIP with a 50% weighting and converted the return on average assets metric to a budget-based target with a 25% weighting. The Committee also determined that financial metrics, standing alone, did not provide a complete picture of the Company’s annual performance and that the addition of a “scorecard” to capture a range of strategic and qualitative factors would contribute to a more holistic assessment of annual performance. The scorecard factor was assigned a 25% weighting. The financial metrics and scorecard results uniformly exceeded the stretch goal, resulting, with one exception, in STIP awards at the stretch level. The Committee adjusted Mr. Wann’s award to the target level based on certain changes in the scope of his job responsibilities during 2021. For a detailed discussion of award determinations under the 2021 STIP, see, “Elements of Compensation” below and “Executive Compensation Tables – “Summary Compensation Table” and the related tables that provide specific information on awards.
➣ Equity Compensation
Our NEOs received equity awards at target under each of the components of our 2021 Long-Term Incentive Plan (“LTIP”) program: (i) a time-based vested restricted stock award (“RSA”) with a value equal to 25% of each NEO’s total LTIP opportunity at target and (ii) an award of performance-based restricted stock units (“PBRSUs”) with a value equal to 75% of each NEO’s total LTIP opportunity at target. For the performance-based award, the Committee selected two metrics – average return on tangible common equity (“ROATCE”) and relative earnings per share (“EPS”) growth – for the 2021-2023 performance period. The Company’s performance with respect to these metrics will be evaluated at the end of the three-year performance period on a percentile ranking basis relative to an industry index consisting of banks with assets between $25 billion-$250 billion selected from the KBW Regional Bank Index and the KBW Banking Index. Each performance metric has an equal weighting and the result for each metric contributes separately to the determination of the actual award, if any, at the end of the performance period. The number of shares that may be issued under the PBRSUs at settlement is subject to adjustment based on the performance period results.
As disclosed in our 2021 annual meeting proxy statement, Messrs. Cangemi and Pinto received a one-time grant of restricted stock in connection with their promotions and appointment to their present positions. The awards vest over five years.
Finally, in March 2022, the Committee authorized the settlement of PBRSU awards for the 2019-2021 performance cycle at 75% of target.
➣ Our Compensation Philosophy
Our approach to executive compensation is reflected in five guiding principles that determine the structure of our executive compensation methodology:
✔	Support our strategic objectives and drive the creation of shareholder value through the attainment of positive business results.
✔	Place a significant portion of each executive’s total compensation at risk based on the Company’s short- and long-term performance on an absolute basis and relative to our peers.
✔	Be competitive in the market for executive talent and provide a means for the Company to attract and retain key executives.
✔	Align the interests of our executives with our shareholders by providing our executives with a meaningful equity stake in the Company.
✔
Maintain our executive pay program within a strong governance framework to ensure that our program does not provide incentives for our executives to take unnecessary or excessive risks that could compromise the value of our business.

EXECUTIVE COMPENSATION

➣ Our 2021 Say-on-Pay Advisory Vote
We are pleased that 94.4% of the votes cast on our say-on-pay advisory vote at the 2021 Annual Meeting were in favor of our executive compensation program, which represents an affirmation of the changes we have made to our executive pay program since the 2018 say-on-pay vote. The Committee continues to work diligently to ensure that our executive incentive compensation program is consistent with our philosophy, market and best practices and the feedback we receive from our shareholders. The Committee will continue to monitor the results of the say-on-pay vote to ensure continued support for our incentive pay program among our shareholders.
➣ Engaging With Our Shareholders
Shareholder engagement is a continuous process for our Board and executive management. Our dialogue with shareholders is a critical element in the evaluation of our executive compensation program and corporate governance practices. We take the shareholder engagement process seriously, and take action based on the feedback that we receive. We recognize that accountability to our shareholders is the cornerstone of sound corporate governance and essential to the attainment of our business objectives. The Compensation Committee considers feedback received from shareholders and carefully reviews assessments from Institutional Shareholder Services, Glass Lewis, and other external sources.
As part of our shareholder engagement program each year the Board and management contact the Company’s largest shareholders – generally representing more than 44% of shares outstanding – and requested that they participate in governance outreach calls with members of our Board of Directors. Participation by the shareholder representatives is voluntary and in some years many have expressed the view that individual governance meetings are not necessary. Accordingly, our engagement with shareholders principally involves meetings, virtual conferences, and telephone calls with shareholder representatives by members of the Company’s senior executive management – principally CEO Cangemi and CFO Pinto. During 2021 and in the months prior to the release of this proxy statement in 2022, our larger shareholders indicated positive views about the Company’s performance and expressed that they did not desire an in-person or virtual meeting with management for the current annual proxy reporting period. Over the same period, our CEO and/or CFO participated in 13 industry and four NDR investor meetings. In shareholder meetings held after the public release of our 2021 annual proxy statement last spring, we received further confirmation that shareholders acknowledge and appreciate the evolution of our executive pay program to a structure that improves the alignment of pay and performance. Shareholders encouraged the Committee to continue to monitor peer programs and industry best practices and adjust the program as necessary to ensure consistency with these benchmarks. Our 2021 executive pay program reflected our efforts to improve our alignment with peer and industry practices.
➣ 2021 Business Performance
The Company delivered record financial results in 2021, and we successfully executed on significant strategic objectives. Despite the persistence of a difficult operating environment in 2021, we again delivered double digit EPS growth, a stable margin, and strong loan growth.
Perhaps the most noteworthy event in 2021 occurred when we entered into our definitive merger agreement with Flagstar Bancorp, Inc. (“Flagstar”). We believe that the Flagstar acquisition will be transformative for the Company, accelerating our transition to a dynamic commercial banking organization. Our transaction with Flagstar will create a top-tier regional bank with the potential for strong capital generation, strong deposit growth opportunities and a diversified revenue stream.
In 2021, we also took a significant step forward toward meeting a key strategic goal when we entered into our partnership with Figure Technologies, Inc. (“Figure”). Our alliance with Figure and other developing fintech relationships is part of a larger strategic plan that will enable the Company to offer our customers a robust digital banking platform and enhance our Banking as a Service (“BaaS”) capabilities. We are particularly excited by the progress we are making toward the use of blockchain technology in financial transactions, our leadership roles in a consortium of banks that is developing blockchain solutions for real-time bank transactions, and by several of our BaaS initiatives.
As the COVID pandemic continued during 2021, we maintained our flexible approach to business operations with the primary goal of maintaining a safe environment for customers and employees. Our back office personnel transitioned to work-from-home status as conditions warranted and, as conditions improved, we were able to return a significant percentage of our employees to a safe office environment.

EXECUTIVE COMPENSATION

➣ Selected Financial Highlights
$59.5 Billion	$35.1 Billion	$563 Million	18%
Assets	Deposits	Net Income Available to Common Shareholders	Balance Sheet Growth Since SIFI Limit Increase
$1.20	18%	1.04%	8.75%
EPS (Fully Diluted)	EPS Growth	ROAA	ROACE
$45.7 Billion	38.6%	10.83%	0.07%
Loans Held for Investment	Efficiency Ratio	Tier 1 Risk-Based Capital	Non-Performing Loans/Total Loans
B. GOVERNANCE FRAMEWORK FOR OUR COMPENSATION DECISIONS
All decisions on executive compensation are made within the context of a strong governance framework that helps ensure that the outcome is consistent with our compensation philosophy, the creation of shareholder value, and the safety and soundness of our banking operations. To that end, we use the following principles to guide the development and implementation of our executive compensation program:
➣ What we do
✔	We emphasize pay-for-performance with the majority of our NEO compensation directly linked to annual and long-term performance.
✔
We make all key executive compensation decisions and all decisions affecting our NEOs through a committee of independent directors, and the committee seeks advice from an independent compensation consultant on key executive compensation matters.

✔	We engage in shareholder outreach at the Board and management levels to help us evaluate our governance structure and executive compensation program.
✔	We design our executive compensation programs to discourage excessive risk-taking and we maintain significant internal controls to evaluate and manage risk.
✔	We submit our executive compensation to an annual say-on-pay vote in order to elicit regular feedback from stockholders.
✔	We require a strong ownership commitment from our officers and directors.
✔
We maintain a robust “clawback” policy that allows us to recapture amounts paid under our incentive compensation plans on the basis of financial results in the event that such results are found to be materially misstated.

➣ What we don’t do
✔	We do not reward subpar performance and incentive pay thresholds are set accordingly.
✔	We do not guarantee salary increases or annual bonuses.
✔
We do not allow our executives to hedge or pledge Company stock. (Two pledge obligations that were in effect prior to our adoption of a formal no hedging/no pledging policy in April 2016 were grandfathered from this prohibition.)

✔	We do not allow “single trigger” payouts under our employment and change-in-control agreements.

EXECUTIVE COMPENSATION

✔	We do not provide our executives with tax gross-ups triggered by equity plan vesting or other employee benefits.
✔	We do not provide our executives with excessive perquisites or benefits.
✔	We do not permit repricing of stock options without prior shareholder approval.
C. OUR EXECUTIVE COMPENSATION DECISION MAKING PROCESS
☐ Key Participants
➣ The Compensation Committee
Our Compensation Committee, all the members of which are independent directors under NYSE listing standards, makes decisions on the compensation of our NEOs. This responsibility is discharged within the framework of a formal committee charter, which delegates a wide range of strategic and administrative issues to the Committee. Key among the Committee’s tasks is the development of, and monitoring of adherence to, the Company’s executive compensation philosophy. In addition, the Committee is responsible for ensuring that our plans and programs comply with all regulatory directives, including consideration of the risk profile of our compensation programs to ensure that such programs do not encourage unnecessary risk taking by participants. Finally, the Committee is charged with the annual administration of our senior executive incentive compensation program, including the development of plan design, the selection of performance metrics, the designation of specific performance goals and award opportunities, and the certification of performance results. See, “Board Committees- Compensation Committee,” for a detailed discussion of the Committee’s responsibilities and membership. The Committee’s charter is posted on the corporate governance pages within the Investor Relations portion of our website at www.myNYCB.com.
The Committee met seven times in 2021, each time including discussions in executive session without management present.
The Committee reviews the compensation of each NEO annually to evaluate whether the executive’s pay level is consistent with our compensation philosophy, risk profile, and the performance of both the Company and the individual, and whether market practices dictate an adjustment in the form or level of the executive’s compensation. As part of this annual review, the Committee considers the executive’s individual contributions to the financial success of the Company, management of subordinates, contribution to safety and soundness objectives, and their long-term potential as a senior executive.
The Committee does not delegate any substantive responsibilities related to the determination of compensation for our NEOs, and the Committee members exercise their independent judgment when they make executive compensation decisions.
➣ Timing of Executive Compensation Decisions
The Compensation Committee meets throughout the year and every meeting typically includes discussion of executive pay matters. In the fourth quarter and the first quarter of the new year, the Committee meets to consider the results of the prior annual shareholder meeting, including the say-on-pay vote and the analysis of proxy advisory firms. In addition, the Committee receives input from the independent compensation consultant on emerging industry trends and best practices for executive pay. The Committee typically reviews benchmarking data for NEOs and outside director compensation, followed by consideration of changes to NEO base pay and the compensation structure of outside director compensation. The Committee next reviews the prior year STIP and LTIP for senior management to determine whether changes to the program are warranted. This process typically takes several months and changes, if any, are usually approved in the March-April timeframe. During the same period, the Committee reviews the current peer group for financial and compensation purposes and makes revisions as necessary. In March, the Committee turns to the review and approval of awards under the prior year short- and long-term STIP and LTIP and, if applicable, the settlement of PBRSU awards for the three-year performance period ending with the prior year.
➣ Our CEO’s Role in the Compensation Process
Although the Compensation Committee makes independent determinations on all matters related to compensation of the NEOs, our CEO provides the Committee with his evaluation of the other NEOs’ performance and makes recommendations regarding base salary and incentive compensation awards. However, the Committee has absolute discretion to accept, reject, or modify the CEO’s recommendations. Our CEO plays no role in, and is not present during, discussions regarding his own compensation or final decisions of the Committee regarding compensation of the other NEOs.

EXECUTIVE COMPENSATION

➣ The Independent Compensation Consultant
The Compensation Committee has retained Meridian Compensation Partners LLC (“Meridian”) as an independent compensation consultant. Meridian works with the Committee to review our executive compensation program and assess our program relative to our performance and the market. Meridian attends Committee meetings as requested and participates in general discussions regarding executive compensation matters. While the Committee considers input from Meridian, the Committee’s decisions are the product of many factors and considerations. Management works with Meridian at the direction of the Committee to develop materials and analyses that are critical to the Committee’s evaluations and determinations. Such materials include competitive market assessments of NEO compensation and guidance on best practices, regulatory and legal developments. Meridian also helps the Committee to identify an appropriate peer group and annually provides the Committee with comparative financial information for the peer group to establish and approve award levels under the Company’s incentive compensation program.
Meridian coordinates with the Chair of the Committee and participates with members of the Committee in executive session (without management personnel present) to discuss compensation matters. Meridian does not provide other services to the Company and has no direct or indirect business relationships with the Company or its affiliates. The Compensation Committee has considered Meridian’s independence for the 2021 fiscal year and whether its work raised conflicts of interest under the NYSE listing standards. Considering these factors, the Committee determined that the work performed by Meridian did not create any conflict of interest and that Meridian is independent of the Company’s management.
➣ Benchmarking and Peer Group Analysis
An important element of our compensation philosophy is the analysis of our executive compensation structure and financial performance relative to a peer group of similarly sized, publicly traded financial institutions. The peer group is a key reference point as the Committee considers whether the executive pay program has achieved a proper alignment of pay and performance and how the program positions the Company among peers in the race to attract and retain top talent. Our peer group is selected with the assistance of our independent compensation consultant based on objective criteria. We consider factors such as their business footprint, business mix, how they compare to the Company in terms of asset size, revenue, market capitalization, and their status as a competitor for customers, executive talent, and investment capital. The peer group is reviewed annually, and changes periodically as a result of the Company’s growth, industry consolidation, and changes in a peer company’s business focus or condition. We believe the 21 banks included in the 2021 peer group, which was unchanged from the 2020 peer group, are generally reflective of the Committee’s consideration of these factors. Certain peer institutions, such as SVB Financial Group, First Republic Bank and CIT Group, were excluded from the peer group due to significant differences in their business model. In addition, certain banks in the asset range from $20-$30 billion were excluded based on their size relative to the Company.
The Committee will continue to assess the universe of financial institutions to evaluate possible candidates for inclusion in the peer group. We anticipate that, following the closing of the Flagstar transaction, the peer group will be revised to reflect the combined bank’s greater size, diversified business mix and geographic footprint.
The 2021 peer group included the following 21 financial institutions:
Bank United
BOK Financial Corp.
Comerica Incorporated
Cullen/Frost Bankers, Inc.
First Citizens Bancshares, Inc.
First Horizon National Corporation
F.N.B. Corporation
Huntington Bancshares Inc.
KeyCorp
M&T Bank Corp.

Peoples United Financial, Inc.
Popular, Inc.
Regions Financial Corporation
Signature Bank
Sterling Bancorp
Synovus Financial Corp.
TCF Financial Corporation
Texas Capital Bancshares, Inc.
Valley National Bancorp
Wintrust Financial Corporation
Zions Bancorporation

☐ Individual Performance Assessments
Our NEOs receive annual performance assessments following a process established by the Compensation Committee. Our CEO provides the Committee with an assessment of the other NEOs, and the Committee, in turn, provides our CEO with an assessment of his performance and considers the CEO’s evaluation of his direct reports. While the scope of the assessment may vary from year to year, the focus of the Committee’s review is on whether the executive is meeting the functional responsibilities of the position.

EXECUTIVE COMPENSATION

D. ELEMENTS OF COMPENSATION
☐ Introduction
Our NEOs participate in a competitive compensation program that emphasizes pay for performance and the creation of shareholder value. The elements of our executive compensation program, the specific objectives for each element, and a summary of how we implemented each element in 2021 are summarized in the table below:

Compensation Element	Objective		Implementation
Base Salary	✔	Provides each executive with fixed compensation that reflects the executive’s position and responsibilities, market dynamics and our overall pay structure.
Base salary periodically based on the Compensation Committee’s assessment of the executive’s individual performance, a review of peer group practices and consideration of the impact of base salary levels on incentive compensation opportunities.

Short-Term Incentives	✔	Provide a cash-based, market-competitive annual award opportunity linked to financial measures that are important to our business model.
The 2021 STIP was linked to two financial metrics (75% total weighting) derived from our 2021 budget projections and a strategic/qualitative assessment of the Company’s performance across a broad range of considerations (25% weighting). See, 2021 Executive Compensation Decisions below for additional information on the structure of, and results under, the 2021 STIP.

Long-Term Incentives	✔	Provide an incentive for our executives to create shareholder value over the long term through equity awards.
The 2021 LTIP included two components: (i) a grant of time-based vested restricted stock with a value equal to 25% of each NEO’s target award opportunity under the LTIP, and (ii) a grant of PBRSUs equal to 75% of the target award opportunity to be earned over the 2021-2023 performance period. For the PBRSU grant, the Committee established two metrics – 3-year EPS growth and 3-year ROATCE – to evaluate the Company’s performance relative to an industry index. See, 2021 Executive Compensation Decisions below for additional information on the structure of, and results under, the 2021 LTIP.

	✔	Align the interests of our executives with shareholders by awarding equity in the Company.
☐ Target Pay Mix
On an annual basis, the Compensation Committee establishes a target pay mix for each NEO that ensures that the largest part of each NEO’s annual compensation is at risk and depends on the level of attainment of specific performance objectives. In 2021, over three-quarters of our CEO’s compensation, at the target level, was directly linked to the performance of the Company. The following charts classify the sources of NEO compensation in 2021 based on the target pay mix established by the Committee:

EXECUTIVE COMPENSATION

☐ 2021 Executive Compensation Decisions
➣ Base Salary
As disclosed in our 2021 annual meeting proxy statement, in connection with the appointment of Mr. Cangemi as President and Chief Executive Officer and Mr. Pinto as Chief Financial Officer, the Compensation Committee adjusted the base salary for each executive to $1,150,000 and $700,000, respectively. The adjustments were based on market data presented by the Committee’s independent compensation consultant and the Committee’s consideration of the appropriate positioning of each executive relative to the base compensation of other members of the Company’s senior management team. The Committee also considered the effect of the base salary adjustments on incentive plan opportunities for each executive. Mr. Wann’s base salary was maintained at the 2020 level. The 2021 salaries for Mr. Adams and Mr. Quinn were set as part of the Company’s annual review of officer base salaries but it is anticipated that, in future years, the Committee will conduct the annual review of all NEO base salaries. The Committee also considered the effect of base salary adjustments on incentive plan opportunities for each NEO.
➣ Executive Incentive Compensation Program
Our 2021 executive incentive compensation program was maintained under applicable provisions of our 2020 Omnibus Incentive Plan (“2020 Plan”) which was approved by shareholders in 2020. In 2021, our executive incentive compensation program had two components: (i) a short-term performance-based cash award opportunity and (ii) a long-term performance-based award opportunity consisting of an award of PBRSUs (75% of the total award at target) that are earned over a forward-looking performance period (2021-2023) and an RSA (25% of the total award at target) that vests over three years.
☐ 2021 STIP Overview
The following provides a summary of the key provisions of our 2021 STIP:
✔	Covered the 2021 calendar year and provided a cash incentive based on performance goals set by the Compensation Committee in February 2021.
✔
Target cash incentive opportunities were defined as a percentage of 2021 base salary and were based on peer/market practices. Additional details on cash incentive opportunities are provided in the section below.

✔
Award determinations were based, in part, on the Company’s 2021 financial performance with respect to two internal budget targets. A description of these performance metrics, the weighting of each metric and the reasons why the Committee selected each metric is set forth in the table below. Each performance metric had a separate weighting and the result for each metric contributed separately to the actual award, if any. In addition, the Committee evaluated a scorecard of strategic and other qualitative considerations relative to the Company’s 2021 financial performance and assigned a 25% weighting for this factor to results over a range from threshold to stretch achievement.

☐ STIP Financial Performance Metrics
The following table identifies the financial performance metrics established by the Committee for 2021 under the STIP, provides our rationale for the use of each metric in the context of our strategic plan and shows how we apply it in the context of the new STIP. Please see Appendix A for a reconciliation of non-GAAP measures presented below.

Performance Metric	How We Define and Apply It	Why We Use It
Pre-Tax Operating Earnings
Net income before the effect of income taxes and any after-tax items, including minority interest and any extraordinary items. Pre-tax operating earnings is subject to adjustment for extraordinary items, accounting and tax law changes, discontinued operations, acquisition expenses, balance sheet restructuring charges and/or similar non-recurring or special items. This metric is an absolute metric based on the Company’s budget target and has a 50% weight in determining the actual award.
Provides direct insight into the financial health of the Company by measuring the revenue and expenses associated with the Company’s primary business activities.
Return on Average Tangible Assets (“ROATA”)
Net income as a percentage of average tangible assets. This metric is measured by reference to the Company’s percentile ranking in the designated peer group and has a 25% weight in determining the actual award.
Shows the profitability of our assets by measuring how effectively management is deploying our assets to generate a positive return.

EXECUTIVE COMPENSATION

☐ STIP Strategic/Qualitative Scorecard
For the first time in 2021, the STIP included a strategic/qualitative component weighted at 25% of the total award computation. The Committee determined that this component provided insight to performance factors that were not captured by the designated financial metrics. Specifically, the scorecard provided the Committee with an opportunity to evaluate the Company’s progress toward the attainment of specific business strategies and priorities and to consider other qualitative factors that are indicators of the Company’s performance. The scorecard factors were not specifically tied to a NEO’s individual performance or specific contribution in any specific category. Rather, the scorecard was intended to provide a more holistic assessment of the Company’s performance. The Committee did not assign a specific weight to any scorecard items. The specific factors considered by the Committee are identified in the chart below referencing “Significant Considerations Identified by the Compensation Committee.”
☐ 2021 STIP Award Opportunities, Performance Results and Award Determinations
The following table show the award opportunities established by the Compensation Committee for our CEO and the other NEOs under the 2021 STIP. Actual awards were determined by reference to the specific award opportunities assigned to each NEO, the weighted results with respect to each designated performance metric, and the Committee’s assessment of the strategic/qualitative scorecard.

2021 Short-Term Incentive Plan Award Opportunities (as % of 2021 Base Salary)
Executive	Threshold	Target	Maximum
Mr. Cangemi	62.5%	125%	187.5%
Mr. Wann	45	90	135
Mr. Pinto	35	70	105
Mr. Adams	35	70	105
Mr. Quinn	35	70	105
The following table shows the Company’s actual 2021 results with respect to the two designated financial metrics and the strategic/qualitative scorecard factors (as detailed in the next following chart). With respect to each metric and the scorecard, the Company’s performance was above the stretch level.

		Performance Goals			Actual Performance	Payout as % of Target Award Opportunity
Performance Measure	Weight	Threshold	Target	Stretch
Pre-tax Operating Earnings	50%	$653,592,000	$726,214,000	$798,835,000	$828,973,000	150%
ROATA	25%	0.9%	1.01%	1.11%	1.12%	150%
Strategic/Qualitative Scorecard Assessment	25%	50%	100%	150%	150%	150%
Payout Range	25%	50%	100%	150%	150%	150%
Total Payout:	100%	50%	100%	150%	—	131.26%

EXECUTIVE COMPENSATION

The following table identifies the assessment categories included in the strategic/qualitative Company Scorecard and the significant considerations identified by the Committee in each category:

Assessment Categories	Significant Considerations Identified by the Compensation Committee
Strategic initiatives – • Acquisitions and/or organic growth • Technology/digital initiatives • Effective COVID response
• Entered into a watershed transaction with Flagstar and initiated a highly effective integration process targeted towards a smooth combination of the two institutions.
• Established a separate unit for digital banking and BaaS, and initiated strategic partnerships with Figure and other parties to enhance NYCB’s capabilities in digital banking/BaaS.
• Continued refinement of the Fiserv core operating system and explored opportunities to exploit Fiserv as a digital banking tool.
• Notwithstanding the continuing pandemic, maintained bank operations with limited disruption and continued a highly effective program to maintain a safe environment for employees and customers.

Risk/Compliance/Regulatory – • High standards of regulatory compliance • Effective enterprise risk management practices • Effective credit risk management practices
• Maintained a strong commitment to regulatory compliance throughout the institution and a cooperative dialogue with regulators.
• Continued a rigorous approach to enterprise risk management designed to identify and remediate risk.
• Emphasized the critical role of ethical conduct in the business environment with expectations of a commitment to accountability, transparency and escalation.
• Maintained strong credit risk management practices to ensure high asset quality and to minimize risk of loss and provide borrower relief where appropriate.

Reputation with key stakeholders – • Regulator relations • Shareholder relations • Employee engagement • Community relations • ESG/DE&I
• Maintained a positive and responsive approach to regulatory relations.
• Continued positive engagement with shareholders in a variety of settings.
• New management team adopted a proactive approach to employee engagement with regular and detailed communication with employees on corporate and personnel developments.
• Continued emphasis on strong community relations and committed significant resources to the communities served by the Community Bank today and after the Flagstar merger closes.
• Enhanced the bank’s commitment to ESG/DE&I objectives with (i) expanded involvement by executive management in internal, industry and community
ESG/DE&I initiatives, (ii) the formation of an ESG Working Group with bank-wide representation to monitor ESG/DEI developments, (iii) continued
recruitment of women and minorities throughout the bank (including senior level positions).

Overall Financial Performance – • Capital position • Loan growth • Credit quality • Efficiency Ratio
• Achieved record earnings in a difficult economic environment.
• Maintained a strong capital position at the holding company and bank levels.
• Showed solid loan growth for the year and record loan growth in the fourth quarter.
• Maintained stellar asset quality.
• Maintained the current dividend.
• Achieved an efficiency ratio in line with the Community Bank’s historical trends after a period where the efficiency ratio was increasing.

Business Unit/Individual – • Business unit leader performance • Business unit/function leadership
• Business unit leaders exhibited solid performance across all business units, demonstrating appropriate leadership skills and a capacity to adapt to the business environment.
• All business units performed well and achieved results that were consistent with the bank’s business strategy.

The following table shows actual awards under the 2021 STIP based on performance relative to the designated metrics and taking into account the Committee’s assessment of results under the strategic/qualitative scorecard. With respect to the financial metrics, the Company registered strong numbers for operating earnings (50% weighting) and ROATA (25% weighting), resulting in award opportunities at the stretch level. As permitted by the STIP, the Committee authorized the adjustment of both metrics to exclude certain expenses related to the Flagstar transaction. Overall, the

EXECUTIVE COMPENSATION

Committee concluded that the migration away from the use of relative metrics (i.e., metrics that consider the Company’s percentile ranking relative to the peer group) in prior STIPs to the full use of budget-based, absolute metrics in the 2021 STIP supported a better alignment of annual incentive pay and annual performance. In addition, the Committee indicated that the addition of a strategic/qualitative scorecard provided an important new dimension to the STIP by providing the Committee with an opportunity to take a broader view of Company performance and, in particular, to gauge progress toward strategic objectives.
The Committee further commented that the 2021 STIP results were also supported by the superior individual performance of each NEO. The Committee made one change to the actual awards in the case of Mr. Wann, adjusting his award to the target level. The Committee noted that, subsequent to the adoption of the 2021 STIP, the reorganization of certain internal functions and reporting lines by the Company’s new CEO somewhat reduced the scope of the COO role. The Committee considered these changes to Mr. Wann’s responsibilities and adjusted his award accordingly, stating that, notwithstanding the adjustment, Mr. Wann’s 2021 performance was exemplary.

	Base Salary ($000)	Target		Maximum Potential STI Award Opportunity Based on 2020 Results (131.26% of target)	Actual STI Awards Determined by Compensation Committee
Executive		% of Base
Mr. Cangemi	$1,150	125%	$1,437,500	$2,156,000	$2,156,000
Mr. Wann	1,100	90	990,000	1,485,000	990,000
Mr. Pinto	700	70	490,000	735,000	735,000
Mr. Adams	550	70	420,000	630,000	630,000
Mr. Quinn	541	70	375,518	563,277	563,000
☐ LTIP and Other Equity Awards
The following provides an overview of the key features of the 2021 LTIP and provides insight into factors considered by the Committee in developing the plan design:
The 2021 LTIP grant consisted of two distinct components:
✔
25% of the target LTIP award consisted of time-based RSAs vesting ratably over three years. The Committee limited this time-based vested component to 25% given the Committee’s intent to link the largest part of the LTIP benefit directly to future performance. Consistent with the Company’s long-standing practice for all of the approximately 450 employees who are eligible to receive RSA grants, dividends paid on the restricted shares are paid at the same time dividends are paid to other shareholders.

✔
75% of the target LTIP award consisted of a grant of PBRSUs where the actual award earned will be based on the Company’s performance with respect to two weighted metrics over the 2021-2023 performance period relative to an objectively designated and broad index of financial institutions (see below). The award, if any, will be determined by the Committee in early 2024 after consideration of the Company’s performance relative to the index group. All awards will be settled in fully vested shares of Company common stock. The Committee awarded dividend equivalent rights in tandem with the PBRSUs but no dividend equivalent payments will be made prior to the date that the Committee determines the level at which the PBRSUs have been earned and only to the extent of the dividends that would have accrued over the performance period with respect to the shares underlying the earned PBRSUs. The Committee selected two metrics – relative ROATCE and relative EPS growth – for the 2021-2023 performance period. The Company’s performance with respect to these metrics will be evaluated at the end of the three-year performance period on a percentile ranking basis relative to an industry index consisting of 31 banks with assets between $25 billion-$250 billion selected from the KBW Regional Bank Index and the KBW Banking Index. Each performance metric has an equal weighting and the result for each metric contributes separately to the determination of the actual award at the end of the performance period, if any. The LTIP specifies that, if at the end of the performance period, a bank included in the index is not a public company or is acquired, the bank will be removed from the index for the entire performance period and the percentile results will be calculated accordingly.

EXECUTIVE COMPENSATION

✔
For the 2021 LTIP, award opportunities were determined by reference to the 2021 base salary of each NEO. For our CEO, the 2021 target opportunity was set at 160% of 2021 base salary and allocated as described above between a grant of time-based restricted stock (25% of the target opportunity value) and the grant of PBRSUs (75% of the target opportunity value). In setting the CEO’s 2021 LTIP target opportunity, the Committee factored in Mr. Cangemi’s promotional RSA granted in January 2021 (see below) and set the target somewhat below the CEO LTIP target opportunity in recent years.

✔
The Committee set target performance for the PBRSU grants at the 55th percentile of the industry index to ensure that a target level payout requires the Company to outperform the median of the Index. The Committee set the threshold level at the 35th percentile to ensure that no payouts would be made for sustained weak performance. To receive maximum awards, performance must be at the 75th percentile or higher, a level that is intended to reward superior performance. The Committee believed that these levels establish appropriate performance targets in the context of a relative metric that is measured over a multi-year period.

☐ Award Opportunities under the 2021 LTIP
The following table provides detail on the target award opportunities for each NEO under the 2021 LTIP. As noted above, the target award opportunity was allocated to time-based RSAs granted (25%) and PBRSUs (75%).

2021 Long-Term Incentive Plan Award Opportunities (as % of 2021 Base Salary)
Executive	Target
Mr. Cangemi	160%
Mr. Wann	125
Mr. Pinto	100
Mr. Adams	100
Mr. Quinn	100
☐ Time-Based Vested RSAs Under the 2020 LTIP
The following table provides detail on the time-based vested RSAs granted to the NEOs under the 2021 LTIP on February 26, 2021. The awards were based on the dollar value of 25% of each NEO’s target opportunity under the 2021 LTIP and the number of shares awarded was determined by reference to the $12.21 per share closing price of the Company’s Common Stock on the grant date. All awards vest ratably over three years.

Executive	2021 Time-Based Vested Restricted Stock Awards (# shares)
Mr. Cangemi	37,674
Mr. Wann	28,153
Mr. Pinto	14,333
Mr. Adams	11,261
Mr. Quinn	11,072

EXECUTIVE COMPENSATION

☐ 2021 PBRSU Performance Metrics
The following table identifies the financial metrics established by the Committee with respect to the award of PBRSUs for the 2021-2023 performance period under the LTIP, provides our rationale for the use of each metric in the context of our strategic plan, and shows how we apply it to determine actual awards. Please see Appendix A for a reconciliation of non-GAAP measures presented below.

Performance Metric	How We Define and Apply It	Why We Use It
3-Year Earnings Per Share Growth (relative to index group)
Measured as the compound 3-year annual growth rate of the Company’s earnings per share. The Company’s result is evaluated by reference to the Company’s percentile ranking in the designated index group of financial institutions and has a 50% weight in determining the actual award.
Provides a clear measure of profitability over time and relative to other companies in the sector.
3-Year Return on Average Tangible Common Equity (relative to index group)
Net income available to common shares adjusted for amortization of intangibles and goodwill impairment as a percentage of average tangible common equity. This metric is measured by reference to the Company’s percentile ranking in the designated index group of financial institutions and has a 50% weight in determining the actual award.
Provides a measure of the return on our shareholders’ investment over time and demonstrates our financial health relative to other companies in the sector.
☐ 2021 PBRSU Performance Metric Goals
The following table provides detail on the goals established by the Committee for the 2021 PBRSU awards with respect to the two designated performance metrics for the 2021-2023 performance period and the weighting assigned to each metric.

		Performance Goals
Performance Metrics	Weight	Threshold	Target	Maximum
3-Year Relative EPS Growth	50%	35th percentile	55th percentile	75th percentile
3-Year Return on Average Tangible Common Equity	50%	35th percentile	55th percentile	75th percentile
Payout Range (% Target)	100%	50%	100%	150%
☐ 2021 PBRSU Awards
The following table provides detail on the PBRSUs awarded to each NEO at target under the 2021 LTIP. Each NEO received PBRSUs at the target level (which represents 75% of the total 2021 LTIP target opportunity as described above). The maximum award based on stretch level performance is 150% of the target award. The award at threshold performance is 50% of the target award. PBRSUs shown in the table are not guaranteed and will vest based solely on our performance results over the 2021-2023 performance period in accordance with the performance goals described in the preceding table.

Executive	2021 PBRSU Awards at Target (# shares)
Mr. Cangemi	203,095
Mr. Wann	99,734
Mr. Pinto	61,654
Mr. Adams	41,804
Mr. Quinn	39,894
Consistent with the provisions of the 2020 Plan, the PBRSU awards are subject to “double trigger” vesting if the awards are assumed by an acquirer following a change in control of the Company (as defined in the 2020 Plan). Accordingly, if the awards are assumed, the awards would vest at target if the executive’s employment is terminated without cause or the executive terminates employment for good reason (in each case, as defined in the 2020 Plan) during the two-year period following a change in control. If, however, the awards are not assumed by the acquirer, the awards

EXECUTIVE COMPENSATION

would vest based on actual performance through the change in control effective date or, if actual performance is not determinable, at target. The awards are forfeited upon the executive’s termination of employment prior to the settlement date, which occurs after the close of the performance period. The awards vest at target upon the executive’s termination of employment by reason of death or disability.
☐ CEO and CFO Promotion Awards
As disclosed in our 2021 annual meeting proxy statement, the Compensation Committee granted a one-time promotional award of restricted stock to Messrs. Cangemi and Pinto after they assumed their present positions. The basis for the award was the Committee’s intent to acknowledge the significance of their promotion for the Company and to provide a significant incentive for each executive to realize the Company’s strategic plan. The awards had a grant date value of $3,218,239 (Mr. Cangemi) and $1,050,733 (Mr. Pinto), and each award vests ratably over a five-year period. For additional information regarding the promotional grants, please see the section headed “Executive Compensation Tables – Summary Compensation Table.”
☐ Settlement of PBRSUs for the 2019-2021 Performance Period
At a meeting held on March 22, 2022, the Committee determined that PBRSUs awarded to Messrs. Cangemi, Wann and Pinto for the performance period 2019-2021 were earned at 75% of the target award opportunity. Under the terms of the award, the Company’s EPS growth and average ROATCE over the performance period were evaluated on a percentile basis relative to the performance of a designated index group of financial institutions. Each metric was weighted at 50% of the total award and contributed separately to the determination of the final award. For each metric, the threshold award opportunity was set at the 35th percentile, the target opportunity at the 55th percentile and the stretch opportunity at the 75th percentile. With respect to EPS growth, the Company ranked at the 75th percentile (15% EPS growth over the performance period), resulting in stretch-level performance. With respect to ROATCE, the Company ranked at the 19th percentile (12% average ROATCE over the performance period, resulting in performance below the required threshold level. Based on these results, the Committee set the earned award at 75% of the target opportunity, noting that, on a combined basis, only the EPS growth results contributed to the earned award and that the portion of the award tied to average ROATCE was forfeited. All awards were settled in shares of Company common stock as follows: Mr. Cangemi – 41,867 shares; Mr. Wann – 67,727 shares; and Mr. Pinto- 28,322 shares. Mr. Cangemi and Mr. Pinto were serving as Chief Financial Officer and Chief Accounting Officer, respectively, at the time the PBRSUs were granted. Mr. Adams and Mr. Quinn did not participate in the LTIP for the 2019-2021 performance period.
☐ Other Executive Benefits
➣ Employment Agreements and Change-in-Control Benefits
All of our NEOs have entered into employment agreements that provide severance benefits and benefit continuation in the event of their termination without cause or for good reason, disability, and upon termination in certain circumstances following a change in control. No severance benefits are payable if the executive is terminated for cause or upon the executive’s voluntary resignation without good reason (as defined in the agreement). In the change-in-control context, the agreements are “double trigger” requiring both the occurrence of a change in control and the executive’s involuntary termination of employment or constructive termination for good reason. For additional information regarding the terms of these employment agreements, see the section headed “Executive Compensation Tables – Potential Post-Termination Payments and Benefits.” The Committee, with management support, has followed a policy that all new employment agreements for the senior executive group must reflect the following terms: (i) “double trigger” change in control benefits and (ii) no indemnification for golden parachute excise tax liabilities. The Committee believes that the employment agreements (i) will help retain the NEOs and facilitate an orderly transition during a change in control, (ii) will provide the NEOs with financial protection so they will continue to act in the best interests of the Company during the change in control process, and (iii) reflects an important element of a competitive compensation package for the NEOs.
➣ Retirement Benefits; Employee Welfare Benefits
We offer our employees a 401(k) plan with a “safe harbor” match that enables them to add to their retirement savings on a tax-favored basis. The Company previously maintained a separate tax-qualified Employee Stock Ownership Plan but, in December 2021, this plan was merged into the 401(k) plan. Certain NEOs are entitled to benefits at retirement under our tax-qualified, defined benefit pension plan and a related non-qualified excess benefits plan, both of which were frozen in 1999 and, following which, no additional annual benefits were accrued. For additional information regarding the supplemental retirement benefits plan, please see the section headed “Executive Compensation Tables – Potential Post-Termination Payments and Benefits.”

EXECUTIVE COMPENSATION

In addition to retirement programs, we provide our employees, including our named executive officers, with coverage under medical, dental, life insurance, and disability plans on the same terms as our general employee population. However, officers at the level of Senior Vice President or above typically receive life insurance coverage through our bank-owned life insurance program in lieu of group life coverage above $50,000. We also provide employees with access to a flexible spending account program to pay their share of the cost of such coverage on a pre-tax basis.
➣ Perquisites
We provide our named executive officers with limited perquisites to further their ability to promote the business interests of the Company in our markets and to reflect competitive practices for similarly situated officers employed by our peers.
E. OTHER CONSIDERATIONS
☐ Risk Management and Our Compensation Programs
A central tenet of our compensation philosophy is to provide incentives that are consistent with prudent risk management while recognizing that some level of risk is inherent in the operation of our business. Our approach to risk management takes as a starting point the guidelines established by our bank regulators:
✔	Incentive compensation should balance risk and financial results in a manner that does not provide incentives for excessive risk taking.
✔	Risk management processes and internal controls should reinforce and support the development of balanced incentive compensation arrangements.
✔	Banks should have strong and effective corporate governance to help ensure sound compensation practices.
Our Compensation Committee monitors our incentive compensation programs periodically to ensure that the programs reflect a balanced mix of incentives that discourage unnecessary or excessive risk taking by our management team and by employees throughout the organization. The program is also subject to annual review by our Chief Risk Officer, and the Committee is periodically briefed on pertinent risk management topics by our Chief Risk Officer. An important element of our risk management process is the identification of the Company’s risk appetite, which establishes a baseline for the design of risk considerations under our incentive programs. We also maintain a comprehensive risk management process and strong internal controls to manage risk generally, an approach that limits the risk arising out of our incentive compensation program. Within the incentive programs, we incorporate performance measures that reflect an inherent sensitivity to risk. Based on our assessment, we do not believe that the risks arising out of our incentive compensation programs are reasonably likely to have a material adverse effect on the Company. We believe our programs are balanced and do not encourage excessive risk taking by the participants that could threaten the value of the Company. This determination is based on our consideration of (i) the Board’s role in establishing the Company’s risk appetite, (ii) the extensive controls we place on our business operations, and (iii) the nature of the specific incentive plans and programs we maintain.
☐ Stock Ownership Requirements
Our executive officers have, for many years, held stock in the Company at levels that are far in excess of any stock ownership guidelines that would be considered best practice. We do, however, maintain formal share ownership guidelines for our CEO and other named executive officers to affirm our commitment to stock ownership and retention as a central element of our compensation philosophy. A summary of our policy and the status of our officers under the policy is provided below:

Executive	Multiple of Salary	Compliance Status
CEO	6x Base Salary	In compliance
Other Named Executive Officers	4x Base Salary	In compliance
Under the stock ownership policy, officers have five years from the point of initial service to meet the ownership guidelines. We count awards under our equity compensation program, stock previously allocated through our ESOP and shares acquired through our 401(k) plan toward the ownership guidelines. The Compensation Committee is charged with maintaining compliance with the stock ownership guidelines.

EXECUTIVE COMPENSATION

☐ Recoupment of Incentive Compensation
The Company maintains a formal recoupment or “clawback” policy that applies to both short- and long-term incentive awards made to our executive officers. Under our policy, the Company may recover or forfeit previously paid or awarded incentive compensation if the Compensation Committee determines that such compensation was paid on the basis of materially inaccurate financial metrics or financial statements, or if such compensation is attributable to actions on the part of an executive that result in, or are reasonably expected to expose the Company to, material actual or potential risk.
☐ Hedging and Pledging of Company Stock
Our directors and officers are prohibited from hedging the value of our stock pursuant to a formal policy that bars the purchase and sale of puts, calls, options, or other derivative securities based on Company stock, or other transactions related to the monetization of the value of our stock. In addition, our officers and directors are not allowed to pledge Company stock as collateral or acquire Company stock on margin. Two pledging transactions entered into prior to the adoption of this policy in 2016 were grandfathered under the policy for the duration of the pledge obligation only.
☐ Tax and Accounting Considerations
In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and periodically thereafter to ensure that we understand the financial impact of each program on the Company. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. To the greatest extent possible, we structure our compensation programs in a tax efficient manner. Prior to January 1, 2018, Section 162(m) of the Internal Revenue Code generally disallowed a federal income tax deduction for compensation over $1 million paid for any fiscal year to the Chief Executive Officer and the three other highest paid executive officers other than the Chief Financial Officer unless the compensation qualified as “performance-based” for Section 162(m) purposes. Historically, our executive incentive plans were structured to satisfy the requirements of the “performance-based” exception under Section 162(m). However, for taxable years beginning on and after January 1, 2018, the Tax Cuts and Jobs Act of 2017 eliminated the “performance-based” compensation exception under Section 162(m), and expanded the $1 million per covered employee annual limitation on deductibility to cover all named executive officers. While the Company has sought to preserve deductibility of compensation paid to the named executive officers to the extent permitted by law, we have retained the flexibility to provide nondeductible compensation arrangements if we believe it is necessary to attract, incentivize, and retain key executives. We do not intend to change our pay-for-performance approach to awarding executive compensation even though the recent tax law changes eliminated the specific tax benefits under the prior law associated with awards of performance-based compensation.
☐ Equity Compensation Grant and Award Practices
The Committee typically makes equity awards to our senior management team in the March-April timeframe based on the LTIP program adopted for the prior year. Other employees are considered for equity awards in January. However, grants or awards may be made by the Committee or by the CEO for other Company personnel at other times during the year based on specific circumstances such as a new hire, a specific contractual commitment, or a change in position or responsibility. As a general matter, the Compensation Committee’s process is independent of any consideration of the timing of the release of material non-public information, including with respect to the determination of grant dates. Similarly, the Company has never timed the release of material non-public information with the purpose or intent of affecting the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material non-public information such as earnings releases or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to the timing of disclosure. The Company has not granted stock options since 2006.

EXECUTIVE COMPENSATION

II. COMPENSATION COMMITTEE REPORT
The Compensation Committee is a committee of independent directors that is responsible for oversight and review of our compensation and benefit plans, including plans that cover our named executive officers. The foregoing Compensation Discussion and Analysis is management’s report on the Company’s executive compensation program. The Compensation Committee has reviewed the Compensation Discussion and Analysis with management. Based on this review and the Committee’s discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
The Compensation Committee
Hanif “Wally” Dahya, Chair
Leslie D. Dunn
Lawrence Rosano, Jr.
Lawrence J. Savarese

EXECUTIVE COMPENSATION TABLES

III.	EXECUTIVE COMPENSATION TABLES
☐ Summary Compensation Table
The following information is furnished for the Company’s principal executive officer, principal financial officer, and the next three highest compensated executive officers of the Company (the “named executive officers” or “NEOs”) for the 2021 fiscal year:

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total Compensation ($)
Thomas R. Cangemi(4) Chairman, President and CEO	2021	1,150,000	5,058,239	2,156,000	288,066	8,652,305
	2020	850,000	850,005	781,500	220,846	2,702,351
	2019	850,000	850,002	633,000	416,681	2,749,683
Robert Wann Senior EVP and COO	2021	1,100,000	1,374,992	990,000	162,413	3,627,405
	2020	1,100,000	1,375,245	1,200,000	392,148	4,065,393
	2019	1,100,000	1,375,002	1,054,000	692,158	4,221,160
John J. Pinto(4) Senior EVP and CFO	2021	700,000	1,750,739	735,000	122,985	3,308,724
	2020	575,000	576,005	528,000	151,652	1,830,657
	2019	575,000	575,008	428,000	285,959	1,863,967
John T. Adams Senior EVP and CLO	2021	600,000	550,000	630,000	52,600	1,832,600
	2020	550,000	729,754	505,000	45,282	1,830,036
R. Patrick Quinn Senior EVP, GC and CS	2021	540,750	707,706	568,000	27,740	1,844,196
(1)
Amounts in this column for 2021 reflect the aggregate grant date value of restricted stock awards (“RSAs”) and performance-based restricted stock unit (“PBRSUs”) awarded under the Company’s 2021 long-term incentive plan (“LTIP”) covering the NEOs. The performance period for the PBRSUs is 2021-2023. In addition, for Mr. Cangemi and Mr. Pinto, the column includes the value of a promotional restricted stock award made shortly after they assumed their present positions. The awards had a grant date value of $3,218,239 (Mr. Cangemi) and $1,050,733 (Mr. Pinto). See, the Grants of Plan-Based Awards table below and “Compensation Discussion and Analysis” for additional information regarding the promotional awards. The fair value of all equity awards has been calculated in accordance with FASB Topic ASC 718 using the valuation methodology and assumptions set forth in Note 15 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. For the PBRSUs, the amounts above were calculated based on the probable outcome of the performance conditions as of the inception date and represent the value of the target number of units granted to each NEO consistent with the estimate of the aggregate compensation cost to be recognized as of the service inception date under ASC 718. Assuming the highest level of performance, the grant date value of the PBRSUs awarded to each NEO (150% of the grant date target value) is as follows: Mr. Cangemi ($2,060,998); Mr. Wann ($1,546,873); Mr. Pinto ($787,508); Mr. Adams ($618,754) and Mr. Quinn ($604,700). For additional information regarding the 2021 equity awards, see “Compensation Discussion and Analysis and the 2021 Grants of Plan-Based Awards” table.

(2)
Represents a cash award for 2021 performance under the Company’s 2021 short-term incentive compensation plan (“STIP”). See, “Compensation Discussion and Analysis and the 2021 “Grants of Plan-Based Awards” table below for additional information concerning the 2021 award.

(3)	The following table sets forth the components of the All Other Compensation column in 2021:

Executive	Dividends on Unvested Restricted Stock ($)	Life Insurance Imputed Income ($)	Retirement Plan Contributions (ESOP and 401(k) match) ($)	Total ($)
Mr. Cangemi	259,974	10,279	17,813	288,066
Mr. Wann	83,615	60,985	17,813	162,413
Mr. Pinto	100,970	4,202	17,813	122,985
Mr. Adams	29,951	4,836	17,813	52,600
Mr. Quinn	4,080	5,847	17,813	27,740
(4)
Messrs. Cangemi and Pinto were appointed to their present positions in January 2021. Mr. Adams was first designated as a NEO in 2020 and Mr. Quinn was first designated as a NEO in 2021. Information is provided only for the periods when Messrs. Adams and Quinn were NEOs. Mr. Adams and Mr. Quinn were promoted to Senior Executive Vice President positions in March 2022.

EXECUTIVE COMPENSATION TABLES

☐ Grants of Plan-Based Awards r
The following table provides information concerning the 2021 award opportunities for the named executive officers under the Company’s non-equity incentive plans.

	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Award: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards and PBRSUs ($)(4)
Executive			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Cangemi	Cash	2/26/21	718,500	1,437,500	2,156,250
	RSA	1/12/21							290,980	3,218,239
	RSA	2/26/21							37,674	460,000
	PBRSU	2/26/21				56,511	113,022	169,533		1,380,000
Mr. Wann	Cash	2/26/21	495,000	990,000	1,336,500
	RSAs	2/26/21							28,153	341,995
	PBRSU	2/26/21				42,230	84,459	126,689		1,031,244
Mr. Pinto	Cash	2/26/21	245,000	490,000	735,000
	RSA	1/12/21							95,003	1,050,733
	RSA	2/26/21							14,333	175,006
	PBRSU	2/26/21				21,499	42,998	64,497		525,000
Mr. Adams	Cash	2/26/21	210,000	420,000	630,000
	RSA	2/26/21							11,261	137,497
	PBRSU	2/26/21				16,892	33,784	50,676		412,503
Mr. Quinn	Cash	2/26/21	189,263	378,525	567,788
	RSA	1/12/21							15,000	166,950
	RSA	2/26/21							11,072	135,189
	PBRSU	2/26/21				16,608	33,216	49,825		405,567
(1)
Represents award opportunity levels under the STIP. Actual awards were determined by the Compensation Committee on March 22, 2022. See, “Compensation Discussion and Analysis” for additional information on the 2021 program and the Committee’s award determinations.

(2)
Amounts in this column represent award opportunities (in shares of Common Stock) at target with respect to PBRSUs granted under the 2021 LTIP on February 26, 2021 for the performance period 2021-2023. The award has a value equal to 75% of the dollar value of each officer’s target award opportunity under the 2021 LTIP. The awards will be earned based one-half on the Company’s 3-year earnings per share growth and one-half on the Company’s 3-year return on average tangible common equity over the performance period, in each case measuring the Company’s performance relative to an index consisting of banks with assets between $25 and $250 billion that are included in the KBW Banking Index and Regional Banking Index. The awards were granted at the target opportunity level and are subject to adjustment based on actual performance, which will be determined in early 2024. Dividend equivalents are accrued on these awards over the performance period and are paid only to the extent that the related PBRSUs are earned based on performance. The awards are settled in shares of Common Stock. See, “Compensation Discussion and Analysis” for additional information on the LTIP and the Committee’s award determinations.

(3)
The “All Other Stock Award” column includes the grant date value of shares of restricted Common Stock awarded under the 2021 LTIP on February 26, 2021. The grant date price of the Common Stock was $12.21. In each case, the award had a value equal to 25% of the dollar value of each officer’s target award opportunity under the 2021 LTIP, and each award vests ratably over three years. For Mr. Cangemi and Mr. Pinto, the column also includes the value of a separate promotional award made on January 12, 2021, shortly after they assumed their present positons. The separate award was made in the form of restricted stock and vests ratably over five years. For the separate award, the grant date price of the Common Stock was $11.06. In addition, Mr. Quinn received a separate RSA on January 14, 2021 covering 15,000 shares, subject to five-year vesting. This award was part of the Company’s annual equity award process for officers below the NEO level, which occurred prior to his designation as an LTIP participant. Cash dividends are paid to participants at the same time dividends are paid to other shareholders. See, “Compensation Discussion and Analysis” for additional information on the LTIP and the Committee’s award determinations.

(4)
Amounts in this column for 2021 reflect the grant date values of RSAs and PBRSUs granted under the 2021 LTIP. The fair value of the awards has been calculated in accordance with FASB Topic ASC 718 using the valuation methodology and assumptions set forth in Note 15 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. For the PBRSUs, the amounts shown above were calculated based on the probable outcome of the performance conditions as of the inception date and represent the value of the target number of units granted to each NEO consistent with the estimate of the aggregate compensation cost to be recognized as of the service inception date under ASC 718.

EXECUTIVE COMPENSATION TABLES

☐ Stock Vested
The following table provides information concerning RSA vesting for the named executive officers during the 2021 fiscal year:

	Restricted Stock Vesting
Executive	Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Mr. Cangemi	51,066	630,228
Mr. Wann	82,495	1,018,108
Mr. Pinto	34,606	427,087
Mr. Adams	15,200	169,176
Mr. Quinn	10,420	115,975
(1)
Represents the aggregate value realized in 2021 upon the vesting of restricted stock awarded in prior years under the Company’s incentive programs based on the value of the Company’s stock on the applicable 2021 vesting date for each award. The value realized by the executive upon vesting is also the amount realized by the executive as 2021 taxable income.

☐ Outstanding Equity Awards at Fiscal Year-End
The following table provides certain information with respect to unvested RSAs and PBRSUs held by the named executive officers as of December 31, 2021. The market value is based on the $12.21 closing price of the Common Stock on December 31, 2021. PBRSUs awarded with respect to the 2019-2021 performance period are included in the unvested share total as of December 31, 2021 but such awards were settled on March 22, 2022. See, Compensation Discussion and Analysis for additional information regarding the settlement of these awards. Mr. Adams and Mr. Quinn were not eligible to receive LTIP grants for the 2019-2021 performance period. As of December 31, 2021, the named executive officers did not hold any stock options.

Executive	Award Type	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested ($)(1)
Mr. Cangemi	RSA	378,966	4,627,542
	PBRSU	230,499	2,814,393
Mr. Wann	RSA	109,377	1,335,493
	PBRSU	274,495	3,351,584
Mr. Pinto	RSA	143,417	1,751,122
	PBRSU	122,565	1,496,519
Mr. Adams	RSA	46,861	572,173
	PBRSU	73,678	899,608
Mr. Quinn	RSA	45,672	557,655
	PBRSU	33,216	405,567
(1)
The PBRSU awards will be earned over the applicable performance period based one-half on the Company’s 3-year earnings per share growth and one-half on the Company’s 3-year return on average tangible common equity, in each case measuring the Company’s performance on a percentile basis relative to an index of banks with assets between $25 and $250 billion that are included in the KBW Banking Index and Regional Banking Index. The market value of the PBRSUs shown in this table reflects the market value of the number of PBRSUs awarded at the target opportunity level.

EXECUTIVE COMPENSATION TABLES

☐ Pension Benefits
The following table provides certain information as of December 31, 2021 with respect to each pension plan that provides for payments or other benefits to the named executive officers at retirement:(1)

Executive	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)
Mr. Cangemi	Retirement Plan	0.4	14,855
Mr. Wann	Retirement Plan	17	778,044
	Supplemental Retirement Plan	17	291,486
Mr. Pinto	Retirement Plan	—	—
Mr. Adams	Retirement Plan	17	292,777
Mr. Quinn	Retirement Plan	4	206,250
(1)
The Company sponsors a tax-qualified defined benefit pension plan, the Retirement Plan, and the related Supplemental Retirement Plan, both of which were frozen as to future benefit accruals in 1999 for employees of Queens County Savings Bank or, in Mr. Adams’ case, at the time of the Company’s 2000 acquisition of Haven Bancorp. The indicated benefit represents the present value of the executive’s accumulated benefit as of the date the plans were frozen. All amounts accrued by the Company with respect to the Plans subsequent to the freeze date reflect the effect of actuarial adjustments only. Mr. Wann has elected to receive in-service distributions under the Retirement Plan based on his attained age. Mr. Pinto did not participate in either plan.

☐ Non-Qualified Defined Contribution Plan Benefits
The following table represents the value of the executive’s account balance at December 31, 2021 under certain ESOP-related provisions of the Company’s Supplemental Executive Retirement Plan:

Executive	Value of Aggregate Balance at Last Fiscal Year-End(1) ($)
Mr. Wann	3,779,679
(1)
The plan, which was frozen as to annual allocations in 1999, credited the executive with shares of Common Stock that could not be allocated to him directly under the Company’s ESOP as a result of applicable federal tax limitations. Messrs. Cangemi, Pinto and Adams were not employees of the Company in 1999, however Mr. Cangemi was added to the plan in December 2020 solely for purposes of a change in control-related ESOP benefit. No annual allocations have been made under this plan since 1999. The value presented is based on the $12.21 closing price of the Common Stock on December 31, 2021. The share totals reflect the cumulative effect of nine stock splits in the form of stock dividends since the Company’s 1993 initial public offering and also include shares credited as a result of dividend reinvestment. For additional information regarding the plan, see “Potential Post-Termination Payments and Benefits” below.

☐ Potential Post-Termination Payments and Benefits
➣ Severance Under Employment Agreements
• Messrs. Wann, Cangemi, Pinto and Quinn
The Company has entered into employment agreements with each of the named executive officers. The agreements for Messrs. Cangemi, Wann, Pinto, and Quinn, which are identical in form and have been in place without modification since 2006, provide for an initial three-year term and daily extensions so that the contract term is always three years from the then-current date, unless either party provides written notice of non-renewal or termination, at which time the expiration date becomes fixed at three years from the date of notice or termination. The employment agreements also provide for the payment, and annual review, of base salary, the provision of employee benefits applicable to executive personnel, and eligibility to participate in incentive and stock-based compensation programs. The employment agreements allow the Company to terminate the executive’s employment for cause, as defined in, and subject to, procedures outlined in the agreements. The executive receives no further payments or benefits under his agreement following a termination for cause. Upon the executive’s voluntary termination or death, the executive or his estate would receive only his base salary and other compensation or benefits earned through the date of termination.

EXECUTIVE COMPENSATION TABLES

Under the agreements, the Company has the right to terminate the executive’s employment if he becomes disabled. Upon the executive’s termination of employment by reason of his disability, the executive’s full base salary would be continued through the date the executive begins to receive benefits under the Company’s long-term disability program. When the executive begins to receive long-term disability benefits, the Company is obligated to (i) continue paying the executive the difference between 60% of his base salary and the long-term disability benefit, and (ii) continue the executive’s employee benefits through the date the agreement would have otherwise expired. The amount shown in the tables that follow represents the undiscounted aggregate benefit of 100% base salary continuation for six months after termination by reason of disability and 60% of base salary continuation for an additional 30 months reduced by the maximum annual long-term disability payments under the Company’s disability plan ($180,000).
Each executive may also terminate employment under the agreement for good reason (i.e., under circumstances outlined in the agreement and equivalent to constructive termination), and the Company may also terminate the executive without cause. Upon termination for good reason or termination without cause, the executive receives a lump sum benefit equal to the sum of base salary and other compensation earned through the termination date, plus the executive’s pro rata share of his annual incentive compensation for the year of termination determined by reference to the highest annual aggregate annual amounts of bonuses or other cash incentive compensation paid to the executive in any of the three calendar years preceding termination of employment. The executive also becomes entitled to a lump sum payment equal to the sum of (i) three times the highest total compensation paid to the executive during the three preceding years, including bonuses, cash, and stock compensation, and other amounts reported on the executive’s Form W-2 (but excluding income realized from the exercise or disqualifying disposition of stock options); and (ii) three times the average amount contributed by or allocated to the executive under all tax-qualified benefit plans during the three preceding years. The executive also receives continued medical, dental, and life insurance benefits for a period of 36 months following termination of employment.
If the executive terminates employment due to disability or death within one year after the occurrence of a change in control or within one year after the commencement of preliminary steps leading to an eventual change of control, with the actual change in control taking place within two years after the executive’s termination of employment, the executive or his estate will receive the severance benefits described above, in the same manner as if the executive had terminated employment with good reason.
Section 280G of the Internal Revenue Code of 1986 provides that payments or benefits contingent upon a change in control that equal or exceed three times an executive’s “base amount” (i.e., three times average annual taxable compensation over the five taxable years preceding the change in control) are “excess parachute payments.” Under Section 4999 of the Code, an executive who receives an excess parachute payment is subject to a 20% excise tax on the amount received in excess of the base amount, and the Company is unable to deduct a corresponding amount. In the event that any payments or benefits provided to the executives are subject to the excise tax, the employment agreements provide the executives with indemnification for these excise taxes and any additional income, employment, and excise taxes imposed as a result of the initial indemnification payment.
• Mr. Adams
Mr. Adams has entered into an agreement with the Company providing for a three-year term that extends each year for an additional year unless either party gives timely notice of an intention not to extend the term. The employment agreement also provides for the payment, and annual review, of base salary and participation in other compensation programs. Under the agreement, the Company may terminate the executive’s employment for cause, as defined in, and subject to, procedures outlined in the agreements. The executive receives no further payments or benefits under his agreement following a termination for cause. Upon the executive’s voluntary termination or termination by reason of death or disability, the executive or his estate would receive unpaid base salary and other compensation or benefits earned through the date of termination.
Mr. Adams may also terminate employment under the agreement for good reason (i.e., under circumstances outlined in the agreement and equivalent to constructive termination), and the Company may also terminate the executive without cause. Upon termination for good reason or termination without cause, the executive would receive a lump sum benefit equal to the base salary the executive would have earned over the then remaining term of the agreement. Mr. Adams would also receive continued medical, dental, and life insurance benefits for a period equal to the remaining term of the agreement. If a termination without cause or for good reason occurred on or after the effective date of a change in control (as defined in the agreement), Mr. Adams would receive a lump sum payment equal to three times his then current base salary and continuation of benefits for a thirty-six month period. If the change-in control related benefits provided to Mr. Adams under the agreement or otherwise would result in “excess parachute payments”

EXECUTIVE COMPENSATION TABLES

under Section 280G, the agreement applies a “best net benefits” approach that reduces the payments and benefits to avoid triggering the excise tax if the reduction would result in a greater after-tax amount payable to Mr. Adams as compared to the amount he would receive net of the excise tax if no reduction were made.
☐ Accelerated Vesting of RSAs and PBRSUs
In the event of death, disability or upon the occurrence of a change in control of the Company, all unvested awards held by the NEOs under the Company’s prior equity plan, the 2012 Stock Incentive Plan, would accelerate and PBRSUs would be deemed earned at target. As of the Annual Meeting date, no PBRSUs awarded under the prior plan were unvested. With respect to awards under the Company’s current plan, the 2020 Plan, unvested RSAs would accelerate and unvested PBRSUs would be deemed to be earned at the target level upon the executive’s death or disability. With respect to promotional restricted stock award granted to Messrs. Cangemi and Pinto under the 2020 Plan, the award would also accelerate upon the executive’s termination without cause or for good reason (as defined in their employment agreements). Upon the occurrence of a change in control, if the awards were not assumed by the acquirer, RSAs would vest and unvested PBRSUs would be deemed earned at the greater of target or actual performance over the shortened performance period. If, however, the awards were assumed by the acquirer, the terms of the original award agreement would remain in effect, except that unvested RSAs and PBRSU awards would vest at target upon the executive’s subsequent termination without cause or for good reason within two years after the change in control effective date. All of the awards provide for forfeiture in the event of the executive’s termination for cause or if the executive terminates employment voluntarily without good reason. The amounts show in the tables below assume that, in the event of a change in control, all unvested RSA awards would vest and all unvested PBRSUs would be earned at target. The table below shows the value of accelerated equity benefits in each termination scenario.
☐ Supplemental ESOP Change in Control Benefit
Since 1993, the Company has maintained a nonqualified supplemental executive retirement plan in connection with the ESOP to provide certain of our officers with benefits that cannot be allocated to them directly through the ESOP as a result of certain limitations under the Internal Revenue Code. The plan was frozen in 1999 with respect to annual excess benefit allocations. Mr. Wann received annual excess benefit allocations under the plan from 1993 to 1999 and maintain account balances under the plan related to those allocations. See, the “Non-Qualified Defined Contribution Plan Benefits” table for additional information. The plan was amended in December 2002 to add Mr. Cangemi as a participant but only with respect to the separate change in control provision described below. In the event of a change in control of the Company (as defined in the plan), Messrs. Wann and Cangemi would be credited with the value of the allocations they would have received under the plan had it been in effect on an annual basis since 1999 (2002 for Mr. Cangemi). The change in control benefit, which is described as the “ESOP CIC Benefit” in the table below, would also be adjusted to reflect stock dividends and the reinvestment of cash dividends through the effective date of a change in control.

EXECUTIVE COMPENSATION TABLES

☐ Post Termination Benefit Tables
The following tables summarize the benefits that would be payable to our NEOs, as of December 31, 2021, in various termination scenarios. The value of all equity-based benefits included in the tables was determined by reference to the $12.21 closing price of the Company Common Stock on December 31, 2021.

	Mr. Cangemi	Mr. Wann	Mr. Pinto	Mr. Adams	Mr. Quinn
Death:
Equity Awards	$7,441,935	$4,687,077	$3,247,641	$1,471,781	$963,222
Life Insurance(1)	8,100,000	8,850,000	4,950,000	3,150,000	2,753,750
Total	15,541,935	13,537,077	8,197,641	4,621,781	3,716,972
Disability:
Employment Agreement	$1,850,000	$1,750,000	$950,000	$—	$631,500
Equity Awards	7,441,935	4,687,077	3,247,641	1,471,781	963,222
Total	9,291,935	6,437,077	4,197,641	1,471,781	1,594,722
Voluntary Termination Not for Good Reason (including retirement) or Termination for Cause:
Total	—	—	—	—	—
Involuntary Termination by Company without Cause or Resignation by Executive for Good Reason Prior to Change in Control:
Employment Agreement	$8,574,606	$13,064,343	$5,801,226	$1,800,000	$2,123,289
Equity Awards	3,552,866	—	1,160,597	—	—
Company-Paid Benefits(2)	90,450	58,914	90,450	90,450	90,450
Total	12,217,922	13,123,257	7,052,273	1,890,450	2,213,739
Involuntary Termination by Company without Cause or Resignation by Executive for Good Reason Upon or After Change in Control:
Employment Agreement	$8,574,606	$13,064,343	$5,801,226	$1,800,000	$2,123,289
Equity Awards	7,441,935	4,687,077	3,247,641	1,471,781	963,222
ESOP CIC SERP	1,260,170	3,211,560	—	—	—
Company-Paid Benefits	90,450	58,914	90,450	90,450	90,450
Section 4999 Indemnification Payment	6,151,859	8,231,986	3,398,701	—	1,673,751
Total	23,519,020	29,253,880	12,538,018	3,362,231	4,850,712
(1)
Each of the NEOs is insured under the Company’s bank-owned life insurance program and the indicated death benefit would be payable to a designated beneficiary upon the death of the NEO while an active employee.

(2)	For each NEO, “company-paid benefits” represents the Company’s cost for continuation of coverage under Company-sponsored employee benefit program (medical, dental and group life).

EXECUTIVE COMPENSATION TABLES

☐ CEO Pay Ratio (109:1)
The Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC regulations require us to report information about the ratio between the annual total compensation of our median employee and Mr. Cangemi, our Chief Executive Officer. For 2021, our last completed fiscal year:
✔	Mr. Cangemi’s annual total compensation was $8,682,455.
✔	The annual total compensation of the employee we identified as our median employee was $79,980.
✔	Based on the foregoing, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 109 to 1.
We used the following methodology to identify our median employee and determine our median employee’s total compensation:
✔	We selected December 31, 2021 as our determination date. As of December 31, 2021, we had 2,815 employees, including all full time, part-time, seasonal and temporary employees.
✔
As permitted by SEC regulations, we selected a “consistently applied compensation measure” to identify our median employee. The compensation measure we used to identify our median employee was “base compensation” which applies uniformly to all of our employees. We annualized base compensation for full-time and part-time employees who did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.

✔
After identifying the median employee, an assistant branch manager, we analyzed the median employee’s total compensation by applying the methodology applicable to determining our CEO’s total compensation in the Summary Compensation Table, subject to the adjustment described below. Based on this analysis, the annual total compensation of our median employee was $79,980.

✔
In calculating the annual total compensation of the median employee, we included the amount of the Company’s contribution to the employee’s health care coverage expense, which we believe is a significant component of the compensation package we offer to our employees, This amount is in addition to the amount we calculated in accordance with the rules for the Summary Compensation Table. Because we included this amount in the annual total compensation of the median employee, we also included it in calculating the CEO’s annual total compensation for pay ratio purposes, although SEC rules permit us to exclude this amount from the Summary Compensation Table because the benefit is available generally to all eligible employees. Therefore, the CEO’s annual total compensation for pay ratio purposes differs slightly from the amount reported for the CEO in the Summary compensation table.

The pay ratio identified above is a reasonable estimate calculated in a manner consistent with SEC regulations. Our peers may report pay ratios that are not directly comparable to ours as a result of differences in the composition of each company’s workforce and the assumptions and methodologies used in calculating the pay ratio as permitted by SEC regulations.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 1: ELECTION OF DIRECTORS
All persons standing for election as directors were unanimously nominated by the Nominating and Corporate Governance Committee of the Board of Directors. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.
The Board of Directors currently consists of 10 members. All directors presently serve as directors of the Company and the Community Bank. Directors of the Company Board are elected for staggered terms of three years each, with the term of office of one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.
The nominees proposed for election at this year’s Annual Meeting are Marshall J. Lux, Ronald A. Rosenfeld, and Lawrence J. Savarese.
The Nominating and Corporate Governance Committee approved, and recommended to the Board of Directors, the director nominees standing for election at the 2022 Annual Meeting. All of the nominees proposed for election at the 2022 Annual Meeting are current members of the Board, and the Company received no nominations from shareholders for the election of directors to the Board.

In the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that the proxies will be voted for the election of such other person as may be designated by the Nominating and Corporate Governance Committee of the Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. If a nominee is not elected by the requisite vote, he must tender his resignation, and the Board of Directors, through a process managed by the Nominating and Corporate Governance Committee, will decide whether to accept the resignation. It is intended that the shares represented by the enclosed proxy card, if executed, dated, and returned without voting instructions, will be voted “FOR” the election of each of the nominees proposed by the Board of Directors.
The following table indicates the names, ages, tenure, and principal professional experience of the current members of our Board of Directors as of April 5, 2022:

Name	Age	Director Since	Principal Professional Experience
Thomas R. Cangemi	53	2020	Banking
Dominick Ciampa	88	1995	Real Estate
Hanif “Wally” Dahya	66	2007	Investment Banking & Manufacturing
Leslie D. Dunn	76	2015	Law, Governance
Marshall J. Lux	62	2022	Banking, Insurance, FinTech
James J. O’Donovan	79	2003	Banking
Lawrence Rosano, Jr.	69	2014	Real Estate
Ronald A. Rosenfeld	82	2012	Real Estate, Government
Lawrence J. Savarese	65	2013	Auditing
Robert Wann	67	2008	Banking

PROPOSALS TO BE VOTED ON AT THE MEETING

The following table presents a summary of the various experience, expertise, and/or attributes of our Board members as of April 5, 2022:

Skills, Experience and Attributes of our Board of Directors	Total
Leadership / Executive Management Experience operating in an executive leadership position demonstrating the ability to understand and direct business operations, analyze risk, manage human capital, oversee implementation of organizational change and deliver strategic plans.	10
Financial Services / Banking Industry Board or management experience in retail banking, commercial banking, mortgage lending, mortgage servicing, consumer lending, small business banking, investment banking and/or other financial services.	10
Technology / Systems Leadership and understanding of technology, digital platforms and cyber risk	7
Public Accounting and Financial Reporting Experience assessing or overseeing performance of companies or public accounting firms regarding preparation, auditing or evaluation of financial statements	9
Public Company Corporate Governance Experience serving as a board member or senior executive at a public company and/or experience with public company governance issues, policies and best practices.	10
Business Operations and Strategic Planning Experience setting long-term corporate vision and goals, developing products and services, evaluating competitive position and assessing progress toward achievement	10
Compliance / Regulatory / Legal Experience with regulated businesses, regulatory requirement and compliance, legal expertise, and relationships with federal and state agencies.	10
Risk Management Significant understanding and experience with identification, assessment and oversight of risk management programs and practices	6
Real Estate / Housing Board or management experience in multi-family real estate and lending, commercial real estate and lending, construction and industrial real estate and lending, residential mortgage lending, and mortgage servicing	9
Sustainability, Charitable, or other Corporate Responsibility Experience and leadership in embracing corporate responsibility and encouraging a positive impact through philanthropic efforts, volunteering, charitable giving, and other activities related to the environment, consumers, employees, and communities.	6
Human Capital Management and Compensation Understanding executive compensation issues, succession planning, talent management and development	5
Ethnic, Gender, Nationality, or other Diversity Board members with different attributes relating to, among other things, ethnicity, gender, and nationality.	3

PROPOSALS TO BE VOTED ON AT THE MEETING

DIRECTOR QUALIFICATIONS AND BUSINESS EXPERIENCE
The following provides information about each member of the Company’s Board of Directors, including their business experience, and additional information about the specific experience, qualifications, attributes, or skills that led to the Board’s conclusion that each should serve as a director of the Company.
Nominees:
Marshall J. Lux
Director since: 2022 Age: 62
Mr. Lux has been an independent member of the Boards of Directors of the Company and the Community Bank since February 23, 2022, and currently is a member of the Audit and Risk Assessment Committees of the Boards of the Company and Community Bank.
A prominent and highly-regarded financial services industry professional, Mr. Lux’s career spans nearly four decades and crosses a broad variety of financial industry subsectors, including consumer finance, commercial banks, insurance companies, broker/dealers, wealth and asset management firms, card companies, private equity, and FinTechs. Mr. Lux’s experiences at McKinsey and elsewhere during his career, included advising financial institutions regarding various risk and compliance matters, including consumer compliance relating to retail banking, mortgage lending, and other lending. Throughout his career he has built strong relationships with C-suite executives, becoming their trusted advisor and confidant.
He attended Princeton University as an undergraduate and Harvard Business School for his graduate studies. Upon graduating from Harvard in 1986, Mr. Lux began working at McKinsey & Co., where he advised companies on core strategies and operational issues, including with respect to consumer compliance issues, mergers and merger integration, new product design and rollout, expense management, credit quality, crisis management, and capital initiatives.
Mr. Lux left McKinsey as a Senior Partner after nearly 20 years to join one of his clients, J.P. Morgan, as Global Chief Risk Officer for Chase Consumer Bank. In this capacity, he managed a staff of 10,000 employees around the world, reported to the Company’s board of directors, and worked hand-in-hand on the Consumer Bank risk strategy with CEO Jamie Dimon. During his tenure at JP Morgan, he developed a number of risk strategies and models which helped successfully steer the bank through the mortgage crisis, also advising regarding various consumer compliance matters relating to JPMC’s mortgage lending – including as such risks expanded as a result of the crisis.
He left J.P. Morgan in 2009, to return to his consulting roots with the Boston Consulting Group (“BCG”) where he was their first directly elected Senior Partner. At BCG, he advised many of the same financial services companies that he had advised earlier in his career at McKinsey. At BCG. Mr. Lux has continued his focus on advising financial service companies – including residential mortgage lenders and other consumer credit providers.
In 2014, he finished his full-time professional career with BCG in 2014, transitioning from Senior Partner to Senior Advisor, so he could focus on working with boards. He remains an advisor to BCG. He currently is a member of several boards including Mphasis (NSE: MPHASIS), a publicly-traded global IT company, DHB Capital, a public SPAC (NSE: DHBC), and Kapitus, a privately-held small business lender. He also is a director of the Guardian Life Mutual Funds Board, which is the wealth management arm of the Guardian Life Insurance Company. In addition to his board involvement, he also advises a number of FinTech companies that are involved in payment systems, mortgage lending, digital assets, cybersecurity, and wealth management.
Mr. Lux’s experience and contributions advance the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Community Bank.

Committees: Audit Risk Assessment Other Public Company Directorships: Mphasis Corporation DHB Capital Corp.

PROPOSALS TO BE VOTED ON AT THE MEETING

Ronald A. Rosenfeld
Director since: 2012 Age: 82
Mr. Rosenfeld has been an independent member of the Boards of Directors of the Company and the Community Bank since January 1, 2012, and previously served as Chairman of the Advisory Board of the Community Bank’s Ohio Savings Bank division until its disbandment in the first quarter of 2019. Mr. Rosenfeld also served as Chairman of the Federal Housing Finance Board from 2005 through 2008. From 2001 through 2004, he was President of the Government National Mortgage Association. In addition to serving four years as Secretary of Commerce for the State of Oklahoma, Mr. Rosenfeld previously served one year as Deputy Assistant Secretary for Corporate Finance at the U.S. Treasury Department. Before joining the Treasury Department, he spent three years at the Department of Housing and Urban Development, having served as the Deputy Assistant Secretary for Single-Family Housing, Acting Deputy Assistant Secretary for Multi-Family Housing, and General Deputy Assistant Secretary for the Office of Housing-Federal Housing Commissioner. Prior to his career in public service, Mr. Rosenfeld was an executive with the investment banking firms, Prescott, Ball & Turben, Inc. in Cleveland, Ohio, and Zappala & Company in Pittsburgh, Pennsylvania, and the president of a company that developed more than 10,000 apartment units and managed approximately 6,000 apartment units in a six-state region.
A graduate of Harvard Law School and The Wharton School, University of Pennsylvania, Mr. Rosenfeld also lends his expertise to several not-for-profit organizations in the housing, education, and cultural arenas. In addition to serving on the Housing Commission of the Bi-Partisan Policy Center, Mr. Rosenfeld is a Trustee of Howard University. With his extensive experience in housing and development, corporate finance, and investment banking, Mr. Rosenfeld brings valuable insight to the Board of the Company in overseeing a wide range of banking and real estate matters, and furthers the Board’s objectives of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Community Bank.

Committees: Audit Nominating and Corp. Governance Board Development Subcommittee Risk Assessment

PROPOSALS TO BE VOTED ON AT THE MEETING

Lawrence J. Savarese
Director since: 2013 Age: 65
Mr. Savarese has been an independent member of the Boards of Directors of the Company and the Community Bank since March 4, 2013. Mr. Savarese also served as a member of the former Commercial Credit Committee of the Community Bank and currently serves as a member of the Credit Committee of the Community Bank since its formation in July 2021. From 1978 through 2012, Mr. Savarese was with the independent public accounting firm KPMG LLP. For 19 years, he was an Audit Partner in KPMG’s Financial Services Practice, serving as partner in charge of audits of both community banks (including the Company and the Community Bank) and international banks with branches and agencies in the United States. During this time, Mr. Savarese served as KPMG’s representative to the New York Bankers Association and The Institute of International Bankers.
From 2008 to 2012, Mr. Savarese served as Audit Partner, Risk Management, for KPMG’s Advisory Practice, where he managed risk at KPMG and developed and applied complex risk management objectives; risk management policies for model development; advisory service protocols in connection with certain requirements of the Public Company Accounting Oversight Board; policies for internal controls over financial reporting services provided to non-audit clients; and reviewed engagement letters and management risk performance.
Prior to his retirement in 2012, Mr. Savarese was an Audit Partner in KPMG’s Global Services Centre, where he designed and developed the standardized approach for auditing banks now used by the firm’s Global Bank Practice.
With his extensive experience in accounting principles, financial reporting rules and regulations, commercial banking, risk management, and corporate finance, Mr. Savarese brings valuable insight to both the Board and to his role as Chairman of the Audit Committee of the Board and as a member of the Board’s Risk Assessment, Compensation, and Nominating and Corporate Governance Committees in overseeing a wide range of banking and financial reporting matters, and furthers the Board’s objectives of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Community Bank.

Committees: Audit (Chair) Compensation Nominating and Corp. Governance Risk Assessment Credit (Bank Board)

PROPOSALS TO BE VOTED ON AT THE MEETING

Current Directors:
Thomas R. Cangemi
Director since: 2020 Age: 53
Thomas R. Cangemi serves as Chairman, President, and Chief Executive Officer of the Company and Community Bank. He was appointed President and CEO, effective December 31, 2020 and was named Chairman of the Boards effective March 26, 2021. Prior to this, Mr. Cangemi served as Senior Executive Vice President and Chief Financial Officer of the Company and the Bank since April 5, 2005. He joined the Company on July 31, 2001 as Executive Vice President and Director of the Capital Markets Group, and was named Senior Executive Vice President on October 31, 2003. Mr. Cangemi also served as a member of the former Mortgage and Real Estate and Commercial Credit Committees of the Community Bank and currently serves as a member of the Credit Committee of the Community Bank since its formation in July 2021.
Prior to joining the Company, Mr. Cangemi was Executive Vice President, Chief Financial Officer, and Treasurer of both Richmond County Financial Corp. and Richmond County Savings Bank. Before joining Richmond County in 1997, Mr. Cangemi served as Senior Vice President, Chief Financial Officer, and Corporate Secretary of Continental Bank, a commercial bank based in Garden City, New York and, previously, as Director of Corporate SEC Reporting for an electronics corporation in Boca Raton, Florida. From 1993 to 1996, Mr. Cangemi was Vice President and Chief Financial Officer of Sunrise Bancorp, a publicly traded thrift headquartered on Long Island. Previously, Mr. Cangemi was a member of the SEC Professional Practice Group of KPMG Peat Marwick serving financial institutions.
Mr. Cangemi holds a B.B.A. from the School of Professional Accountancy at Dowling College, and is a certified public accountant and a member of the AICPA.
Mr. Cangemi serves as Treasurer and a member of the Board of Directors of both the Richmond County Savings Foundation and the New York Community Bank Foundation. In January 2022, Mr. Cangemi was appointed to the Board of Directors of the Federal Home Loan Bank of New York. In addition, Mr. Cangemi is a member of the Board of Trustees of The Whaling Museum & Education Center of Cold Spring Harbor. Previously, Mr. Cangemi was a Board member and a member of the Development Committee of the Long Island Children’s Museum, on the Board of Directors of Friends of the Arts, a member of the Council of Overseers of the Tilles Center for the Performing Arts; and a member of the Board of Trustees of the East Woods School.
Mr. Cangemi’s experience and contributions advance the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Community Bank.

Committee: Credit (Bank Board) Other Public Company Directorships: Federal Home Loan Bank of New York

PROPOSALS TO BE VOTED ON AT THE MEETING

Dominick Ciampa
Director since: 1995 Age: 88
Mr. Ciampa is the founder of, and a former Partner in, the Ciampa Organization, a Queens-based real estate development and management firm founded in 1975 which continues to be operated by other family members. An independent member of the Boards of Directors of the Company and the Community Bank since 1995, Mr. Ciampa previously served as non-executive Chairman of the Boards from January 3, 2011 to January 5, 2021.
Mr. Ciampa also served as Chairman of the former Mortgage and Real Estate Committee of the Community Bank from 2003 through 2010, and has served as a member of that committee and of the former Commercial Credit Committee of the Community Bank. He currently serves as a member of the Credit Committee of the Community Bank since its formation in July 2021. Mr. Ciampa also serves as a member of the Audit, Nominating and Corporate Governance, and Risk Assessment Committees of the Company and the Bank.
Mr. Ciampa is also a member of the Boards of Directors of the New York Community Bank Foundation and the Richmond County Savings Foundation. In addition, Mr. Ciampa served as the President of the Queens Chamber of Commerce from 1989 to 1991.
Mr. Ciampa’s combined experience with the Company, and in leading a large commercial real estate development firm with significant ownership interests in our markets, brings valuable insight to the Board in overseeing a wide range of banking and real estate matters, in furtherance of the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Community Bank.

Committees: Audit Nominating and Corp. Governance Risk Assessment Credit (Bank Board)

PROPOSALS TO BE VOTED ON AT THE MEETING

Hanif (“Wally”) Dahya
Director since: 2007 Age: 66
Mr. Dahya is the Chief Executive Officer of The Y Company LLC, a private investment firm that focuses on emerging-market companies in the information, communications, financial, and environmental services industries. The company also is involved in distressed assets in the emerging markets. Mr. Dahya has been an independent member of the Boards of Directors of the Company and the Community Bank since February 27, 2007, and currently serves as the Boards’ Independent Presiding Director as well as the Chairperson for the Compensation Committee of the Company and the Salary and Personnel Committee of the Community Bank. He previously served as the Chairperson of the former Commercial Credit Committee of the Community Bank and currently serves as a member of the Credit Committee of the Community Bank since its formation in July 2021.
Mr. Dahya also serves as a member of the Board of Directors of the Richmond County Savings Foundation.
Prior to forming The Y Company, Mr. Dahya spent 14 years on Wall Street, having started his career in investment banking at E.F. Hutton and Co., Inc. Thereafter, Mr. Dahya was Managing Director at L.F. Rothschild Co. Inc., headed the Mortgage-Backed Securities Group at UBS Securities Inc., and was a partner at Sandler O’Neill + Partners L.P. Mr. Dahya previously served as an independent director of TerraForm Power, Inc. and TerraForm Global, Inc., affiliated companies which own clean power generation assets for utility, commercial, and residential customers. Until March 2021, Mr. Dahya served as Managing Director of Global Environmental Management Services, an integrated environmental preservation, protection, and restoration platform headquartered in Jeddah, Kingdom of Saudi Arabia. Since December 2021, he has served as an independent director of SFOX, a cryptocurrency prime dealer for professional traders and institutional investors.
Mr. Dahya is a graduate of Harvard Business School and earned his undergraduate degree at Loughborough University of Technology in the United Kingdom.
With his extensive financial and risk management experience in investments, capital markets, asset and liability management, emerging markets, real estate, and bank and thrift investments, Mr. Dahya provides the Board with valuable insight on these and others matters that are beneficial to the Company in furtherance of the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Community Bank.

Committees: Audit Compensation (Chair) Nominating and Corp. Governance Risk Assessment Credit (Bank Board)

PROPOSALS TO BE VOTED ON AT THE MEETING

Leslie D. Dunn
Director since: 2015 Age: 77
Ms. Dunn has been an independent member of the Boards of Directors of the Company and the Community Bank since September 1, 2015, and currently serves as Chair of the Nominating and Corporate Governance Committees of the Company and the Community Bank and the Committees’ Board Development Subcommittee. Ms. Dunn also serves as a member of the Audit. Risk Assessment and Compensation Committee of the Company and Salary and Personnel Committee of the Community Bank.
An experienced executive, legal, and governance professional, Ms. Dunn is a member of the Board of Directors and the Compensation and Nominating and Corporate Governance Committees of GrafTech International Ltd. (NYSE: EAF), a leading manufacturer of high quality graphite electrode products to the steel industry. Ms. Dunn previously served as an independent director of the Federal Home Loan Bank of Cincinnati from 2007 until completing her term of service in 2020. Additionally, Ms. Dunn previously served as an independent director of E&H Family Group, Inc., an Ohio-based business that operates chains of retail stores, serving as the Chair of that company’s Compensation Committee and as a member of its Finance Committee. Ms. Dunn’s board experience also includes over 15 years as a director of Telarc International Corporation, a Grammy Award-winning recording company.
From 1997 through 2004, Ms. Dunn was Senior Vice President of Business Development at Cole National Corporation, a New York Stock Exchange-listed specialty retailer with over 10,000 employees and 3,000 locations in Canada, Europe, and the United States. Her responsibility focused on implementation of the Company’s acquisition growth strategy. Ms. Dunn also served as Cole’s General Counsel and Secretary, overseeing the company’s government relations and law departments, ensuring its compliance with SEC regulations, and serving as principal corporate governance advisor to the board. Prior to joining Cole, Ms. Dunn was a partner in the Business Practice Group in the Cleveland office of Jones Day, one of the world’s largest law firms, and before then, was a partner in the corporate practice of Squire Sanders & Dempsey (now Squire Patton Boggs), also in Cleveland.
A graduate of Case Western Reserve University School of Law, Ms. Dunn is also an active civic leader and philanthropist in her home state of Ohio, including serving as the immediate past President of the Board of the Cleveland Museum of Contemporary Art, the President and Trustee of the David and Inez Myers Foundation, a Life Trustee and Past Chair of the Mt. Sinai Health Care Foundation, and Co-Chair of the Northeast Ohio Chapter of Women Corporate Directors. Ms. Dunn’s experience and contributions advance the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Community Bank.
In addition, Ms. Dunn previously served as a member of the Advisory Board of the Community Bank’s Ohio Savings Bank Division until its disbandment in 2019.

Committees: Audit Compensation Nominating and Corp. Govern. (Chair) Board Development Subcommittee (Chair) Risk Assessment Other Public Company Directorships: GrafTech International Ltd.

PROPOSALS TO BE VOTED ON AT THE MEETING

James J. O’Donovan
Director since: 2003 Age: 79
Mr. O’Donovan has been a member of the Boards of Directors of the Company and the Community Bank since June 2003. Mr. O’Donovan was named Chief Lending Officer of the Community Bank in January 1987 and of the Company in July 1993. From November 1, 2003 through January 31, 2005, Mr. O’Donovan served as Senior Executive Vice President and Chief Lending Officer of the Company and Community Bank, having previously held the corporate titles of Executive Vice President from 2001 and Senior Vice President from 1987. Following his retirement on January 31, 2005, Mr. O’Donovan served as a senior lending consultant to the Company and Community Bank from February 1, 2005 until February 1, 2008.
Mr. O’Donovan also serves as a member of the Boards of Directors of the New York Community Bank Foundation and the Richmond County Savings Foundation.
Mr. O’Donovan’s experience as a former executive officer of the Company and as Chairman of the former Mortgage and Real Estate Committee of the Community Bank, and the current Chairman of the Credit Committee of the Community Bank since its formation in July 2021 not only brings valuable management and leadership skills, extensive industry knowledge, and business acumen to the Board, but also significant insight in overseeing matters critical to the Company’s lending businesses.
Mr. O’Donovan’s experience and contributions advance the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Community Bank.

Committees: Nominating and Corp. Governance Risk Assessment Committee Credit (Bank Board) (Chair)

PROPOSALS TO BE VOTED ON AT THE MEETING

Lawrence Rosano, Jr.
Director since: 2014 Age: 69
Mr. Rosano has been an independent member of the Boards of Directors of the Company and the Community Bank since July 22, 2014. He currently serves as the Chairman of the Risk Assessment Committees of the Company and the Community Bank and is a member of the Nominating and Corporate Governance Committees of the Company and the Community Bank and the Committees’ Board Development Subcommittee. Mr. Rosano also serves as a member on the Compensation Committee of the Company and Salary and Personnel Committee of the Community Bank. He served as a member of the former Mortgage and Real Estate and Commercial Credit Committees of the Community Bank and currently serves as a member of the Credit Committee of the Community Bank since its formation in July 2021.
Since May 1974, Mr. Rosano has served as a principal, owner, and operator of various real estate development and management businesses in the New York metropolitan area, including Associated Development Corp. (since 1984), Associated Properties, Inc. (since 2002), and 460 Grand Street Realty LLC (since August 2013). In addition, he is currently a member of the Board of the Queens & Bronx Building Association, a regional trade group for which he formerly served as president.
In 1984, Mr. Rosano was appointed to the executive committee for the Cooley’s Anemia Blood & Research Foundation for Children which oversees, among other things, the Foundation’s two annual major fund-raising events, the “Gift of Life Ball” and the “Annual Memorial Golf Outing,” which is currently in its 54th year – the longest continuing golf outing on Long Island. In 1991, Mr. Rosano received the Man of the Year Award at the Foundation’s Annual Gift of Life Ball. Mr. Rosano was appointed Chairman of the Foundation’s executive committee in 1995 and has successfully led the Committee’s fund-raising efforts in amounts averaging approximately $350,000 per year since his appointment.
Additionally, in November 2016 he was appointed a member of the Contractor & Expert Committee of the MS4 Policy Group formed by the New York City Department of Environment & Protection, the Urban Green Council, and the Real Estate Board of New York whose mission is to develop a storm water management program for the City of New York in order to make it compliant with the New York State and Federal standard for MS4 Stormwater Permitting Process.
With his extensive experience in real estate development and executive management, Mr. Rosano brings valuable insight to the Board of the Company in overseeing a wide range of banking and real estate matters, and furthers the Board’s objectives of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Community Bank.

Committees: Compensation Nominating and Corp. Governance Board Development Subcommittee Risk Assessment (Chair) Credit (Bank Board)

PROPOSALS TO BE VOTED ON AT THE MEETING

Robert Wann
Director since: 2007 Age: 67
Mr. Wann has been the Senior Executive Vice President and Chief Operating Officer of the Company since 2003, and a member of the Boards of Directors of the Company and the Community Bank since December 18, 2007. Prior to his appointment as Chief Operating Officer, Mr. Wann served as the Company’s Chief Financial Officer. Mr. Wann is a key member of the management team that led the Company’s conversion to stock form in 1993. Mr. Wann has played, and continues to play, a crucial role in the development and growth of the Company, including in connection with the numerous strategic business combinations it has undertaken.
Mr. Wann is a member of the American Bankers Association and the New York Bankers Association, and serves on the Board of Directors of various organizations. A graduate of Queens College with a degree in accounting, Mr. Wann is on the Board of Trustees of the Queens College Foundation and is a past Chairman of its Audit Committee. An active member of the community, Mr. Wann previously served as president of the Flushing Central Lions Club and as a member of the Board of Trustees of the Queens Museum of Art, and currently serves on the Board of Directors of a private charitable foundation based in New York.
With over 30 years of experience at the Company, Mr. Wann has a deep understanding and thorough knowledge of the Company, its subsidiaries, and its lines of business. Mr. Wann has consistently demonstrated his leadership abilities and his commitment to the Company through his long service in numerous roles. Mr. Wann’s extensive financial and operating experience, commitment, knowledge, and leadership make him well-suited to serve on the Board and contribute to its objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Community Bank.

BUSINESS EXPERIENCE OF NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
John T. Adams. Mr. Adams was appointed Senior Executive Vice President and Chief Lending Officer in April 2022 and previously served as Executive Vice President and Chief Lending Officer since January 1, 2020. Prior to this appointment, Mr. Adams has served in positions of increasing responsibility at the Community Bank since joining the Company in 2000 in conjunction with its acquisition of Haven Bancorp, Inc., parent of CFS Bank, where he began his career in 1983. Most recently, Mr. Adams served as Executive Vice President and Chief Credit Officer, managing credit risk and credit risk administration to ensure the Community Bank’s asset quality is acceptable. Overall he has over 36 years of banking, lending and credit experience.
Previously and throughout his tenure with the Company, Mr. Adams assumed senior roles including retail branch management, commercial mortgage lending, originations and construction lending management. In 2013, his role was expanded to include Chief Administration Officer duties where he oversaw the day to day operations of the Community Bank’s Lending Department before being named Chief Credit Officer in 2017.
Mr. Adams holds a Bachelor’s Degree in Business Management from New York Institute of Technology and a Post Graduate Degree from the National School of Banking with Honors. Mr. Adams is a member of the New York Mortgage Bankers Association, the Queens, Bronx, and Long Island Builders Association, Chairman of the Board for the Cleary School for the Deaf, and is a Board Member of the Catholic Charities of Rockville Centre. Mr. Adams also serves as an officer and member of the Board of Directors of the New York Community Bank Foundation.
John J. Pinto. Mr. Pinto has served as the Chief Financial Officer of the Company and Community Bank since December 31, 2020 and was appointed to Senior Executive Vice President on February 5, 2021. Mr. Pinto joined the Company on July 31, 2001 in connection with the Richmond County merger, and served as Senior Vice President, and then First Senior Vice President, in the Capital Markets Group. From April 5, 2005 until December 31, 2020, Mr. Pinto served as Executive Vice President and Chief Accounting Officer of the Company.

PROPOSALS TO BE VOTED ON AT THE MEETING

Prior to joining the Company, Mr. Pinto served as Senior Vice President and General Auditor of Richmond County Financial Corp. and Richmond County Savings Bank. From 1997 to 1998, Mr. Pinto served as Director, Financial Reporting at American Express Bank, a multinational bank based in New York City. From 1993 to 1997, he was a member of the Financial Services Group of Ernst & Young, LLP, based in New York City, providing auditing and consulting services to financial institutions throughout the Northeast.
Mr. Pinto holds a Bachelor’s degree from Fairfield University. He is a certified public accountant and a member of the AICPA. Mr. Pinto serves as a member of the Board of Directors of the Noble Maritime Collection in Staten Island.
R. Patrick Quinn. Mr. Quinn joined the Company as Executive Vice President and Corporate Secretary in connection with the Roslyn Bancorp merger on October 31, 2003. On January 2, 2021, Mr. Quinn was named General Counsel of both the Company and the Community Bank. In April 2022 Mr. Quinn was named Senior Executive Vice President and continues to serve as General Counsel and Corporate Secretary of both the Company and the Community Bank. Prior to his appointment as General Counsel, Mr. Quinn previously served as senior legal counsel, Chief Corporate Governance Officer and Corporate Secretary of the Company and the Community Bank, a position he held since November 30, 2004. From January 2001 until the Roslyn Bancorp merger, Mr. Quinn was Executive Vice President, General Counsel and Corporate Secretary of The Roslyn Savings Bank, having previously held the title of General Counsel and Corporate Secretary. In addition, from January 1999 until the merger, Mr. Quinn was Corporate Secretary of Roslyn Bancorp, Inc.
Prior to joining the Roslyn Savings Bank, Mr. Quinn was an associate with the law firm of Cadwalader, Wickersham & Taft. Mr. Quinn also held previous positions with Sanwa Securities (USA) Co., L.P. and the law firm of Payne, Wood and Littlejohn, where he was a partner.
Mr. Quinn is a graduate of Northwestern University and of Hofstra University’s School of Law. He also serves as an officer and member of the Board of Directors of the New York Community Bank Foundation.
DIRECTOR SUCCESSION
The Nominating and Corporate Governance Committee of the Board periodically reviews with the Board the skills and characteristics appropriate for Board members. The Board seeks diversity in its members with respect to background, skills and expertise, industry knowledge, experience, gender, age, race, and ethnicity. In accordance with the Company’s Bylaws, an individual may not be elected, appointed, or nominated as a Director after December 31 of the year in which an individual attains the age of 80, provided, however, that the Board, by written resolution approved by a majority of the disinterested members of the whole Board, may exclude an incumbent director from such age limitation. The Board members of the Company’s Board are the same members of the Community Bank’s Board of Directors, each of whom are elected annually by the Company Board. The Community Bank’s Bylaws also provide the same age limitation considerations as the Company’s Bylaws and, as a result, the Nominating and Corporate Governance Committee of the Community Bank’s Board discusses and considers such age limitation of all incumbent members each year. As part of its nomination discussions this year, the Community Bank’s Board granted Directors Ciampa and Rosenfeld a one-year exception to the Director mandatory retirement age. The Board determined that, particularly in light of the disruptions and challenges created by the pandemic, maintaining stability at the Board level was in the best interests of the Company and its stakeholders.
DIRECTORS’ COMPENSATION
➣  Our Approach to Director Compensation
Our directors are compensated with three basic objectives in mind:
✔
The director compensation program should recognize the significant amount of work expected from a director at an institution the size of the Company, taking into account the significant time commitment necessary to prepare for meetings that cover complex strategic and operational matters and the duration and frequency of such meetings.

✔
The director compensation program should include a meaningful equity component that helps align the interests of directors with our shareholders and should encourage retention of equity through stock ownership guidelines.

✔	The structure of the program should be transparent to shareholders so they can understand the business reasons for specific director compensation decisions.

PROPOSALS TO BE VOTED ON AT THE MEETING

Our directors fulfill a critical oversight role for the Company and the Community Bank, in part, through their service on board committees that have been assigned specific functional responsibilities. We believe it is important for our shareholders to understand the significant extent to which our directors engage directly with the business of the Company and how the structure and level of our board compensation directly reflects the unique characteristics of our Board. The directors’ high level of engagement reflects a keen awareness of their responsibilities as directors of a publicly traded financial institution that operates within a complex business and regulatory environment.
The Company’s key committees, such as the Audit, Risk Assessment and Compensation, meet frequently to ensure appropriate oversight of the areas that fall within the scope of their respective charters. Given the complexity of the matters considered by these committees, each meeting represents a substantial time commitment for committee members (typically in the range of three to six hours), requiring not only attendance at each meeting but significant preparation in advance of each meeting to facilitate an understanding of items on the meeting agenda. In addition to committee service, directors must prepare for, and attend, a monthly board meeting that requires significant preparation and typically runs from four to six hours.
In July 2021, the Community Bank Board consolidated the former Mortgage and Real Estate Committee and the Commercial Credit Committee into a single Credit Committee. The Board determined that the new Credit Committee should have a more limited charter than the prior committees. Specifically, the Committee will continue to play a significant role in the oversight of the Bank’s credit management policies and procedures, the monitoring of risks associated with lending and the delegation of credit authority. In addition, although the Committee will continue to work closely with key management personnel in the lending area, the Committee will have a more limited role in the loan approval process. The Community Bank Board determined that these changes aligned the Credit Committee’s role with industry practice, while preserving the highly successful partnership of experienced directors and experienced lending professionals. The Credit Committee meets monthly with special meetings called as necessary.
➣  2021 Director Compensation Review
The Compensation Committee has carefully monitored changes in the structure of director pay programs industry-wide and among our peers as part of the Committee’s annual review of director pay. The annual review is designed to identify and incorporate best practices while ensuring that the program is aligned with our director pay objectives. The Committee also considers the cost of the director compensation program on an individual director basis and on an aggregate basis.
Based on the 2021 review, the Committee initiated a significant restructuring of the director compensation program. The 2021 review confirmed the prevalence of retainer-only pay at the board level among our peers and a growing trend toward the elimination of committee meeting fees in favor of retainer-only pay. Recognizing these developments, the Committee adopted a retainer-only approach to director compensation at the Company board and committee level. Under the new program, each board member receives separate retainers for board and committee service with premium retainers paid to the lead director and committee chairs. The chair and lead director did not receive separate compensation for committee service. Finally, the Committee revised director equity grant practices by providing for more uniform grants among similarly situated directors and by shortening the vesting period for director equity awards to one year, in each case reflecting trends identified by the Committee during the annual review. The retainer-only approach was also adopted for members of the newly constituted Community Bank Credit Committee.
➣  2021 Director Compensation Structure
In 2021, Mr. Dahya, our Presiding Director (lead independent director), received a $190,000 annual retainer and did not receive separate compensation for his service on Board committees. Other directors received an annual retainer of $60,000 for Board service. Mr. Dahya received a restricted stock award valued at $125,000 and other directors received an award valued at $90,000. All equity awards vested on January 26, 2022, the first anniversary of the grant date. The table below shows the 2021 annual retainer schedule for Board committee service:

Board Committee	Chair ($)	Member ($)
Audit	$60,000	$10,000
Compensation	15,000	8,000
Nominating and Corporate Governance	40,000	8,000
Risk Assessment	60,000	10,000

PROPOSALS TO BE VOTED ON AT THE MEETING

➣  2021 Director Compensation
The following table provides details of the 2021 compensation received by directors of the Company for service on the Company Board and the board of the Community Bank. Directors who are also employees do not receive separate compensation for their service on the Board.

Non-Employee Directors	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Dominick Ciampa	$88,000	$90,000	$83,973	$261,973
Hanif “Wally” Dahya	191,350	125,000	33,027	349,377
Leslie D. Dunn	128,900	90,000	10,401	229,301
Michael J. Levine(3)	63,400	150,000	35,481	248,881
James J. O’Donovan(4)	78,450	90,000	150,647	319,097
Lawrence Rosano, Jr.	136,900	90,000	100,848	327,748
Ronald A. Rosenfeld	88,450	90,000	10,401	188,851
Lawrence J. Savarese	146,900	90,000	37,453	274,353
John M. Tsimbinos(5)	86,900	90,000	66,111	243,011
(1)
In accordance with SEC disclosure requirements for equity compensation, the reported amount represents the full grant date fair value of each award calculated in accordance with FASB ASC Topic 718. All 2021 awards were made in the form of restricted stock vesting on the first anniversary of the grant date.

(2)	The following table sets forth the components of the All Other Compensation column in 2021:

Director	Dividends on Unvested Restricted Stock ($)	Community Bank Committee Retainers, Meeting Fees and Inspection Fees(a) ($)	Perquisites ($)	Total ($)
Mr. Ciampa	$27,876	$56,097	—	$83,973
Mr. Dahya	21,327	11,700	—	33,027
Ms. Dunn	10,401	—	—	10,401
Mr. Levine	16,131	19,350	—	35,481
Mr. O’Donovan	19,156	114,600	16,891(b)	150,647
Mr. Rosano, Jr.	10,401	90,447	—	100,848
Mr. Rosenfeld	10,401	—	—	10,401
Mr. Savarese	19,156	18,297	—	37,453
Mr. Tsimbinos	12,264	53,847	—	66,111
a.
Includes compensation received prior to the consolidation of the predecessor committees. Effective July 27, 2021, Credit Committee members receive an annual retainer of $12,500 and the Committee chair receives an annual retainer of $60,000. Directors are also eligible to receive fees in connection with their inspection of properties that collateralize certain loans. Mr. Rosano’s bank-level compensation includes $33,000 in inspection fees.

b.
To facilitate the performance of his duties as Chairman of the Credit Committee, the Community Bank paid certain costs associated with Mr. O’Donovan’s membership in a golf club. No other director had perquisites in excess of $10,000.

(3)	Mr. Levine retired from the Board of Directors of the Company on March 26, 2021.
(4)
Upon his retirement as a senior executive officer of the Company in 2006, Mr. O’Donovan entered into a retirement agreement with the Company providing for supplemental retirement compensation and his acceptance of certain restrictive covenants relating to his future business activities in the banking industry. In 2021, he received monthly payments of $39,583 under the agreement. The agreement with Mr. O’Donovan expired on March 31, 2022.

(5)	Mr. Tsimbinos passed away on February 16, 2022.
Director Stock Ownership Guidelines. Our directors are subject to stock ownership guidelines that require them to hold Company stock with a value equal to five times their annual cash retainer. All non-employee directors are either in compliance with this requirement or within the phase-in period applicable to new directors.

PROPOSALS TO BE VOTED ON AT THE MEETING

Director Benefits. The Company provides limited life insurance coverage for directors. Mr. Ciampa participates in a legacy director retirement plan that was sponsored by the Community Bank. No other directors are eligible to participate in the plan.
Director Equity Compensation. Directors participate in the Company’s equity compensation programs and such awards are an integral part of each director’s annual compensation. Prior to the 2021 revision of the director compensation program as described above, awards were made in the form of restricted stock that vested ratably over a five-year period. As discussed above, for the 2021 grants, the Committee reduced the prior vesting period to one year based on the Committee’s consideration of peer practices. The 2021 director equity grants are included in the Director Compensation Table.
Compensation Committee Interlocks and Insider Participation. No executive officer of the Company or the Community Bank serves, or has served, as a member of the compensation committee of another entity, one of whose executive officers serves on the Compensation Committee of the Company. No executive officer of the Company or the Community Bank serves, or has served, as a director of another entity, one of whose executive officers serves on the Compensation Committee of the Company.
TRANSACTIONS WITH CERTAIN RELATED PERSONS
The federal banking laws require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms (including interest rates and collateral) and follow substantially the same credit underwriting procedures as those prevailing at the time for comparable transactions with other persons. Furthermore, they must not involve more than the normal risk of repayment or present other unfavorable features. Accordingly, the Community Bank, from time to time, has made and may continue to make mortgage loans to its directors, officers, and employees, including consumer loans or loans to purchase or refinance personal residences, and may make loans secured by income-producing properties to entities in which a director or officer has an ownership interest (or, in the case of directors, a management interest), provided that all such loans are made in accordance with federal banking laws and are made in the ordinary course of business; do not involve a more than normal risk of collectability, or present other unfavorable features; and are made on substantially the same terms (including interest rates and collateral requirements) as those prevailing at the same time for comparable transactions with unaffiliated persons.
In accordance with prior written Company policies, the Board of Directors has reviewed a summary of any and all such transactions the Company has entered or may enter into with its directors and executive officers and with firms that employ directors, as well as any other related-person transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable, and within Company policy, and should be ratified and approved. As of the second quarter of 2021, the Board of Directors adopted a revised policy in which the Community Bank shall no longer make loans or extensions of credit to executive officers and directors of the Company, and firms that employ directors. Any loans and extensions of credit made to an executive officer or director, or any firms that employ directors, prior to the adoption of these revisions have been grandfathered but remain subject to oversight and review of the Board of Directors.
The Board of Directors also reviews any transactions reported to the Board by the Company’s Corporate Secretary that are required to be reported under SEC regulations. Additionally, in accordance with federal regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceeds the greater of $25,000 or 5% of the Company’s capital and surplus (up to a maximum of $500,000), and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Further, pursuant to the Company’s Code of Business Conduct and Ethics and other business standards applicable to them, all executive officers and directors of the Company must disclose any existing or emerging conflicts of interest to the Chief Executive Officer. Such potential conflicts of interest include, but are not limited to, any position or interest (financial or otherwise) which could materially conflict with an executive officer’s or director’s performance or which affects such executive officer’s or director’s independence or judgment concerning transactions between the Company, its customers, suppliers, or competitors.

PROPOSALS TO BE VOTED ON AT THE MEETING

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors, and greater than 10% shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
Delinquent Section 16(a) Reports. Based solely on its review of copies of the reports of ownership furnished to the Company, or written representations that no other reports were required, the Company believes that during the 2021 fiscal year, its executive officers and directors complied with applicable reporting requirements for transactions in the Company’s securities, except that Mr. Tsimbinos did not timely file one report with respect to two transactions.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2021 was KPMG LLP. The Company’s Audit Committee has reappointed KPMG LLP to continue as the independent registered public accounting firm of the Community Bank and the Company for the year ending December 31, 2022, subject to ratification of such appointment by the Company’s shareholders. Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders present at the Annual Meeting. If the ratification and appointment of the independent registered public accounting firm is not approved by shareholders at the Annual Meeting, the Audit Committee will consider other independent registered accounting firms.
Unless marked to the contrary, the shares represented by the enclosed proxy card, if properly signed and dated, will be voted FOR ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company.
The Audit Committee will consider on a case-by-case basis and, if appropriate, approve all audit and non-audit services to be provided by the Company’s independent registered public accounting firm. Alternatively, the Audit Committee may adopt a policy for pre-approval of audit and permitted non-audit services by the independent registered public accounting firm. In 2021, all audit-related services, tax services, and other services were approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its audit functions.

AUDIT COMMITTEE REPORT TO SHAREHOLDERS
The Audit Committee of the Company’s Board of Directors is composed of Messrs. Savarese, Ciampa, Dahya, Lux, Rosenfeld, and Ms. Dunn, all of whom are non-employee, independent directors, and operates under a written charter adopted by the Board of Directors.
The Company’s management is responsible for the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements to generally accepted accounting principles. The independent registered public accounting firm is also responsible for issuing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.
In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm for 2021. Management has discussed with and represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees (AS 1301), including discussing with the Audit Committee in detail the independent registered public accounting firm’s evaluation and conclusions about significant and critical accounting policies and practices, critical accounting estimates, significant unusual transactions, and the Company’s financial reports.
In addition, the Audit Committee has received from the independent registered public accounting firm written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm its independence from the Company and its management. In concluding that the independent registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the independent registered public accounting firm in 2021 were compatible with its independence.

PROPOSALS TO BE VOTED ON AT THE MEETING

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its 2022 audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting process.
In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, which, in its reports, expresses an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles, and an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal control over financial reporting designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the PCAOB, or that the Company’s independent registered public accounting firm is in fact “independent.”
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC. The Audit Committee and the Board of Directors also have approved, subject to shareholder ratification, the selection of the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2022.
The Audit Committee
Lawrence J. Savarese, Chair
Dominick Ciampa
Hanif “Wally” Dahya
Leslie D. Dunn
Marshall J. Lux
Ronald A. Rosenfeld
AUDIT AND NON-AUDIT FEES
The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company’s consolidated financial statements for fiscal years 2021 and 2020, and fees billed for audit-related services, tax services, and all other services rendered by KPMG LLP for fiscal years 2021 and 2020.

	Year Ended
	2021	2020
Audit Fees	$2,721,500(1)	$3,155,000(1)
Audit-Related Fees	599,000(2)(3)(4)	189,000(5)(6)
Tax Fees	—	75,000(7)
All Other Fees	3,500	5,434(8)
(1)
Includes fees for professional services rendered in connection with the audit of the Company’s annual financial statements and the review of its financial statements included in the Company’s quarterly reports to shareholders on SEC Form 10-Q.

(2)
Includes fees billed for professional services rendered in connection with audits of the Company’s stock ownership, employee benefit, and retirement plans’ financial statements, and compliance with U.S. Department of Housing and Urban Development-assisted programs.

(3)
Includes fees for professional services rendered in connection with the consents issued for the Company’s Form S-1 and Form S-1/A related to its Dividend Reinvestment and Stock Purchase Plan filed with the Securities and Exchange Committee on April 27, 2021.

(4)
Includes fees for professional services rendered in connection with the Flagstar merger including consents issued in connection with the review of Form S-4/A filed with the Securities and Exchange Committee on June 24, 2021.

(5)	Includes fees billed for professional services rendered in connection with audits of the Company’s stock ownership, employee benefit, and retirement plans’ financial statements.
(6)	Includes fees for professional services rendered in connection with a consent report issued with the Company’s filing on Form S-8 for the approved 2020 Omnibus Incentive Plan on August 5, 2020.
(7)	Includes fees for professional services rendered in connection with tax treatment of lending transactions in response to the COVID-19 pandemic.
(8)	Includes fees for renewal of a license for the KPMG Accounting Research Online service and automated disclosure checklist for the period June 30, 2020 to June 30, 2021.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 3: ADVISORY VOTE ON APPROVAL OF COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
As required under Section 14A of the Securities Exchange Act of 1934, we provide our shareholders with the opportunity to express their views, on a non-binding, advisory basis, on the compensation of our named executive officers as disclosed in this proxy statement. The Board has determined that shareholders should be provided with this opportunity on an annual basis. This vote, which is often referred to as the “say-on-pay” vote, provides shareholders with the opportunity to endorse or not endorse the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K and Section 14A of the Securities Exchange Act of 1934, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
The Compensation Committee annually reviews our executive compensation program to ensure that the program demonstrates a proper alignment of pay and performance, operates within a framework of sound governance and is consistent with industry best practices. As described more fully in the Compensation Discussion and Analysis, our executive compensation program is structured (i) to align of the interests of executives with the interests of our shareholders, (ii) to attract, retain and motivate an effective executive team, (iii) to provide a direct link between pay opportunities and financial results over the short- and long-term and (iv) to reduce incentives for unnecessary and excessive risk-taking. The Board of Directors strongly endorses the Company’s executive compensation practices and asks shareholders to approve the “say-on-on-pay” resolution.

Because your vote on this Proposal is an advisory vote, it is not binding on the Board or the Compensation Committee. However, shareholders should be assured that the Compensation Committee will seriously consider the vote of our shareholders on this Proposal when determining the nature and scope of future executive compensation programs.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 4: PROPOSAL TO ELIMINATE THE RESTRICTIONS OF SHAREHOLDER ACTION BY WRITTEN CONSENT BY APPROVING AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.
The Board of Directors recommends that the Company’s shareholders approve an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) to permit shareholders to act by written consent (the “Written Consent Amendment”). Currently, the Certificate and the Company’s Amended and Restated Bylaws (the “Bylaws”) require that any action required or permitted to be taken by the Company’s shareholders must be taken at a duly called annual or special meeting of shareholders and prohibit shareholders from acting by written consent in lieu of a meeting. The Board of Directors has conditionally approved a corresponding amendment to Article I, Section 10 of our Bylaws authorizing written consent (as described below), contingent upon shareholder approval and implementation of the Written Consent Amendment.
In addition, the Written Consent Amendment includes certain immaterial changes that are described below.
Background
At the 2021 annual meeting of the Company’s shareholders, our shareholders approved a proposal submitted by one of our common shareholders requesting that the Board of Directors take the steps necessary to provide for shareholder action by written consent. Approximately 79% of our shareholders voted to approve the proposal.

In advocating against the shareholder proposal at the 2021 annual meeting, the Board explained its belief that, as stewards of shareholder interests, it is committed to maximizing long-term shareholder value creation and to maintaining sound corporate governance principles consistent with current rules and practices. Under the leadership of the Nominating and Corporate Governance Committee, the Board has concentrated significant efforts and resources on ensuring that our overall corporate governance practices serve the best interests of the Company and its shareholders, focusing on the changing needs for financial institution boards in the current regulatory environment and taking into consideration the governance policies and practices of our peers. As a result, in recent years, we have, among other things, adopted a proxy access bylaw provision and, although ultimately not approved by shareholders, proposed the elimination of supermajority voting provisions and the phasing out of our classified Board structure in our Certificate of Incorporation and Bylaws.
However, after careful consideration of the vote results at the 2021 annual meeting and the Company’s discussions with shareholders as part of our ongoing shareholder engagement program, the Board is recommending amendments to our Certificate of Incorporation and Bylaws to eliminate the restriction on shareholder action by written consent.
The Board recommends approval of this Proposal 4 due in significant part to the results of the shareholder proposal which passed at the 2021 annual meeting and the feedback received from shareholders during the course of the Company’s shareholder outreach efforts, but also because the proposed amendments to the Certificate include important procedural and other safeguards, consistent with market practice, to protect against abuse of the consent solicitation process.
The Written Consent Amendment
The Written Consent Amendment is a result of the Board’s ongoing review of our corporate governance practices, engagement with shareholders about their views on shareholder action by written consent, and consideration of the results of the vote on the 2021 shareholder proposal discussed above. In developing the Written Consent Amendment, the Board of Directors (including all members of the Nominating and Corporate Governance Committee) carefully considered the implications of amending our Certificate to permit shareholders to act by written consent and the views of our shareholders on that right.

PROPOSALS TO BE VOTED ON AT THE MEETING

If the Written Consent Amendment is approved by shareholders, the Company shareholders will be able to act by written consent, subject to certain procedural and other safeguards that the Board of Directors believes are in the best interests of the Company and our shareholders, including the following:
✔
Requirement to Request a Record Date with an Ownership Threshold. To reduce the risk that a small group of short-term or special interest shareholders could initiate shareholder actions that are not in the best interests of the Company and our shareholders as a group, and to reduce the financial and administrative burdens on the Company, the Written Consent Amendment requires that shareholders owning shares representing 25% or more of the voting power of the then outstanding Company voting stock must request that the Board of Directors set a record date to determine the shareholders entitled to act by written consent. The threshold required to request action by written consent is the same as the threshold required for shareholders to call a special meeting. The Written Consent Amendment relies on the present “net long” definition of stock ownership that applies under the proxy access provisions set forth in Article I, Section 8(d)(iv) of the Bylaws, for purposes of determining whether shareholders requesting the Board set a record date for action by written consent satisfy the 25% ownership threshold. Under the “net long” definition, a shareholder is deemed to “own” only those shares of outstanding voting stock as to which the shareholder possesses both (1) full voting and investment rights pertaining to the shares and (2) the full economic interest, including the opportunity for profit and risk of loss, pertaining to such shares.

✔
Requirement to Solicit All Shareholders. To protect against disenfranchisement of the Company shareholders and in order to provide each Company shareholder the right to consider and act on any proposed shareholder action, shareholders seeking to act by written consent must solicit written consents from all shareholders. To that end, they must provide an agreement to solicit consents from all Company shareholders. This safeguard would prevent a small group of shareholders from acting without the opportunity for discussion that a meeting affords and without the opportunity for input from all Company shareholders.

✔
Informational Requirements. To provide further transparency, shareholders seeking to initiate action by written consent must provide information that is the same in all material respects as what would be required when Company shareholders seek to propose action or nominate directors at a shareholders’ meeting. In addition, shareholders seeking to initiate action by written consent must continue to own the requisite percentage of shares of Company voting stock through the date of delivery of a sufficient number of consents needed to take the requested action. The Board, in its sole discretion, has the right to waive the informational requirements for shareholders seeking to initiate action by written consent if appropriate under the circumstances.

✔
Timing Requirements for Record Date. To provide the Board of Directors with a reasonable timeframe to properly evaluate and respond to a shareholder record date request, the Board is required to act, with respect to a valid record date request, to set a record date by the later of (i) 20 days after delivery of a record date request and (ii) five days after delivery by the shareholder of any information requested by the Company to determine the validity of the record date request or to determine whether the action to which the request relates may be effected by written consent. The record date must be no more than 10 days after our Board action to set a record date. If the Board fails to set a record date by the required date, the record date is the date the first signed shareholder written consent is delivered to the Company; provided that, if prior action by the Board is required under the provisions of Delaware law, the record date shall be the date on which the Board adopts the resolution taking such prior action. In addition, any shareholder seeking to engage in a public solicitation in connection with a record date request must ask the Board to set an initial record date for that purpose.

✔
Consent Solicitation Timing Requirements. To provide the Company shareholders with sufficient time to evaluate the proposed shareholder action and to provide the Board of Directors the opportunity to present its views regarding such proposed action, no consents may be delivered until 60 days after the delivery of a valid record date request (or such later date as the Board determines if it concludes that more time is required for shareholders to make an informed decision in connection with the consent), and consents signed by a sufficient number of shareholders to take action by written consent must be delivered to the Company within 60 days of the first date on which a consent is delivered to the Company and not later than 120 days after the record date for determining the shareholders entitled to consent to such action.

✔
Other Protections Against Abuse. To ensure that the written consent is in compliance with applicable laws and is not duplicative, the written consent process would not be available in certain limited situations, specifically: (i) if the record date request does not comply with the Certificate or the Bylaws, (ii) if the proposed matters would not be a proper subject for shareholder action under applicable law, (iii) if the record date request is delivered during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting of shareholders and ending on the earlier of (x) the date of the next

PROPOSALS TO BE VOTED ON AT THE MEETING

annual meeting or (y) 30 days after the first anniversary of the immediately preceding annual meeting, (iv) if the same or a substantially similar item, other than the election of directors, was presented at an annual or special meeting of shareholders held not more than 12 months before the record date request is delivered, (v) if the same or a substantially similar item was presented at an annual or special meeting of shareholders held not more than 90 days before the record date request is delivered (and, for purposes of this clause (v), the election of directors is deemed a similar item with respect to all items of business involving the election or removal of directors, changing the size of the Board of Directors, and the filling of vacancies or of newly created directorships resulting from any increase in the authorized number of directors), (vi) if the same or a substantially similar item is included in the Company’s notice of meeting for a meeting that has been called but not yet held or that is called for a date within 90 days of the receipt by the Company of the record date request, or (vii) if the record date request was made, or any solicitation was conducted, in a manner that involved a violation of the federal proxy rules or other applicable law.
Related Change to the Bylaws
The Bylaws currently require that any action required or permitted to be taken the Company’s shareholders be effected at an annual or special meeting of the Company’s shareholders and prohibit shareholder action by written consent in lieu of such a meeting of shareholders. The Board of Directors has conditionally approved a corresponding amendment to Article I, Section 10 of our Bylaws authorizing written consent (as described above), contingent upon shareholder approval and implementation of the Written Consent Amendment.
Additional Information
The general description of the Written Consent Amendment set forth above is qualified in its entirety by reference to the text of the Written Consent Amendment, which is attached as Appendix B to these proxy materials. Additions to the Certificate are indicated by underlining, and deletions to the Certificate are indicated by strike-outs.
The Written Consent Amendment is binding. If the Written Consent Amendment is approved, the Company intends to file a certificate of amendment to the Certificate with the Secretary of State of the State of Delaware, and the Written Consent Amendment will become effective at the time of that filing. However, if the Written Consent Amendment is approved, the Board retains discretion not to implement it under Delaware law. If the Board exercises this discretion, it will publicly disclose that fact and the reason for its determination. If the Written Consent Amendment is not approved by the requisite vote, then the Written Consent Amendment will not be filed with the Secretary of State of the State of Delaware, the Bylaw amendments will not become effective and the Certificate and Bylaws will continue to prohibit shareholder action by written consent.
VOTE REQUIRED FOR APPROVAL
The Written Consent Proposal will be approved if 80% of the shares outstanding as of the Record Date are voted in favor of the Proposal and the Proposal will become effective upon the filing of the amendments to our Certificate of Incorporation with the Secretary of State of the State of Delaware following the receipt of shareholder approval of the proposed amendments.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 5: SHAREHOLDER PROPOSAL REQUESTING BOARD ACTION TO ELIMINATE THE CLASSIFIED BOARD BY APPROVING AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.
The following proposal was submitted by Kenneth Steiner of 14 Stoner Ave., 2M, Great Neck, NY 11021. Mr. Steiner owns at least 500 shares of our common stock.
Shareholder Proposal
Proposal 5 – Elect Each Director Annually
RESOLVED, shareholders ask that our Company take all the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year for a one-year term.
Although our management can adopt this proposal topic in one-year and implementation in one-year is a best practice, this proposal allows the option to phase it in.
Annual election of each director gives shareholders more leverage if management performs poorly. For instance if management promotes executive pay that is excessive or is poorly incentivized shareholders can soon vote against the Chair of the management pay committee instead of waiting 3-years under the current setup.
New York Community Bancorp shareholders gave 85% support to the 2020 shareholder proposal on this same topic. In response to this outstanding 85% vote NYCB management made a halfhearted effort to get approval of a management proposal on this same topic. It was going to be challenging to get approval of the management proposal because it needed an 80% vote from all shares outstanding. It ended up getting tantalizing close to 80% approval with a 78% final but failing vote.
NYCB management, with access to the corporate war chest, failed to spend a relatively few pennies to adequately highlight to shareholders how important it was to vote on the management proposal because of the high stakes involved. As a result of this management fiasco, shareholders will have to be prepared to spend money out of their own pockets to alert shareholders of the importance of their vote at the next time this proposal is put forth by management.
It is also important to note that we gave 79% support to a 2021 proposal for a shareholder right to act by Written consent.
In response to vote NYCB management may be tempted, like a number of other companies, to give shareholders a useless right to act by written consent.
Some companies have required that, to initiate written consent, 25% of shares must petition management for the baby step of obtaining a record date. The 2021 proposal that received 79% support did not call for a percentage of shares to be required to petition for a record date for written consent. Once a record date is obtained then shareholders are on a tight schedule to obtain the consent of 51% of shares outstanding.
This turns into a classic Catch-22 situation. In order to get a record date, 25% of shares must give their contact information to management. Thus it is easier than shooting fish in a barrel for management to pester the 25% of shares to change their mind and revoke their support for their written consent topic.
Thus while the base of 25% of shares are easily venerable to management attack by deep pockets company money, shareholders must double their number to 51% of shares in a limited time period with money out of their own pockets.
Please vote yes:
Elect Each Director Annually — Proposal 5

[END OF SHAREHOLDER PROPOSAL]

PROPOSALS TO BE VOTED ON AT THE MEETING

BOARD OF DIRECTORS STATEMENT IN RESPONSE TO SHAREHOLDER PROPOSAL
The Company’s Board of Directors has considered the proposal set forth above recommending declassification of the Board, and has determined to neither oppose nor support the proposal, nor to provide a voting recommendation to shareholders. The proposal is advisory in nature and would act as a recommendation to the Board if approved by shareholders. Our Board of Directors recognizes that there are valid arguments for and against a declassified board and is providing shareholders an opportunity to express their views on the topic.
Shareholders should be aware that approval of the proposal would not necessarily result in a declassified Board. If shareholders vote in favor of the proposal, the Board, consistent with its fiduciary duties, would reexamine its position with respect to our classified board structure. Should the Board then determine to declassify the Board, it would need to submit a proposal to the Company’s shareholders for approval of an amendment to the relevant sections of our Amended and Restated Certificate of Incorporation.

INFORMATION ABOUT OUR ANNUAL MEETING AND SOLICITATION OF PROXIES

INFORMATION ABOUT OUR ANNUAL MEETING AND SOLICITATION OF PROXIES
Why am I being provided this proxy statement?
This proxy statement summarizes information you need to know in order to vote at the 2022 Annual Meeting of Shareholders. The 2022 Annual Meeting of Shareholders of New York Community Bancorp, Inc. (the “Company”) will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/NYCB2022 on June 1, 2022, at 10:00 a.m., Eastern Daylight Time (the “Annual Meeting”). This proxy statement is being sent to you because the Board of Directors (the “Board of Directors” or “Board”) of the Company is soliciting your proxy to vote your shares of common stock of the Company (the “Common Stock”) at the Annual Meeting. On or about April 22, 2022, the proxy statement and proxy materials, or a notice advising how to access these documents online, will be sent to shareholders of record as of April 5, 2022. The 2021 Annual Report to Shareholders, which includes the Annual Report on Form 10-K featuring the Company’s consolidated financial statements for the fiscal year ended December 31, 2021 accompanies this proxy statement.
What is a proxy?
A proxy is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. One or more of the Company’s directors will serve as the designated proxy to cast the votes submitted by the Company’s shareholders at the Annual Meeting.
What is a proxy statement?
It is a document that the Company is required to give you, or provide you with access to, in accordance with regulations of the Securities and Exchange Commission (the “SEC”), when asking you to designate proxies to vote your shares of the Common Stock at a meeting of shareholders. The proxy statement includes information regarding the matters to be acted upon at the meeting and certain other information required by regulations of the SEC and the rules of the New York Stock Exchange (the “NYSE”).
On what matters are the shareholders of record voting?
The shareholders of record will vote on the following proposals:
Proposal 1: Election of Directors. In Proposal 1, three director nominees have been recommended for election to the Board of Directors by the Nominating and Corporate Governance Committee of the Board. Directors are elected by a majority of the votes cast, meaning that the number of votes cast “FOR” a nominee must exceed the number of votes cast “AGAINST” that nominee, with broker non-votes and abstentions not counted as a vote cast either “FOR” or “AGAINST” that nominee. Shares not voted will have no impact on the election of directors. A properly executed proxy marked “FOR ALL” of the four nominees for director will be voted for each of the nominees, unless you mark the proxy card, or select the corresponding option in the electronic form, “WITHHOLD ALL” or “FOR ALL EXCEPT.” Marking the proxy card, or selecting the corresponding option in the electronic form, “WITHHOLD ALL” will withhold your vote as to all nominees for director. Marking the proxy card, or selecting the corresponding option in the electronic form, “FOR ALL EXCEPT” will direct that your shares be voted for all nominees except that your shares will be withheld as to any nominees you may specify.
Proposal 2: Ratification of Auditors. The affirmative vote of a majority of votes cast at the Annual Meeting is required to approve Proposal 2, a proposal to ratify the reappointment of KPMG LLP as the Company’s independent registered public accounting firm for 2022. In connection with such proposal, shares as to which the “ABSTAIN” box has been selected on the proxy card, or selected in the corresponding option in the electronic form, and shares underlying broker non-votes or in excess of the Limit (as described below) will not be counted as votes cast, and will have no effect on the vote on the matter presented.
Proposal 3: Approval, on a non-binding advisory basis, of the Company’s Named Executive Officer Compensation. As to the advisory approval of the 2021 Named Executive Officer compensation, the proxy card being provided by the Board of Directors enables a shareholder to check the appropriate box on the card, or select the corresponding option in the electronic form, to (i) vote “FOR” the proposal, (ii) vote “AGAINST” the proposal, or (iii) “ABSTAIN” from voting on the proposal. To approve Proposal 3, the affirmative vote of a majority of the votes cast at the Annual Meeting is required. In connection with such proposal, shares as to which the “ABSTAIN” box has been selected on the proxy card, or selected in the corresponding option in the electronic form, and shares underlying broker

INFORMATION ABOUT OUR ANNUAL MEETING AND SOLICITATION OF PROXIES

non-votes or in excess of the Limit (as described below) will not be counted as votes cast, and will have no effect on the vote on the matter presented. Your vote on Proposal 3 is an advisory vote, which means that the Company and the Board of Directors are not required to take any action based on the outcome of the vote.
Proposal 4: Eliminate the restriction on shareholder action by written consent by approving amendments to the Amended and Restated Certificate of Incorporation. To be approved, at least 80 percent of the shares outstanding as of the record date must vote in favor of Proposal 4, a proposal to eliminate the restriction on shareholder action by written consent. In connection with such proposal, shares as to which the “ABSTAIN” box has been selected on the proxy card and shares underlying broker non-votes or in excess of the Limit (as described below) will count as a vote against the proposal.
Proposal 5: A shareholder proposal, as described herein, if properly presented at the meeting, requesting Board action to eliminate the classified Board by approving amendments to the Amended and Restated Certificate of Incorporation of the Company. The affirmative vote of a majority of votes cast at the Annual Meeting is required to approve Proposal 5. In connection with each such proposal, shares as to which the “ABSTAIN” box has been selected on the proxy card or corresponding option in the electronic form and shares underlying broker non-votes or in excess of the Limit (as described below) will not be counted as votes cast, and will have no effect on the vote on the matter presented.
As discussed below, under NYSE Rules, if your broker holds shares in your name and delivers this proxy statement to you, the broker is not entitled to vote your shares on any non-routine proposal (Proposals 1 and 3 through 5) without your specific instructions.
Who may vote and what constitutes a quorum at the meeting?
The close of business on April 5, 2022 has been fixed by the Board of Directors as the record date (the “Record Date”) for the determination of shareholders of record entitled to receive notice of, and to vote at, the Annual Meeting and at any adjournments thereof.
In order to conduct the Annual Meeting, shareholders of record of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting any shares in excess of the Limit pursuant to the Company’s Certificate of Incorporation) must be present in person or by proxy. This is called a quorum. Shareholders who deliver valid proxies or vote in person at the meeting will be considered part of the quorum. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. Abstentions will be counted as being present and entitled to vote for purposes of determining a quorum. Broker “non-votes” are counted as being present and entitled to vote for purposes of determining a quorum only for routine matters. In the event that there are not sufficient shares present for a quorum, or votes to approve or ratify any management proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.
How many votes do I have?
The securities that may be voted at the Annual Meeting consist of shares of Common Stock, with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting, except as described below. There is no cumulative voting for the election of directors (in a cumulative voting system, each shareholder would be entitled to one vote per share multiplied by the number of directors to be elected). The total number of shares of Common Stock outstanding and entitled to vote as of the Record Date was 467,024,144.
How do I vote?
A shareholder may vote online during the Annual Meeting by visiting www.virtualshareholdermeeting.com/
NYCB2022 and completing a ballot while the polls are open. You will need the control number printed on your proxy card, voting instruction form, or notice. A shareholder may also vote in advance of the Annual Meeting by using a proxy to authorize a proxy to vote on his or her behalf. There are three ways to use a proxy:

Mail: If you received your proxy materials by mail, you may vote by completing, signing, and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. You are urged to indicate your votes in the spaces provided on the proxy card.

Internet: You may access the proxy materials on the Internet at www.proxyvote.com and follow the instructions on the proxy card or on the Notice of Internet Availability.

INFORMATION ABOUT OUR ANNUAL MEETING AND SOLICITATION OF PROXIES

Telephone: You may call toll free at 1-800-690-6903 and follow the instructions on the proxy card or on the Notice of Internet Availability.
The Internet and telephone voting procedures are designed to authenticate shareholders’ identities and allow shareholders to provide their voting instructions and confirm that the instructions have been properly recorded. Specific instructions for shareholders of record who wish to vote their proxies over the Internet or by telephone are set forth on the proxy card for the Annual Meeting.
The Company encourages shareholders to take advantage of the options to vote using the Internet or by telephone. Voting in this manner will result in cost savings for the Company.
Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.
When is my vote required?
The following table indicates the date and times for voting deadlines in connection with the proposals for this year’s annual meeting:

If You Are:	And You Are Voting by:	Your Vote Must Be Received:
A shareholder of record	Mail	Prior to the Meeting Date, no later than May 31, 2022
	Internet, mobile device, or telephone	By 11:59 P.M. ET on May 31, 2022
A street name holder	Mail	Prior to the Meeting Date, no later than May 31, 2022
	Internet, mobile device, or telephone	By 11:59 P.M. ET on May 31, 2022
A participant in Company Benefit Plans	Internet, mobile device, or telephone	By 11:59 P.M. ET on May 24, 2022
Your vote as a shareholder is important. Please vote as soon as possible to ensure that your vote is recorded.
How are the proxy materials delivered?
The Company is again reducing its costs by taking advantage of SEC rules that allow companies to furnish proxy materials to shareholders primarily through the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders who (i) own shares directly in the Company (“shareholders of record”) and not through a broker, bank, or intermediary directly to their mailing address unless they have directed the Company to provide the materials in a different manner or (ii) hold shares of Common Stock through the Company’s stock-based benefit plans. See Benefit Plan Voting below. Shareholders whose shares are held for them by brokerage firms, banks, or other intermediaries (“beneficial owners”) will have the proxy materials or the Notice forwarded to them by the intermediary that holds their shares. The Notice provides instructions on how to access and review all of the important information contained in the Company’s proxy statement and 2021 Annual Report to Shareholders, as well as how to cast your vote, over the Internet.
Shareholders who receive the Notice and who would still like to receive a printed copy of the Company’s proxy materials, including the 2021 Annual Report to Shareholders, can find instructions for requesting these materials included in the Notice. The Company plans to mail the Notice to shareholders on April 22, 2022.
What is a broker non-vote?
If you hold your shares in “street name” (i.e., through a broker, bank, or other nominee), it is critical that you cast your vote if you want it to count in the election of directors. SEC regulations currently prohibit brokers or nominees to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, with respect to the proposal to approve, on a non-binding advisory basis, the Company’s named executive officer compensation, or with respect to the proposed amendment to the Company’s Amended and Restated Certificate of Incorporation, or with respect to the

INFORMATION ABOUT OUR ANNUAL MEETING AND SOLICITATION OF PROXIES

shareholder proposal, if properly presented, no votes will be cast on your behalf with respect to these matters. These uncast “votes” are referred to as broker non-votes. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 2).
What effect do broker non-votes and abstentions have?
A broker or other nominee may generally vote your shares without instruction on routine matters, but not on non-routine matters. A broker “non-vote” occurs when your broker submits a proxy for your shares, but does not indicate a vote for a particular “non-routine” proposal (such as Proposals 1 and 3 through 5) because your broker does not have your authority to vote on that proposal and has not received specific voting instructions from you. Broker non-votes are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for a non-routine proposal. However, when a proposal requires the affirmative vote of a percentage of the Company’s outstanding shares entitled to vote in order to be approved (such as Proposal 4), a broker non-vote will have the same effect as a vote against the proposal.
If you abstain from voting on Proposals 1 and 3 through 5, your vote will be counted as present for determining whether a quorum exists but will not be treated as cast for or against that matter.
What if I sign and date my proxy but do not provide voting instructions?
Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. If you are a shareholder of record and do not provide voting directions, signed and dated proxy cards will be voted as follows:
•	FOR the election of each of the nominees for director named in this proxy statement;
•	FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company;
•	FOR approval of the Named Executive Officer compensation;
•	FOR the approval of amendments to the Amended and Restated Certificate of Incorporation of the Company providing for shareholder action by written consent; and
•	ABSTAIN from voting on the shareholder proposal, if properly presented.
Other than the matters listed on the attached Notice of 2022 Annual Meeting of Shareholders, the Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. However, execution of a proxy or voting online or by telephone confers on the designated proxy holder discretionary authority to vote the shares represented by the proxy in accordance with his or her best judgment on such other business, if any, which may properly come before the Annual Meeting or any adjournments thereof, including whether or not to adjourn the meeting.
May I revoke my proxy?
A proxy may be revoked at any time prior to its exercise by filing a written notice of revocation with the Corporate Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, by voting online or by telephone on a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not itself constitute revocation of your proxy.
Who pays the costs of soliciting proxies?
The cost of the solicitation of proxies on behalf of management will be borne by the Company. In addition to the solicitation of proxies by mail, Alliance Advisors LLC, a proxy solicitation firm, will assist the Company in soliciting proxies for the Annual Meeting and will be paid a fee of $7,000 plus out-of-pocket expenses. Proxies also may be solicited, personally or by telephone, by directors, officers, and other employees of the Company and its subsidiary, New York Community Bank (the “Community Bank” or the “Bank”), without receipt of additional compensation.
The Company also will request that persons, firms, and corporations holding shares in their names, or in the names of their nominees that are beneficially owned by others, send proxy materials to, and obtain proxies from, such beneficial owners. The Company will reimburse such holders for their reasonable expenses in doing so.

INFORMATION ABOUT OUR ANNUAL MEETING AND SOLICITATION OF PROXIES

If your Company shares are held in street name, your broker, bank, or other nominee will provide you with instructions that must be followed in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the Internet or by telephone. Please see the instruction form that was provided by your broker or bank with this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction form, you will need to contact your broker or bank in order to do so.
What is the admission policy for the Annual Meeting?
Attendance at the Annual Meeting is limited to:
(1)	shareholders of record of Common Stock;
(2)	beneficial holders of Common Stock; and
(3)	authorized representatives of entities who are beneficial holders of Common Stock.
You will be able to attend the meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/NYCB2022. To participate in the virtual meeting, you will need the 16-digit control number included on your Notice, proxy card or voting instruction form. The meeting webcast will begin promptly at 10:00 a.m., Eastern Daylight Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:00 a.m., Eastern Daylight Time, and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page. Technical support will be available beginning at 9:30 a.m. Eastern Daylight Time on June 1, 2022 and will remain available until the meeting has ended.
What is the Limit on voting securities?
As provided in the Company’s Certificate of Incorporation, holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to any vote with respect to the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by, persons acting in concert with such person or entity. The Company’s Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to the Company to enable the Board of Directors to implement and apply the Limit.
Based solely on information in reports filed with the SEC, certain persons or entities are known by management to be the beneficial owners of more than 5% of the outstanding shares of Common Stock as of the Record Date and in some cases have indicated beneficial ownership of up to 10% of the Common Stock outstanding as of that date. If such owners were to increase their holdings above 10% or if other shareholders were to acquire beneficial ownership of shares in excess of that amount, they would not be entitled to any vote with respect to the shares held in excess of 10%.
Proxies solicited hereby will be tabulated by inspectors of election designated by the Board of Directors. The inspectors of election will not be employed by, or be directors of, the Company or any of its affiliates.
BENEFIT PLAN VOTING
Active employee-participants in the Company benefit plans who hold Common Stock will receive an e-mail that contains a link to this proxy statement, along with procedures to follow in order to vote the shares of Common Stock credited to each participant’s account under the Company benefit plans and the shares of Common Stock (if any) held independent of the Company benefit plans. Retired and inactive employee-participants will receive their proxy materials via U.S. mail. Benefit plan voting instructions will be delivered to the trustee for the Company benefit plans and the shares will be voted as directed by participants. Shares for which no voting instructions are provided or are not timely received by the Company will be voted by the trustee for the Company’s tax-qualified plans holding Common Stock in the same proportion as the voting instructions the trustee receives from other participants or, in the case of the Company’s equity incentive plans, as directed by the Company. Benefit plan voting instructions must be received by 11:59 p.m., Eastern Daylight Time, on May 26, 2022.

INFORMATION ABOUT OUR ANNUAL MEETING AND SOLICITATION OF PROXIES

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth information as to those persons or entities known by management to be beneficial owners of more than 5% of the outstanding shares of Common Stock on April 5, 2022. Other than those persons or entities listed below, the Company is not aware of any person or entity or group that beneficially owned more than 5% of the Common Stock as of that date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	50,971,826(1)	11.0%

The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	43,394,354(2)	9.33%
(1)	Based solely on information filed in a Schedule 13G/A with the SEC on January 27, 2022.
(2)	Based solely on information filed in a Schedule 13G/A with the SEC on February 10, 2022.

ADDITIONAL INFORMATION

ADDITIONAL INFORMATION
Shareholder Proposals
To be considered for inclusion in the Company’s proxy statement and form of proxy relating to the annual meeting of shareholders to be held in 2023, a shareholder proposal must be received by the Corporate Secretary of the Company, at the address set forth on page 23 of this proxy statement, no later than December 23, 2022. If such annual meeting is held on a date more than 30 days from June 1, 2023, a shareholder proposal must be received within a reasonable time before the Company begins to print and mail its proxy solicitation materials for such annual meeting. Any such proposal will be subject to the proxy rules adopted by the SEC.
Proxy Access Nominations
Any shareholder (or group of no more than 20 shareholders) meeting the Company’s continuous ownership requirements set forth in our Bylaws who wishes to nominate a candidate or candidates for election for up to 20% of our Board and to require the Company to include such nominee(s) in our 2023 proxy statement, must submit such nomination and request by no earlier than November 23, 2022 nor later than December 23, 2022. The nomination and supporting materials must also comply with the requirements set forth in our Bylaws for inclusion of director nominees in the proxy statement. In addition to the requirements set above, to comply with the universal proxy rules (once effective) for our 2023 annual meeting of shareholders, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 2, 2023.
Notice of Business to be Conducted at an Annual Meeting
The Bylaws of the Company, a copy of which may be obtained from the Company, set forth the procedures by which a shareholder may properly bring business before a meeting of shareholders. Pursuant to the Bylaws, only business brought by, or at the direction of, the Board of Directors may be conducted at a special meeting. The Bylaws of the Company provide an advance notice procedure for a shareholder to properly bring business before an annual meeting. The shareholder must give written advance notice to the Corporate Secretary of the Company not less than 90 days before the date originally fixed for such meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received not later than the close of business on the tenth day following the date on which the Company’s notice to shareholders of the annual meeting date was mailed or such public disclosure was made.
Attendance at the Annual Meeting
The 2022 Annual Meeting of Shareholders will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/NYCB2022. We are committed to ensuring that shareholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/NYCB2022. We will try to answer as many shareholder-submitted questions as time permits that comply with the meeting rules of conduct. However, we reserve the right to exclude questions that are not pertinent to meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
To participate in the virtual meeting, you will need the 16-digit control number included on your Notice, proxy card or voting instruction form. The meeting webcast will begin promptly at 10:00 a.m., Eastern Daylight Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:00 a.m., Eastern Daylight Time, and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page. Technical support will be available beginning at 9:30 a.m. Eastern Daylight Time on June 1, 2022 and will remain available until the meeting has ended.
Other Matters Which May Properly Come Before the Annual Meeting
The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Meeting, it is the intention of the members of the Proxy Committee to vote the shares represented thereby on such matters in accordance with their best judgment.

ADDITIONAL INFORMATION

Whether or not you intend to be present at the Annual Meeting, you are urged to sign, date, and return your proxy card, or to vote via the Internet or by telephone, promptly. If you are then present and wish to vote your shares in person, your original proxy may be revoked by voting at the Annual Meeting.
Online Delivery of Proxy and Other Materials
We have elected to take advantage of SEC rules that allow companies to furnish proxy materials to their shareholders on the Internet. We believe that these rules allow us to provide our shareholders with the information they need to vote at our Annual Meeting, while also reducing the costs of delivery and reducing the environmental impact of producing and distributing the related proxy materials.
Since April 22, 2022, the proxy materials for the 2022 Annual Meeting (which include the 2021 Annual Report to Shareholders) have been available at the following web site: www.proxyvote.com. Shareholders who wish to receive a printed copy of the proxy materials available on this web site may request copies in any of the following ways: (i) via the Internet, at www.proxyvote.com; (ii) by telephone, at 1-800-579-1639; or (iii) by sending an e-mail to sendmaterial@proxyvote.com. Shareholders who are not eligible to vote at the Annual Meeting may find our 2021 Annual Report to Shareholders and the Notice of 2022 Annual Meeting of Shareholders and Proxy Statement on the Investor Relations portion of our Company website, www.myNYCB.com.
We encourage all of our shareholders who have Internet access to receive future proxy materials online rather than through the U.S. mail delivery system. By electing to receive our materials electronically, you will be supporting our efforts to reduce expenses and thus add to shareholder value. Other benefits of this service include:
✔
Receiving shareholder communications, including the Company’s annual report to shareholders and proxy statement, as soon as they are available, thus eliminating the need to wait for them to arrive by mail;

✔	Enjoying easier access to convenient online voting; and
✔	Eliminating bulky paper documents from your personal files.
Householding of Proxy Statements and Annual Reports
The SEC has adopted rules that permit companies to mail a single proxy statement and a single annual report to two or more shareholders sharing the same address. This practice is known as “householding.” Householding provides greater convenience to shareholders and saves the Company money by reducing excess printing costs. You may have been identified as living at the same address as another Company shareholder. If this is the case, and unless the Company receives contrary instructions from you, we will continue to “household” your proxy statement and annual report for the reasons stated above.
If you are a shareholder or a beneficial owner at a shared address to which a single copy of both the proxy statement and the annual report has been delivered, and you would like to receive your own copy of this proxy statement and the annual report, you may obtain them electronically from the Investor Relations portion of our website, www.myNYCB.com, by selecting “SEC Documents”; by contacting the Investor Relations Department of the Company by phone (516-683-4420) or by e-mail (ir@myNYCB.com); or by writing to the Investor Relations Department of the Company and indicating that you are a shareholder at a shared address and would like an additional copy of each document.
If you are a recordholder and would like to receive a separate proxy statement or annual report in the future, please contact Computershare, Inc. by phone at (866) 293-6077, by mail at P.O. Box 505000, Louisville, KY, 40233-5000, or online at www.computershare.com/investor. If you are a beneficial owner and would like to receive a separate proxy statement or annual report in the future, please contact your broker, bank, or other nominee.
If, on the other hand, you are a shareholder of record sharing an address, and are receiving multiple copies of this proxy statement or the annual report, please contact Computershare Ltd. at the number or addresses listed above so that all shareholders at the shared address can request that only a single copy of each document be mailed to your address in the future. If you are the beneficial owner, but not the recordholder, of Company shares, and you wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank, or other nominee so that all shareholders at the shared address can request that only a single copy of each document be mailed to your address in the future.

ADDITIONAL INFORMATION

Cautionary Statements Regarding Forward-Looking Statements
Certain statements in this proxy statement may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s beliefs, goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, investments, strategic relationships, and acquisitions, among other matters; the Company’s estimates of future costs and benefits of the actions the Company and each counterparty to a pending transaction may take; the Company’s assessments of probable losses on loans; the Company’s assessments of interest rate and other market risks; and the Company’s ability to achieve its financial and other strategic goals, including those related to the pending merger with Flagstar Bancorp and the Company’s strategic relationship and transactions with Figure Technologies, Inc.
Forward-looking statements are typically identified by such words as “believe,” “expect,” “plan,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time.
These forward-looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update such forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those indicated in such forward-looking statements as a result of a variety of factors, many of which are beyond the control of the Company. The factors that could cause actual results to differ materially include the following: the occurrence of any event, change or other circumstances that could give rise to the right of any of the parties to pending transactions, including the proposed merger with Flagstar, to terminate the agreements governing such transactions; the outcome of any legal proceedings that may be instituted against the Company or any other party to the transactions; the possibility that the transactions will not close or contemplated strategies will not be executed when expected or at all because required regulatory or other approvals are not received or other conditions to the closings are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; the possibility that the anticipated benefits of the proposed transactions will not be realized when expected or at all; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the Company may be unable to achieve expected synergies and operating efficiencies in or as a result of the proposed transactions within the expected timeframes or at all; revenues following the proposed transactions may be lower than expected; and the other factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and in other reports the Company files with the U.S. Securities and Exchange Commission (the “SEC”), which are available at http://www.sec.gov and in the “SEC Filings” section of the Company’s website, https://ir.mynycb.com, under the heading “Financial Information.”
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC, accompanies this proxy statement. An additional copy will be furnished without charge to shareholders upon written request to New York Community Bancorp, Inc., Investor Relations Department, 102 Duffy Avenue, Hicksville, New York 11801.
By Order of the Board of Directors,

Hicksville, New York April 22, 2022	R. Patrick Quinn Senior Executive Vice President, General Counsel and Corporate Secretary
YOU ARE CORDIALLY INVITED TO ATTEND THE VIRTUAL ANNUAL MEETING.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED
TO PROMPTLY COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD
IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR TO VOTE VIA THE INTERNET OR BY TELEPHONE.

APPENDIX A

Discussion and Reconciliation of GAAP and non-GAAP
Financial Measures
While stockholders’ equity, return on stockholders’ equity and total assets are financial measures that are recorded in accordance with U.S. generally accepted accounting principles (“GAAP”), tangible stockholders’ equity, return on average tangible stockholders’ equity and tangible assets are not. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed to investors for the following reasons: (i) tangible stockholders’ equity is an important indication of the Company’s ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies; and (ii) returns on average tangible assets and average tangible stockholders’ equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company’s peers.
The following table provides information to reconcile to GAAP those non-GAAP financial metrics used by the Compensation Committee in the determination of awards under our short- and long-term incentive program as described in greater detail under the heading 2021 Performance Metrics in the Compensation Discussion and Analysis.
Reconciliation of GAAP and non-GAAP Financial Measures

(in thousands)	At or for the Twelve Months Ended December 31, 2021
Total Stockholders’ Equity	$7,044,454
Less: Goodwill	(2,426,379)
Preferred stock	(502,840)
Tangible common stockholders’ equity	$4,115,235
Total Assets	$59,527,144
Less: Goodwill	(2,426,379)
Tangible assets	$57,100,765
Average Common Stockholders’ Equity	$6,431,393
Less: Average goodwill	(2,426,379)
Average tangible common stockholders’ equity	$4,005,014
Average Assets	$57,545,907
Less: Average goodwill	(2,426,379)
Average tangible assets	$55,119,528
Net Income	$595,793
Net income available to common shareholders	$562,965
GAAP Measures
Return on average assets	1.04%
Return on average common stockholders’ equity	8.75%
Common stockholders’ equity to total assets	10.99%
Non-GAAP Measures
Return on average tangible assets	1.12%
Return on average tangible common stockholders’ equity	14.61%
Tangible common stockholders’ equity to tangible assets	7.21%

APPENDIX B

AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
Set forth below is the text of Article FIFTH, Section C of the Company’s Restated Certificate of Incorporation proposed to be amended by Proposal 4. Proposed additions are indicated by underlining and proposed deletions are indicated by strike-through.
Proposed Amendment to Article FIFTH, Section C:
~~C. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.~~
C.  1.  Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances or to consent to specific actions taken by the Corporation, an action required or permitted to be taken by the stockholders of the Corporation at an annual or special meeting of stockholders of the Corporation may be taken by consent in writing in lieu of a meeting, only if such action is taken in accordance with the provisions of this Article FIFTH, Section C and the Bylaws of the Corporation, as amended from time to time and applicable law.
2. Consent Record Date.
(a) Request for Consent Record Date. The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting (a “Consent Record Date”) shall be fixed by the Board of Directors or otherwise established under this Article FIFTH, Section C. In order for the stockholders of the Corporation to authorize or take corporate action by written consent without a meeting, one or more written requests that a Consent Record Date be fixed for such purpose (individually or collectively, a “Request”), signed and dated by one or more stockholders of record (or their duly authorized agents) that, at the time the Request is delivered, Own, or are acting on behalf of persons who Own, shares representing 25% (for purposes of this Article FIFTH, Section C, the “Requisite Percent”) or more (measured as of the Requisite Percent Solicitation Record Date (as defined in Paragraph 2(c) of this Article FIFTH, Section C), if applicable), of the voting power of the then outstanding Voting Stock entitled to vote on the action or actions proposed to be taken by written consent, must be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation. If a stockholder of record is the nominee for more than one beneficial owner of shares of Voting Stock, the stockholder of record may deliver a Request pursuant to this Article FIFTH, Section C solely with respect to the shares of Voting Stock owned by the beneficial owner who is directing the stockholder of record to sign such Request. As used in this Article FIFTH, Section C, (A) a stockholder will be deemed to “Own” any shares of Voting Stock as to which a stockholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares, and (B) the term “Voting Stock” shall have the same meaning as in Article EIGHTH, Section A(5) of this Certificate of Incorporation (including as the term “Own” may be further defined in the Bylaws of the Corporation adopted from time to time). The Request must contain the information set forth or identified in Paragraph 3 of this Article FIFTH, Section C. The Corporation shall not be required to accept a Request delivered by electronic transmission.
(b) Fixing a Consent Record Date. Following receipt of the Request described in Paragraph 2(a) of this Article FIFTH, Section C, the Board of Directors shall, by the later of (i) 20 days after delivery of a Request from one or more stockholders of record (or their duly authorized agents) that Own, or are acting on behalf of persons who Own, the Requisite Percent, and (ii) five days after delivery of all information requested by the Corporation to determine the validity of the Request or to determine whether the action to which the Request relates may be effected by written consent, determine the validity of the Request and whether the Request relates to an action that may be taken by written consent pursuant to this Article FIFTH, Section C and, if appropriate, adopt a resolution fixing the Consent Record Date for such purpose. The Consent Record Date for such purpose shall be no more than ten days after the date upon which the resolution fixing the Consent Record Date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If the Request has been determined to be valid and to relate to an action that may be effected by written consent pursuant to this Article FIFTH, Section C, but no Consent Record Date has been fixed by the Board of Directors by the date required by the first sentence of this Paragraph (b), the Consent Record Date shall be at the close of business on the first date on which a signed written consent setting forth the action taken or proposed to be taken by written consent is delivered to the Corporation in accordance with Paragraph 7 of this Article FIFTH, Section C and Section 228 of the Delaware General

Corporation Law; provided that, if prior action by the Board of Directors is required under the provisions of Delaware law, the Consent Record Date shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.
(c) Requisite Percent. Any stockholder (an “Initiating Stockholder”) seeking to engage in a solicitation (as the term “solicitation” is defined under Regulation 14A of the Securities Exchange Act of 1934 (or any subsequent provisions replacing such Act or regulations), disregarding clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)) to attain the Requisite Percent (a “Requisite Percent Solicitation”) shall first deliver (in writing and not by electronic transmission) to the Secretary of the Corporation at the principal executive offices of the Corporation a request that the Board of Directors fix a record date to determine the stockholders entitled to deliver a Request in connection with such Requisite Percent Solicitation (the “Requisite Percent Solicitation Record Date”). The request for a Requisite Percent Solicitation Record Date shall (i) contain a representation that the Initiating Stockholder plans to engage in a Requisite Percent Solicitation to attain the Requisite Percent, and with respect to any subsequent solicitation of written consents, an agreement to solicit consents in accordance with Paragraph 5 of this Article FIFTH, Section C; (ii) describe the action or actions proposed to be taken by written consent; and (iii) contain, with respect to the Initiating Stockholder and each person that is part of a group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations)) with the Initiating Stockholder, the information, representations, and completed and signed questionnaires described in Paragraph 3 of this Article FIFTH, Section C (as applicable). Following delivery of a request for a Requisite Percent Solicitation Record Date, the Board of Directors may, by the later of (i) ten days after delivery of such request, and (ii) five days after delivery of all information requested by the Corporation to determine the validity of such request or to determine whether the action to which the request relates may be effected by written consent pursuant to this Article FIFTH, Section C, determine the validity of such request and whether such request relates to an action that may be taken by written consent and, if appropriate, adopt a resolution fixing the Requisite Percent Solicitation Record Date. The Requisite Percent Solicitation Record Date shall be no more than ten days after the date upon which the resolution fixing the Requisite Percent Solicitation Record Date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If a valid request for a Requisite Percent Solicitation Record Date has been duly delivered to the Secretary of the Corporation but no Requisite Percent Solicitation Record Date has been fixed by the Board of Directors by the date required by the third sentence of this Paragraph (c), the Requisite Percent Solicitation Record Date shall be at the close of business on the tenth day after delivery of the valid request for the Requisite Percent Solicitation Record Date to the Secretary of the Corporation. To be valid, any Request that has been the subject of a Requisite Percent Solicitation must be delivered to the Secretary of the Corporation no earlier than the applicable Requisite Percent Solicitation Record Date and no later than 60 days after the applicable Requisite Percent Solicitation Record Date.
(d) Revocation. Any stockholder seeking to take action by written consent may revoke a Request by written revocation delivered to, or mailed and received by, the Secretary of the Corporation at any time, and any stockholder signing a Request may revoke such Request as to the shares of Voting Stock that such person Owns (or Owned by the beneficial owners on whose behalf the stockholder is acting, as applicable) at any time by written revocation delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation. If, as a result of such revocation(s), there no longer are valid and unrevoked Requests from stockholders who Own the Requisite Percent of the voting power of the then outstanding Voting Stock entitled to vote on the action or actions proposed to be taken by written consent, then the Board of Directors shall not be required to fix a Consent Record Date. Further, in the event that the stockholder seeking to take action by written consent withdraws the Request, the Board of Directors, in its discretion, may cancel the action by written consent and any consents relating to such action shall be null and void.
3. Contents of Request. Any Request required by Paragraph 2(a) of this Article FIFTH, Section C must (A) be delivered by one or more stockholders of record (or their duly authorized agents) that, at the time the Request is delivered Own, or are acting on behalf of persons who Own (as applicable), shares representing the Requisite Percent or more (measured as of the Requisite Percent Solicitation Record Date, if applicable), of the voting power of the then outstanding Voting Stock entitled to vote on the action or actions proposed to be taken by written consent, who shall not revoke such Request, and who shall continue to Own not less than the Requisite Percent through the date of delivery of consents signed by a sufficient number of stockholders to authorize or take such action (provided that, notwithstanding the foregoing, one or more Requests that have been obtained by an Initiating Stockholder pursuant to a Requisite Percent Solicitation under Paragraph 2(c) only need to evidence that the stockholder of record or beneficial owner(s) on whose behalf the Request is submitted

Owns the relevant Voting Stock as of the appropriate Requisite Percent Solicitation Record Date); (B) include evidence of such Ownership, as to each stockholder of record, or if such stockholder is a nominee or custodian, the beneficial owner(s) on whose behalf the Request is submitted; (C) describe the action or actions proposed to be taken by written consent; (D) contain the information, representations, and completed and signed questionnaires, to the extent applicable, then required to be set forth in a stockholder’s notice pursuant to the advance notice provisions in the Bylaws of the Corporation as amended from time to time, as if the action or actions proposed to be taken by written consent were a nomination or other business proposed to be brought before a meeting of stockholders, including the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such proposal or business includes a proposal to amend the Bylaws of the Corporation, the text of the proposed amendment); and (E) contain an agreement to solicit consents in accordance with Paragraph 5 of this Article FIFTH, Section C. The Corporation may require any Initiating Stockholder, and any other person seeking to take action by written consent, to furnish such other information as may reasonably be required by the Corporation to determine the validity of the Request, and to determine whether the Request relates to an action that may be effected by written consent under this Article FIFTH, Section C and the Bylaws of the Corporation as amended from time to time and applicable law. In connection with an action or actions proposed to be taken by written consent in accordance with this Article FIFTH, Section C, the Initiating Stockholder, and the persons seeking to take action by written consent, shall further update and supplement the information previously provided to the Corporation in connection therewith, if necessary, so that the information shall be true and correct as of the Consent Record Date to the same extent as would be required by the advance notice provisions in the Bylaws of the Corporation as of the record date for a meeting of stockholders if such action were a nomination or other business proposed to be brought before a meeting of stockholders, and such update and supplement shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than five business days after the Consent Record Date.
4. Actions That May Be Taken by Written Consent. The Board of Directors shall not be obligated to set a Consent Record Date (and no related action may be taken by written consent) if (A) the Request does not comply with this Article FIFTH, Section C or the Bylaws of the Corporation; (B) such action relates to an item of business that is not a proper subject for stockholder action under applicable law; (C) the Request is delivered during the period commencing 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders and ending on the earlier of (i) the date of the next annual meeting of stockholders, or (ii) 30 days after the first anniversary of the immediately preceding annual meeting of stockholders; (D) the same or a substantially similar item (as determined in good faith by the Board of Directors, a “Similar Item” (and which determination shall be conclusive and binding)), other than the election of directors, was presented at an annual or special meeting of stockholders held not more than 12 months before the Request is delivered; (E) a Similar Item was presented at an annual or special meeting of stockholders held not more than 90 days before the Request is delivered (and, for purposes of this clause (E), the election of directors shall be deemed to be a “Similar Item” with respect to all items of business involving the election or removal of directors, changing the size of the Board of Directors and the filling of vacancies and/or newly created directorships resulting from an increase in the number of directors); (F) a Similar Item is included in the Corporation’s notice of meeting as an item of business to be brought before an annual or special meeting of stockholders that has been called but not yet held or that is called for a date within 90 days of the receipt by the Corporation of a Request; or (G) the Request was made, any Request was solicited, any related Requisite Percent Solicitation was made, or any consents were solicited, in a manner that involved a violation of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) or other applicable law.
5.  Manner of Consent Solicitation. Stockholders may take action by written consent only if the stockholder seeking to take action by written consent solicits consents from all stockholders of the Corporation entitled to vote on the action or actions proposed to be taken by written consent pursuant to and in accordance with this Article FIFTH, Section C, and with Regulation 14A of the Securities Exchange Act of 1934 (without reliance upon any exemption in Regulation 14A, including the exemption contained in clause (iv) of Rule 14a-1(l)(2) or Rule 14a-2(b) thereunder) (or any subsequent provisions replacing such Act or regulations), and applicable law.
6. Date of Consents. Every written consent purporting to take or authorize the taking of corporate action must bear the signature of the stockholder signing the consent, and no consent shall be effective to take the corporate action referred to therein unless consents signed by a sufficient number of stockholders to take such action are delivered to the Corporation in the manner required by Paragraph 7 of this Article FIFTH, Section C (i) within 60 days of the first date on which a consent is so delivered to the Corporation, and (ii) not later than 120 days after the Consent Record Date or such later date as may be determined in good faith by the Board of

Directors (and which determination shall be conclusive and binding) in the event it concludes, consistent with its fiduciary duties, that additional time is required for stockholders to deliver consents. A written consent shall not be valid if it purports to provide (or if the person signing such consent provides, through instructions to an agent or otherwise) that it will be effective at a future time or at a time determined upon the happening of an event.
7.  Delivery of Consents. No consents may be delivered to the Corporation or its registered office in the State of Delaware, until (A) 60 days after the delivery of a valid Request from one or more stockholders of record (or their duly authorized agents) that Own, or are acting on behalf of persons who Own, the Requisite Percent, or (B) such later date as may be determined in good faith by the Board of Directors (and which determination shall be conclusive and binding) in the event it concludes, consistent with its fiduciary duties, that additional time is required for stockholders to make an informed decision in connection with such consent. Delivery of consents must be made by hand or by certified or registered mail, return receipt requested and in accordance with the other provisions of Section 228 of the Delaware General Corporation Law not inconsistent with this Article FIFTH, Section C. The Corporation shall not be required to accept a consent given by electronic transmission unless a paper reproduction of the consent is delivered in accordance with the preceding sentence. In the event of the delivery to the Corporation of consents, the Secretary of the Corporation, or such other officer or agent of the Corporation as the Board of Directors may designate, shall provide for the safe-keeping of such consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all consents and any related revocations and of the validity of the action or actions to be taken by written consent as the Secretary of the Corporation, or such other officer or agent of the Corporation as the Board of Directors may designate, as the case may be, deems necessary or appropriate, including, without limitation, whether the holders of a number of shares of Voting Stock having the requisite voting power to authorize or take the action or actions specified in consents have given consent. Notwithstanding the foregoing, if the action or actions to which the consents relate is the election or removal of one or more members of the Board of Directors, the Secretary of the Corporation, or such other officer or agent of the Corporation as the Board of Directors may designate, as the case may be, shall promptly designate two persons, who shall not be members of the Board of Directors, to serve as independent inspectors (“Inspectors”) with respect to such consent and such Inspectors shall discharge the functions of the Secretary of the Corporation, or such other officer or agent of the Corporation as the Board of Directors may designate, as the case may be, under this Article FIFTH, Section C. If after such investigation the Secretary of the Corporation, such other officer or agent of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, shall determine that the action or actions purported to have been taken by written consent is duly authorized by the consents, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the consents shall be filed in such records. In conducting the investigation required by this section, the Secretary of the Corporation, such other officer or agent of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, may, at the expense of the Corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.
8.  Effectiveness of Consent. Notwithstanding anything in this Certificate of Incorporation to the contrary, no action may be taken by written consent except in accordance with this Article FIFTH, Section C and the Bylaws of the Corporation then in effect and applicable law. Notwithstanding anything in this Certificate of Incorporation to the contrary, if the Board of Directors shall determine in good faith (and which determination shall be conclusive and binding) that any Request to fix a Consent Record Date or to take any stockholder action by written consent was not properly made in accordance with, or relates to an action that may not be effected by written consent pursuant to, this Article FIFTH, Section C, the Bylaws of the Corporation or applicable law, or the stockholder or stockholders seeking to take such action do not otherwise comply with this Article FIFTH, Section C, the Bylaws of the Corporation or applicable law, then the Board of Directors shall not be required to fix a Consent Record Date and any such purported action by written consent shall be null and void to the fullest extent permitted by applicable law, provided that (to the extent permitted by applicable law), the Board of Directors shall have the authority to waive, other than with respect to the Initiating Stockholder, clause (D) or (E) of Paragraph 3 of this Article FIFTH, Section C if the Board of Directors determines in good faith, consistent with its fiduciary duties, that such action is appropriate (and which determination shall be conclusive and binding). No action by written consent without a meeting shall be effective until such date as the Secretary of the Corporation, such other officer or agent of the Corporation as the Board of Directors may designate, or the Inspectors, as applicable, certify to the Corporation that the consents delivered to the Corporation in accordance with this Article FIFTH, Section C, represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares of Voting Stock entitled to vote thereon were present and voted, in accordance with Delaware law and this Certificate of Incorporation. The action by written consent will take effect as of the date and time of such certification and will not relate back to the date that the written consents were delivered to the Corporation.
9.  Challenge to Validity of Consent. Nothing contained in this Article FIFTH, Section C shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any consent or related revocations, whether before or after such certification by the Secretary of the Corporation, such other officer or agent of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, or to take any other action (including, without limitation, the commencement, prosecution, or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).
10.  Board-Solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, the Board of Directors may authorize one or more actions to be taken by written consent and, with respect to such actions, none of the foregoing provisions of this Article FIFTH, Section C shall apply to such actions unless the Board of Directors determines otherwise. The Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.

NEW YORK COMMUNITY BANCORP, INC.

C/O COMPUTERSHARE
480 WASHINGTON BOULEVARD
JERSEY CITY, NJ 07310

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

If the shares you held at the record date were held through a Company benefit plan, the deadline for providing voting instructions via the Internet is 11:59 p.m. Eastern Daylight Time on May 26, 2022. For all others, the deadline for voting via the Internet is 11:59 p.m. Eastern Daylight Time on May 31, 2022. In either case, please be sure to have your proxy card in hand when you access the website, and follow the instructions provided to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NYCB2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
You may use any touch-tone phone to vote; just be sure to have your proxy card in hand when you call and then follow the instructions provided. Please Note: If the shares you held at the record date were held through a Company benefit plan, the deadline for voting by phone is 11:59 p.m. Eastern Daylight Time on May 26, 2022. For all others, the deadline for voting by phone is 11:59 p.m. Eastern Daylight Time on May 31, 2022.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D81766-P69219

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NEW YORK COMMUNITY BANCORP, INC.

The Board of Directors recommends you vote FOR the following:

	For	Against	Abstain
1. Election of Directors			
Nominees:			
1a. Marshall J. Lux	☐	☐	☐
1b. Ronald A. Rosenfeld	☐	☐	☐
1c. Lawrence J. Savarese	☐	☐	☐

The Board of Directors recommends that you vote FOR the following proposals:

	For	Against	Abstain
2. The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of New York Community Bancorp, Inc. for the fiscal year ending December 31, 2022.	☐	☐	☐
3. An advisory vote to approve compensation for our executive officers disclosed in the accompanying Proxy Statement.	☐	☐	☐
4. A proposal to amend the Amended and Restated Certificate of Incorporation of the Company to provide for shareholder action by written consent.	☐	☐	☐

The Board of Directors neither opposes nor recommends a vote on the following proposal:

NOTE: If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their best judgment.

Please sign **exactly** as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give your full title as such. Joint owners should each sign personally. **All holders must sign**. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

NEW YORK COMMUNITY BANCORP, INC.
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, June 1, 2022
10:00 a.m., Eastern Daylight Time

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Meeting and Proxy Statement and the Annual Report to Shareholders, including the 2021 Form 10-K, are available at www.proxyvote.com.

D81767-P69219

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

REVOCABLE PROXY
NEW YORK COMMUNITY BANCORP, INC.
ANNUAL MEETING OF SHAREHOLDERS

Wednesday, June 1, 2022
10:00 a.m., Eastern Daylight Time

Except for those shares of Common Stock of the Company held in the plans defined below, the undersigned hereby appoints the Proxy Committee of the Board of Directors of New York Community Bancorp, Inc. (the "Company"), with full power of substitution, to act as attorney and proxy for the undersigned, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Shareholders to be held on Wednesday, June 1, 2022, at 10:00 a.m., Eastern Daylight Time, virtually at www.virtualshareholdermeeting.com/NYCB2022, and at any and all adjournments thereof, as set forth on the reverse side. This proxy, when properly executed, will be voted in the manner directed herein. Except as set forth in the following paragraph, if no such direction is made, this proxy will be voted "FOR" Proposals 1, 2, 3, and 4, and "ABSTAIN" on Proposal 5 in accordance with the Board of Directors' recommendations.

If you hold shares of Common Stock of the Company through the New York Community Bancorp, Inc. Employee Savings Plan (the "401(k) Plan"), or you have been awarded shares of restricted stock under the New York Community Bancorp, Inc. 2020 Omnibus Incentive Plan (the "Stock Plan"), this proxy card covers all shares for which you have the right to give voting instructions to Pentegra Trust Company, the trustee for the 401(k) Plan and the Stock Plan (the "Trustee"). This proxy card, when properly executed and dated, will be voted by the Trustee as you direct. If you do not direct the Trustee how to vote the shares of Company Common Stock credited to the plan account(s) by 11:59 p.m., Eastern Daylight Time, on May 26, 2022, the Trustee will vote the shares held in the 401(k) Plan in the same proportion as the voting instructions it receives from other participants as of that date and time. All shares of Common Stock of the Company held in the Stock Plan for which timely instructions are not received will be voted by the Trustee as directed by the Company.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY PROMPTLY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR
VOTE VIA THE INTERNET OR BY TELEPHONE

(Continued, and to be marked, dated, and signed on the reverse side)